PRELIMINARY MERGER PROXY STATEMENT
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐ Soliciting Material Pursuant to §240.14a-12
DIAGNOSTIC PRODUCTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Diagnostic Products Corporation
5210 Pacific Concourse Drive
Los Angeles, CA 90045-6900

Special Meeting of Shareholders

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

June 21, 2006

TO OUR SHAREHOLDERS:

You are cordially invited to attend the special meeting of shareholders of Diagnostic Products Corporation (“DPC”), to be held on July 27, 2006, at 10:00 a.m. local time, at 5210 Pacific Concourse Drive, Los Angeles, California.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 26, 2006, by and among Siemens Medical Solutions USA, Inc. (“Siemens”), Dresden Acquisition Corporation, a wholly owned subsidiary of Siemens (“Dresden Merger Sub”), and DPC, providing for the acquisition of DPC by Siemens, and the merger of Dresden Merger Sub with and into DPC (the “Merger”). If holders of at least a majority of the issued and outstanding shares of DPC common stock vote in favor of approval of the Merger Agreement and the Merger, each issued and outstanding share of DPC common stock will be canceled and converted automatically into the right to receive $58.50 in cash, without interest, less any applicable withholding tax, except for any such shares of DPC common stock with respect to which dissenters’ rights have been properly perfected under California law. As a result of the Merger, DPC will cease to be a publicly traded company and will become a wholly owned subsidiary of Siemens. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the Merger at the time of the special meeting.

Your board of directors, by unanimous vote and after careful consideration, (i) has approved the Merger Agreement, including the Merger and the other transactions contemplated thereby, (ii) has determined that the terms of the Merger Agreement, including the Merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders, (iii) recommends that DPC shareholders vote “FOR” approval of the Merger Agreement and the Merger and (iv) recommends that DPC shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the Merger at the time of the special meeting.

The accompanying proxy statement provides you with detailed information about the proposed Merger and the special meeting. Please give this material your careful and prompt attention. You may also obtain more information about DPC from documents that we have filed with the United States Securities and Exchange Commission.

This proxy statement is dated June 21, 2006 and is first being mailed to shareholders on or about June 22, 2006.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares of DPC common stock that you own. Because approval of the Merger Agreement and the Merger requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to vote in connection with the proposed Merger, a failure to vote, or an abstention from voting, will have the same effect as a vote “AGAINST” the Merger Agreement and the Merger. Accordingly, you are requested to vote your shares of DPC common stock by proxy promptly by (i) using the toll-free number as described in the enclosed proxy card (or voting instruction form), (ii) using the Internet as described in the enclosed proxy card (or voting instruction form) or (iii) completing, signing, dating and promptly mailing the proxy card in the postage-paid envelope provided, in each case whether or not you plan to attend the special meeting. Voting in any of these ways will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If your shares are held in “street name” through your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting “AGAINST” approval of the Merger Agreement and the Merger.

Finally, if you have any questions or need assistance in voting your shares of DPC common stock, please call Georgeson Shareholder Communications Inc., which is assisting DPC, at (866) 695-6073. On behalf of your board of directors, thank you for your cooperation.

Very truly yours,

MICHAEL ZIERING
Chairman of the Board & Chief Executive Officer

Diagnostic Products Corporation
5210 Pacific Concourse Drive
Los Angeles, CA 90045-6900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 27, 2006

TO THE SHAREHOLDERS OF DIAGNOSTIC PRODUCTS CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Diagnostic Products Corporation, a California corporation (“DPC”), will be held on July 27, 2006, at 10:00 a.m. local time, at 5210 Pacific Concourse Drive, Los Angeles, California for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 26, 2006, by and among Siemens Medical Solutions USA, Inc. (“Siemens”), Dresden Acquisition Corporation, a wholly owned subsidiary of Siemens (“Dresden Merger Sub”), and DPC. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Dresden Merger Sub, a wholly owned subsidiary of Siemens, will merge with and into DPC (the “Merger”), with DPC continuing as the surviving corporation and becoming a wholly owned subsidiary of Siemens, and each issued and outstanding share of common stock of DPC, other than those shares of DPC common stock held by the shareholders, if any, who properly exercise their dissenters’ rights under California law, automatically will be converted into the right to receive $58.50 in cash without interest and less any required withholding tax.

2. To adjourn or postpone the special meeting and any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the Merger at the time of the special meeting.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting and any matters incidental thereto.

The DPC board of directors, by unanimous vote and after careful consideration, (i) has approved the Merger Agreement, including the Merger and the other transactions contemplated thereby, (ii) has determined that the terms of the Merger Agreement, including the Merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders, (iii) recommends that DPC shareholders vote “FOR” approval of the Merger Agreement and the Merger and (iv) recommends that DPC shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the Merger at the time of the special meeting.

Only DPC shareholders of record at the close of business on June 19, 2006 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. At the close of business on the record date, DPC had outstanding 29,616,917 shares of common stock. All DPC shareholders of record are cordially invited to attend the special meeting in person. However, to assure that your shares of DPC common stock are voted in case you cannot attend, you are urged to vote your shares by proxy by (i) using the toll-free number as described in the enclosed proxy card (or voting instruction form), (ii) using the Internet following the instructions on the enclosed proxy card (or voting instruction form) or (iii) completing, signing, dating and promptly mailing your proxy card in the postage-paid envelope provided for that purpose, in each case whether or not you plan to attend the special meeting. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy.

DPC shareholders have the right to dissent from the Merger and obtain payment in cash of the fair market value of their shares of DPC common stock under applicable provisions of California law. A copy of the applicable California statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

Approval of the Merger Agreement and the Merger requires approval of holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of votes by DPC.

By Order of the Board of Directors

FRITZ BACKUS
Secretary
June 21, 2006

If you have certificates representing shares of DPC common stock, please do not send your certificates to DPC at this time. If the Merger Agreement and the Merger are approved, you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of DPC common stock. If you hold your shares of DPC common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of DPC common stock following approval of the Merger Agreement and the Merger. Following completion of the Merger, the exchange agent will automatically send you the Merger consideration in exchange for the cancellation of your shares of DPC common stock, provided that you comply with applicable tax certification requirements.

No person has been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by DPC or any other person.

If you have any questions or need assistance in voting your shares of DPC common stock, please call Georgeson Shareholder Communications Inc., which is assisting DPC, at (866) 695-6073. On behalf of your board of directors, thank you for your cooperation.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card (or voting instruction form) in the postage-paid envelope provided. Should you prefer, you may vote by proxy, by telephone or via the Internet by following the instructions on your proxy card (or voting instruction form). Remember, if you do not return your proxy card or vote by proxy, by telephone or via the Internet or if you abstain from voting, it will have the same effect as a vote “AGAINST” approval of the Merger Agreement and the Merger. You may revoke your proxy and vote in person if you decide to attend the special meeting.

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SUMMARY

This summary highlights selected information from the proxy statement about the proposed merger and may not contain all of the information that is important to a DPC shareholder. You should carefully read the entire proxy statement, including each of the annexes attached to the proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “our company,” and “DPC” refer to Diagnostic Products Corporation, the term “Siemens” refers to Siemens Medical Solutions USA, Inc., and the term “Dresden Merger Sub” refers to Dresden Acquisition Corporation.

The Parties to the Merger (page 10)

•	DPC — Diagnostic Products Corporation is a California corporation with its executive offices located in Los Angeles, California. DPC develops, manufactures, and markets immunodiagnostic systems and immunochemistry kits which are used throughout the world in hospital, reference and physicians’ office laboratories, as well as in veterinary, forensic, and research facilities.

•	Siemens — Siemens Medical Solutions USA, Inc., is a Delaware corporation with its executive offices in the United States located in Malvern, Pennsylvania. Siemens is an indirect, wholly owned subsidiary of Siemens AG, one of the largest suppliers to the healthcare industry in the world, known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes.

•	Dresden Merger Sub — Dresden Acquisition Corporation is a California corporation with its executive offices located in Malvern, Pennsylvania. Dresden Merger Sub is a wholly owned subsidiary of Siemens and was newly formed solely for the purpose of effecting the merger.

Proposed Acquisition (page 13-27)

•	Shareholder Vote. You are being asked to vote to approve a merger agreement and a merger pursuant to which DPC will be acquired by Siemens.

•	Merger Consideration. In the proposed merger, you will receive $58.50 in cash, without interest, less any applicable withholding tax, for each share of DPC common stock that you hold.

Board Recommendation (page 17)

The DPC board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger agreement, including the merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders, (iii) recommends that DPC shareholders vote “FOR” approval of the merger agreement and the merger and (iv) recommends that DPC shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting. See “The Merger — Recommendation of the Diagnostic Products Corporation Board of Directors”.

Diagnostic Products Corporation’s Reasons for the Merger (page 15-17)

The DPC board of directors carefully considered the terms of the merger and the other strategic alternatives available to our company in deciding to enter into the merger agreement and to unanimously recommend that shareholders vote “FOR” approval of the merger agreement and the merger. Among the several factors considered by the board of directors were:

•	the consideration of $58.50 per share in cash to be paid in the proposed merger;

•	DPC’s financial condition, results of operations and business and earnings prospects;

•	the terms and conditions of the merger agreement;

•	the opinion of Lehman Brothers that the merger consideration was fair, from a financial point of view, to DPC shareholders; and

•	the interests of certain officers and directors of DPC that are different from, or in addition to, the interests of DPC shareholders generally.

See “The Merger — Diagnostic Products Corporation’s Reasons for the Merger”.

Opinion of Diagnostic Products Corporation’s Financial Advisor (page 17-23)

Lehman Brothers acted as financial advisor to our company in connection with the merger. Lehman Brothers delivered an oral opinion to the DPC board of directors, subsequently confirmed in writing by delivery of a written opinion dated April 26, 2006, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $58.50 per share in cash to be received by holders of DPC common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Lehman Brothers, dated April 26, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. DPC’s shareholders should read the opinion in its entirety. Lehman Brothers provided its opinion for the information and assistance of DPC’s board of directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of DPC’s common stock should vote with respect to the merger. See “The Merger — Opinion of Diagnostic Products Corporation’s Financial Advisor”.

Material U.S. Federal Income Tax Consequences (page 27-28)

The conversion of DPC common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Shareholders are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger. See “Material U.S. Federal Income Tax Consequences”.

The Special Meeting of Shareholders (page 10-12)

•	Place, Date and Time. The special meeting will be held at 5210 Pacific Concourse Drive, Los Angeles, California, at 10:00 a.m. local time, on July 27, 2006.

•	What Vote is Required for Approval of the Merger Agreement and the Merger. Approval of the merger agreement and the merger requires the approval of holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to vote thereon. The failure to vote, or an abstention from voting, has the same effect as a vote against approval of the merger agreement and the merger. As such, your vote is important.

•	What Vote is Required to Adjourn the Special Meeting to Solicit Additional Proxies. Approval of a proposal to postpone or adjourn the special meeting to a later date for the purpose of soliciting additional proxies in favor of approval of the merger agreement and the merger requires the approval of holders of at least a majority of the shares of DPC common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

•	Who Can Vote at the Meeting. At the special meeting, you can vote all of the shares of DPC common stock that you own of record as of June 19, 2006, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you should direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. As of the record date, there were 29,616,917 shares of DPC common stock issued and outstanding, which were held by approximately 206 shareholders of record.

•	Procedure for Voting. You can vote your shares of DPC common stock by:

•	completing, signing, dating and mailing the enclosed proxy card (or voting instruction form);

•	voting by telephone or via the Internet as described in the enclosed proxy card (or voting instruction form); or

•	attending the special meeting and voting in person.

•	Procedure for Revoking your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: (i) advise the Secretary of DPC in writing, (ii) deliver a proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy instruction by telephone or via the Internet, or (iv) attend the special meeting and vote your shares of DPC common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares and you wish to change those instructions, you must follow the directions received from the broker, bank or other nominee in order to do so.

If your shares of DPC common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by your broker, bank or other nominee. Remember, if you fail to instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” approval of the merger agreement and the merger. See “The Special Meeting of Diagnostic Products Corporation Shareholders”.

When the Merger will be Completed (page 29)

DPC and Siemens are working to complete the merger as quickly as possible. Although we anticipate completing the merger not later than in the third quarter of 2006, the closing of the merger could occur earlier or later because the merger is subject to receipt of shareholder approval and satisfaction of other closing conditions, including the conditions described immediately below. See “The Merger Agreement — Effective Time of the Merger”.

Conditions to Completing the Merger (page 37-39)

Siemens and DPC’s obligation to complete the merger depends upon a number of conditions being satisfied, including the following:

•	approval of the merger agreement and the merger by the holders of at least a majority of the issued and outstanding shares of DPC common stock;

•	the absence of any legal restraint from a governmental entity prohibiting the merger;

•	DPC’s representations and warranties to Siemens and Dresden Merger Sub, as set forth in the merger agreement, being true and correct, except where the failure to be true and correct has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on DPC;

•	Siemens’ and Dresden Merger Sub’s representations and warranties to DPC, as set forth in the merger agreement, being true and correct, except where the failure to be true and correct has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on Siemens’ or Dresden Merger Sub’s ability to consummate the merger and the other transactions contemplated by the merger agreement;

•	DPC, Siemens and Dresden Merger Sub performing in all material respects all obligations required to be performed by them under the merger agreement; and

•	the absence of any material adverse effect on DPC or any events since April 26, 2006, that, individually or in the aggregate, reasonably would be expected to have a material adverse effect on DPC.

If applicable law permits, either DPC, Siemens or Dresden Merger Sub could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. See “The Merger Agreement — Conditions”.

Acquisition Proposals (page 34-35)

Subject to certain exceptions, the merger agreement restricts, among other things, the ability of DPC to solicit or engage in discussions or negotiations with a third party with respect to proposals by third parties to acquire a substantial interest in, or engage in other similar transactions with, DPC. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the approval of the merger agreement and the merger by DPC shareholders, DPC receives an unsolicited acquisition proposal from a third party that the DPC board of directors determines in good faith, after consultation with its financial advisors, is a superior proposal, or is reasonably likely to lead to one, DPC may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party. See “The Merger Agreement — No Solicitation”.

Termination of the Merger Agreement and Termination Fee (page 39-40)

DPC and Siemens can mutually agree at any time to terminate the merger agreement without completing the merger. Also, under certain circumstances either DPC or Siemens can decide, without the consent of the other party, to terminate the merger agreement prior to the closing of the merger.

DPC is required to pay a termination fee of $44,000,000 to Siemens if the merger agreement is terminated under certain circumstances, a competing acquisition proposal is made by a third party prior to such termination, and, within twelve (12) months after such termination, DPC enters into an agreement regarding a competing acquisition proposal with any third party or any third party commences a tender or exchange offer that would result in the acquisition by such third party of a controlling interest in DPC. The termination fee is also payable by DPC to Siemens if DPC terminates the merger agreement in connection with a superior proposal.

If the merger agreement is terminated by DPC under certain circumstances and, prior to such termination, a competing acquisition proposal is made by a third party, then DPC is also required to reimburse Siemens for certain transaction expenses, up to a maximum aggregate amount of $7,000,000. Any termination fee paid after reimbursement of such expenses will be reduced by the total amount of those reimbursed expenses.

See “The Merger Agreement — Termination; Termination Fee”.

Interests of Directors and Executive Officers in the Merger (pages 12, 23-27, 40-41 and 42-43)

Some directors and officers of DPC have interests in the merger that are different from, or are in addition to, their interests as shareholders in DPC. The DPC board of directors considered these additional interests when the DPC board of directors approved the merger agreement and the merger. As of June 19, 2006, approximately 4.8% of the issued and outstanding shares of DPC common stock were held by directors and executive officers of DPC and their affiliates. In addition, Marilyn Ziering, mother of Michael Ziering and Ira Ziering, both executive officers and directors of DPC, is the beneficial owner of approximately 16.1% of the issued and outstanding shares of DPC common stock. See “The Special Meeting of Diagnostic Products Corporation Shareholders — Director and Executive Officer Voting; Shareholder Agreements”, “The Merger — Interests of Certain Persons in the Merger”, “Summary of Potential Payments to Diagnostic Product Corporation’s Executive Officers and Directors”, “The Shareholder Agreements”, and “Security Ownership — Security Ownership of Certain Beneficial Owners, Directors and Executive Officers”.

Shareholder Agreements (page 40-41)

Michael Ziering, Ira Ziering and Marilyn Ziering have entered into shareholder agreements with Siemens, pursuant to which they have agreed, among other things, to vote all of the shares of DPC common stock owned by them in favor of the merger agreement and the merger. As of June 19, 2006, collectively, Michael Ziering, Ira Ziering and Marilyn Ziering beneficially own approximately 18.9% of the outstanding shares of DPC common stock. See “The Shareholder Agreements” and “Security Ownership — Security Ownership of Certain Beneficial Owners, Directors and Executive Officers”.

Procedure for Receiving Merger Consideration (page 30-31)

Siemens will appoint an exchange agent, reasonably acceptable to DPC, to coordinate the payment of the cash merger consideration following the merger. If you hold certificates representing shares of DPC common stock, the exchange agent will send you written instructions for obtaining the cash merger consideration promptly after we have completed the merger. If you hold your shares of DPC common stock in book-entry form — that is, without a stock certificate — you will automatically receive the merger consideration, less any required withholding tax, following completion of the merger. See “The Merger Agreement — Exchange of Certificates for Merger Consideration”.

Dissenters’ Rights of Appraisal (page 44-46)

If at least 5% of the outstanding shares of DPC common stock properly exercise their dissenters’ rights, including by not voting in favor of the merger agreement and the merger and observing certain other procedural requirements, California law entitles such dissenting shareholders to receive the judicially-determined fair market value for their shares. These procedures are discussed in “Dissenters’ Rights of Appraisal” and the relevant provisions of California law are attached as Annex C to this proxy statement.

Questions

If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement or require assistance with voting your shares of DPC common stock, please call:

Diagnostic Products Corporation	Georgeson Shareholder Communications Inc.
5210 Pacific Concourse Drive	17 State Street
Los Angeles, CA 90045-6900	New York, New York 10004
Attention: Vice President, Finance or	Telephone: (866) 695-6073
Telephone: (310) 645-8200

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the special meeting of Diagnostic Products Corporation shareholders. You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of June 19, 2006, the record date for the special meeting, you owned shares of DPC common stock. This proxy statement describes the proposals on which we would like you, as a shareholder, to vote. It also provides you with the important information about these proposals to enable you to make an informed decision as to whether or not to vote your shares of DPC common stock in favor of the merger agreement and the merger.

Q:	When and where is the special meeting of shareholders?

A:	The special meeting of shareholders will be held on July 27, 2006, at 10:00 a.m. local time, at 5210 Pacific Concourse Drive, Los Angeles, California.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote upon:

• the approval of the merger agreement and the merger, pursuant to which Dresden Merger Sub, a wholly owned subsidiary of Siemens, will merge with and into DPC, with DPC continuing as the surviving corporation and becoming a wholly owned subsidiary of Siemens;

• the adjournment or postponement of the special meeting and any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting; and

• the transaction of such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Who is entitled to vote at the special meeting of shareholders?

A:	Holders of record of DPC common stock as of the close of business on June 19, 2006, the record date for the special meeting, are entitled to vote at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What shareholder approval is required to approve the merger agreement and the merger?

A:	Pursuant to DPC’s amended and restated bylaws, holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of properly conducting the business to be conducted at the special meeting. Based upon the number of shares of DPC common stock outstanding as of the record date, 14,808,459 shares of DPC common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to vote for approval of the merger agreement and the merger.

Q:	What shareholder approval or other action is required to adjourn the special meeting?

A:	If the special meeting cannot be convened because a quorum is not present, in person or by proxy, shareholders representing a majority of the shares of DPC common stock that are present, in person or by proxy, at the special meeting may adjourn or, in the absence of a decision by a majority, the chairman of the meeting may adjourn the special meeting to another time and place. In the event that a quorum is present at the special meeting but there is not a sufficient number of votes to approve the merger agreement and the merger, the special meeting may be adjourned for the purpose of soliciting additional votes in favor of approval of the merger agreement and the merger.

Q:	Does DPC’s board of directors recommend the approval of the merger agreement and the merger?

A:	Yes. DPC’s board of directors unanimously recommends that DPC shareholders vote “FOR” approval of the merger agreement and the merger. DPC’s board of directors has determined that the merger agreement, including the merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders. For a more complete discussion of why the board is recommending approval of the merger agreement and the merger, see “The Merger — Diagnostic Products Corporation’s Reasons for the Merger; Recommendation of the Diagnostic Products Corporation Board of Directors”.

Q:	What will holders of DPC common stock receive in the merger?

A:	In the merger, each issued and outstanding share of DPC common stock automatically will be converted into the right to receive $58.50 in cash, without interest and less any required withholding tax, except for:

• shares of DPC common stock owned by DPC or any direct or indirect wholly owned subsidiary of DPC (other than shares held either in a fiduciary or agency capacity that are beneficially owned by a third party or in satisfaction of prior debts), all of which will be canceled without any payment;

• shares of DPC common stock owned by Siemens or Dresden Merger Sub or any direct or indirect wholly owned subsidiary of Siemens or Dresden Merger Sub (other than shares held either in a fiduciary or agency capacity that are beneficially owned by a third party or in satisfaction of prior debts), all of which will be canceled without any payment;

• shares of DPC common stock owned by shareholders who exercise and perfect their appraisal rights as described below.

Q:	What will happen to outstanding and unexercised stock options?

A:	In the merger, each outstanding option under the DPC stock option plans will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $58.50 over the per share exercise price of the option by (2) the number of shares of DPC common stock subject to the option, less applicable withholding taxes.

Q:	What if I oppose the merger? Do I have appraisal rights?

A:	Because DPC common stock is listed on the New York Stock Exchange, DPC shareholders will be entitled to dissent and seek appraisal rights for their shares only if holders of 5% or more of the outstanding shares of DPC common stock dissent from the proposed merger and elect to pursue appraisal rights. In the event that holders of a sufficient number of shares of DPC common stock do elect to pursue appraisal rights, all DPC shareholders will have the right to dissent and seek payment of fair market value for their shares. If this is the case, and you are a shareholder who objects to the merger and complies with the procedures required under California law, you may elect to pursue your appraisal rights to receive the “fair market value” of your shares, as judicially determined pursuant to Chapter 13 of the California General Corporation Law (the “CGCL”). This fair market value could be more than, less than or equal to the merger consideration of $58.50. For a summary of the requirements you must meet in order to exercise your appraisal rights, see “Dissenters’ Rights of Appraisal” and Annex C to this proxy statement.

Q:	What will happen to my shares of DPC common stock after the merger?

A:	Following consummation of the merger, your shares of DPC common stock will represent solely the right to receive the merger consideration of $58.50 per share in cash, without interest and less any required withholding tax, unless you perfect your appraisal rights. In addition, upon consummation of the merger, trading in DPC common stock on the New York Stock Exchange will cease and price quotations for DPC common stock will no longer be available.

Q:	Does Siemens have the financial resources to pay the aggregate merger consideration?

A:	Siemens has represented to us that it has, and as of the closing of the merger will have, available cash sufficient to enable it to pay the aggregate merger consideration and all other amounts required to be paid in connection with the merger.

Q:	What are the U.S. federal income tax consequences to me of the transaction?

A:	The conversion of DPC common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The U.S. federal income tax consequences to shareholders of the merger (and exceptions for those shareholders who are subject to special rules under U.S. federal income tax law, to whom this discussion does not apply) are discussed in greater detail in the section captioned “Material U.S. Federal Income Tax Consequences”. Tax matters are very complicated and the tax consequences of the merger to each shareholder will depend on that shareholder’s particular facts and circumstances. Shareholders are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we currently expect that the merger will be completed by no later than the end of the third quarter of 2006. However, the closing of the merger could occur later than this and the merger cannot be completed without first receiving the approval of DPC shareholders as described in this proxy statement. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we sometimes refer to as the HSR Act), and expiration of the applicable time periods for the issue of a prohibition order under the German Act Against Constraints on Competition. The waiting period imposed by the HSR Act in connection with the merger expired at 11:59 p.m. on June 19, 2006. The effective time of the merger will occur on the second business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement or as DPC and Siemens may otherwise agree. For a more complete discussion of the conditions to the merger agreement, see “The Merger Agreement — Conditions”.

Q:	What if the merger is not completed?

A:	It is possible that the merger will not be completed. That might happen if, for example, our shareholders do not approve the merger agreement and the merger. If that occurs, neither Siemens, Dresden Merger Sub nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of DPC common stock. Under some circumstances, a termination fee of $44,000,000 will be payable to Siemens by DPC if the merger is not completed. For a more complete discussion of these circumstances, see “The Merger Agreement — Termination Fee”.

Q:	What do I need to do now?

A:	We urge you to read this entire proxy statement carefully, including its annexes, and consider how the merger affects you. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of DPC common stock on your behalf. Please act as soon as possible so that your shares of DPC common stock can be voted at the special meeting.

Q:	What happens if I do not return a proxy card or otherwise vote by proxy?

A:	If you fail to return your proxy card or cast your vote by proxy by using the telephone or the Internet and you do not vote in person at the special meeting, it will have the same effect as voting “AGAINST” the merger. We urge you to act promptly in returning your proxy.

Q:	May I attend the meeting and vote in person?

A:	Yes. You may vote in person by ballot at the special meeting if you own shares of DPC common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of DPC common stock on the record date are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements. Please note that shareholders may be asked to present photo identification for admittance to the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A:	Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: (i) advise the Secretary of DPC in writing, (ii) deliver a proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy instruction by telephone or via the Internet or (iv) attend the special meeting and vote your shares of DPC common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from the broker, bank or other nominee to change your instructions.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker vote my shares for me?

A:	Your broker, bank or nominee will not vote your shares of DPC common stock without specific instructions from you. You should instruct your broker, bank or other nominee to vote your shares of DPC common stock by following the instructions provided to you by your broker, bank or other nominee. You should also contact the person responsible for your account to make certain that your shares of DPC common stock are voted. Without instructions, your shares of DPC common stock will not be voted, which will have the effect of a vote “AGAINST” the merger. Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of DPC common stock are voted.

Q:	Who is soliciting my proxy?

A:	The board of directors of DPC is soliciting your proxy. Directors, officers and other employees of DPC may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. In addition, Georgeson Shareholder Communications Inc., is aiding DPC in the solicitation of proxies.

Q:	Should I send in my stock certificates now?

A:	No. If you hold certificates representing shares of DPC common stock, detailed instructions with regard to the surrender of your certificates representing shares of DPC common stock will be mailed to you promptly following completion of the merger. You should not submit your certificates representing shares of DPC common stock to DPC or the exchange agent until you have received these materials. The exchange agent will send payment for your shares of DPC common stock promptly after the exchange agent receives your certificates representing shares of DPC common stock and other required documents.

Q:	How do I receive the merger consideration if I own shares of DPC common stock in book-entry form?

A.	If you hold your shares of DPC common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of DPC common stock. Following completion of the merger, the exchange agent will automatically send you the merger consideration, less any required withholding tax, in exchange for the cancellation of your shares of DPC common stock.

Q:	Where can I learn more about DPC?

A:	DPC files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that DPC files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

Q:	Whom should I contact if I have questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or Georgeson Shareholder Communications Inc., which is assisting us in the solicitation of proxies, as follows:

Diagnostic Products Corporation	Georgeson Shareholder Communications Inc.
5210 Pacific Concourse Drive	17 State Street
Los Angeles, CA 90045-6900	New York, New York 10004
Attention: Vice President, Finance or	Telephone: (866) 695-6073
Telephone: (310) 645-8200

THE PARTIES TO THE MERGER

Diagnostic Products Corporation

Diagnostic Products Corporation is a California corporation with its executive offices located at 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900. Its telephone number is (310) 645-8200. DPC develops, manufactures, and markets immunodiagnostic systems and immunochemistry kits which are used throughout the world in hospital, reference and physicians’ office laboratories, as well as in veterinary, forensic, and research facilities. The test kits utilize state-of-the-art technology, derived from immunology and molecular biology, to obtain precise, rapid identification and measurement of medically relevant and significant biological and chemical substances that are often present at infinitesimal concentrations. These include hormones, cytokines, vitamins, drugs, transport proteins, antibodies, and biochemical markers of viruses and other microorganisms. The main clinical applications of DPC’s immunoassays (also referred to as reagents, assays, tests or test kits) relate to the diagnosis and management of thyroid, reproductive, and cardiac disorders; allergies, infectious diseases, anemia, diabetes, and certain types of cancer; bone metabolism disorders, and therapeutic drug administration. The testing is performed in vitro: that is, outside the body, in samples of blood, urine, or other bodily fluids and tissues. DPC’s IMMULITE® family of systems consist of instrumentation and software for automating DPC’s immunoassays and for integrating this process with sample handling and data manipulation steps, to improve the accuracy, efficiency, and cost-effectiveness of in vitro diagnostic testing in clinical laboratories, large and small. Through a distribution arrangement with a manufacturer of chemistry systems and reagents, DPC also addresses the chemistry and laboratory automation needs of its customers in certain parts of the world.

Diagnostic Products Corporation, with manufacturing facilities in the United States and the United Kingdom, markets its products through a United States national sales force and through a worldwide distribution network covering over 100 countries. DPC’s common stock is traded on the New York Stock Exchange under the symbol DP.

Siemens Medical Solutions USA, Inc.

Siemens Medical Solutions USA, Inc., is a Delaware corporation with its executive offices in the United States located at 51 Valley Stream Parkway, Malvern, Pennsylvania 19355. Its telephone number is (888) 826-9702. The Medical Solutions Group of Siemens AG (NYSE: SI) is one of the largest suppliers to the healthcare industry in the world, known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 33,000 people worldwide and operating in more than 120 countries, the Siemens Medical Solutions Group of Siemens AG reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). Siemens Medical Solutions USA, Inc., is an indirect, wholly owned subsidiary of Siemens AG.

Dresden Acquisition Corporation

Dresden Acquisition Corporation is a California corporation with its executive offices located at 51 Valley Stream Parkway, Malvern, Pennsylvania 19355. Its telephone number is (888) 826-9702. Dresden Acquisition Corporation is a newly formed and wholly owned subsidiary of Siemens Medical Solutions USA, Inc. Dresden Acquisition Corporation was formed solely for the purpose of effecting the merger and has not engaged in any prior business activities other than in connection with or as contemplated by the merger agreement.

THE SPECIAL MEETING OF DIAGNOSTIC PRODUCTS CORPORATION SHAREHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting of DPC shareholders will be held on July 27, 2006 at 10:00 a.m. local time, at 5210 Pacific Concourse Drive, Los Angeles, California. The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement and the merger and, in the event that there are not sufficient votes for approval of the proposal to approve the merger agreement and the merger at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of approval of the merger agreement and the merger.

The DPC board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger agreement, including the merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders, (iii) recommends that DPC shareholders vote “FOR” approval of the merger agreement and the merger and (iv) recommends that DPC shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting.

Who Can Vote at the Special Meeting

The holders of record of DPC common stock as of the close of business on June 19, 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares of DPC common stock that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 29,616,917 shares of DPC common stock issued and outstanding held by approximately 206 shareholders of record.

Quorum; Vote Required

A quorum is necessary to conduct the business proposed to be conducted at the special meeting. Pursuant to DPC’s amended and restated bylaws, holders of a majority of the issued and outstanding shares of DPC common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of DPC common stock outstanding as of the record date, 14,808,459 shares of DPC common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established. Each share of DPC common stock is entitled to one vote.

The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of DPC common stock entitled to vote for approval of the merger agreement and the merger. An abstention or the failure to vote your proxy by telephone or via the Internet, or to return a properly executed proxy card or to vote in person, will have the same effect as a vote “AGAINST” approval of the merger agreement and the merger.

Pursuant to DPC’s amended and restated bylaws, if the special meeting cannot be convened because a quorum is not present, in person or by proxy, shareholders representing a majority of the shares of DPC common stock present, in person or by proxy, at the special meeting may adjourn or, in the absence of a decision by a majority, the chairman of the special meeting may adjourn the special meeting to another time and place. In the event that a quorum is present at the special meeting, but there is not a sufficient number of votes to approve the merger agreement and the merger, the special meeting may be adjourned for the purpose of soliciting additional votes in favor of approval of the merger agreement and the merger. Shares of DPC common stock that are not voted in person or by proxy will not be counted for making the determination whether to adjourn the special meeting and, therefore, will have no impact on the outcome of the vote in respect of the adjournment of the special meeting.

If your shares of DPC common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by your broker, bank or other nominee. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the broker, bank or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will count for the purpose of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger or “AGAINST” adjournment of the meeting. Broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger but will not affect a vote on adjournment of the meeting.

Director and Executive Officer Voting; Shareholder Agreements

As of June 19, 2006, approximately 4.8% of the issued and outstanding shares of DPC common stock were held by directors and executive officers of DPC. In addition, Marilyn Ziering, mother of Michael Ziering and Ira Ziering, both executive officers and directors of DPC, is the beneficial owner of approximately 16.1% of the issued and outstanding shares of DPC common stock. For more information with respect to beneficial ownership of DPC common stock, see “Security Ownership — Security Ownership of Certain Beneficial Owners, Directors and Executive Officers”. Michael Ziering, Ira Ziering and Marilyn Ziering have entered into shareholder agreements with Siemens, pursuant to which, among other things, they have agreed to vote all of the shares of DPC common stock owned by them in favor of the merger agreement. See “The Shareholder Agreements”.

Voting by Proxy

This proxy statement is being sent to you on behalf of the DPC board of directors for the purpose of requesting that you allow your shares of DPC common stock to be represented and voted at the special meeting or an adjournment thereof by the persons named in the enclosed proxy card. All shares of DPC common stock represented at the meeting by proxies voted by telephone or via the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you submit a proxy by telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, your shares will be voted “FOR” the approval of the merger agreement and the merger and “FOR” the proposal to postpone or adjourn the special meeting and any adjournment thereof, if necessary or appropriate, to solicit additional proxies. The board unanimously recommends a vote (i) “FOR” the approval of the merger agreement and the merger and (ii) “FOR” any proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named in the proxy card will use their own judgment to determine how to vote your shares of DPC common stock regarding any matters not described in this proxy statement that are properly presented at the special meeting or any adjournment thereof or which are incident to the conduct of the special meeting or any adjournment thereof. DPC does not know of any matter to be presented at the special meeting or any adjournment thereof other than the proposal to approve the merger agreement and the merger and, in the event that there are not sufficient votes to approve the merger agreement at the special meeting, any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the merger agreement and the merger.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: (i) advise the Secretary of DPC in writing, (ii) deliver a proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy instruction by telephone or via the Internet or (iv) attend the special meeting and vote your shares of DPC common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from the broker, bank or other nominee to change your instructions.

If your shares of DPC common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or via the Internet.

Solicitation of Proxies

DPC will pay the cost of this proxy solicitation. Directors, officers and other employees of DPC may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. None of these persons will receive additional or special compensation for soliciting proxies. DPC will, upon request, reimburse brokers, bankers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. DPC has engaged Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies for the special meeting and will pay Georgeson Shareholder Communications Inc., a fee of approximately $10,000, plus reimbursement of reasonable out-of-pocket expenses.

THE MERGER

At the special meeting, DPC will ask its shareholders to vote upon the approval of the merger agreement and the merger, pursuant to which Dresden Merger Sub will merge with and into DPC, with DPC continuing as the surviving corporation and becoming a wholly owned subsidiary of Siemens. The complete text of the merger agreement is attached to this proxy statement as Annex A. We urge shareholders to read this proxy statement, the merger agreement and the other documents referred to herein carefully and completely for a more complete understanding of the merger agreement and the transactions contemplated therein.

Background of the Merger

In pursuing strategies for enhancing shareholder value, DPC has from time to time considered opportunities for acquisitions, joint ventures, business combinations and other strategic alliances and alternatives.

In early 2005, partly in response to expressions of interest, DPC commenced a review of strategic alternatives, and in connection with this strategic review, retained Lehman Brothers. At a meeting in February 2005, the DPC board of directors authorized Lehman Brothers to contact certain potential strategic partners, including Siemens AG, to gauge their interest in a potential transaction, as well as to continue discussions with two interested parties that had previously submitted unsolicited indications of interest to pursue a potential transaction with DPC. Lehman Brothers contacted four potential strategic partners, including Siemens AG, responded to inquiries received from two other potentially interested strategic partners and engaged in discussions with the two interested parties that had submitted unsolicited indications of interest. Although Siemens AG expressed potential interest in a transaction with DPC, it informed DPC that it was not interested in participating in the process at that time because it was in the process of completing another significant acquisition. The other potential strategic partners that Lehman Brothers contacted either did not express interest or expressed valuation or other concerns. DPC executed confidentiality agreements, provided some confidential information and had discussions and negotiations with the two interested parties that had previously submitted unsolicited indications of interest. One of the indications of interest contemplated an all-cash transaction, and the other contemplated a transaction consisting of a combination of cash and stock. In the second quarter of 2005, each of the two parties advised DPC that it had decided not to proceed further with discussions. At the time discussions terminated, each of these parties had indicated interest in a transaction at a price that was lower than the purchase price ultimately offered by Siemens in the proposed merger described in this proxy statement.

In December 2005, representatives from Lehman Brothers, in its ordinary course of business, met with Mr. Burkhard Ischler, a managing director of the Corporate Finance Mergers & Acquisitions Department of Siemens AG, to discuss a range of topics. During this meeting and in light of the previous contact made by Lehman Brothers with Siemens AG earlier in the year, the renewed potential interest of Siemens in a transaction with DPC was also discussed.

After several internal discussions, in January 2006, Siemens received authorization from the Corporate Executive Committee of the Managing Board of Siemens AG to proceed with the discussion of a potential transaction and to make a non-binding indication of interest to acquire DPC.

In January 2006, Erich Reinhardt, Chief Executive Officer of the Medical Solutions Group of Siemens AG, contacted Michael Ziering and expressed an interest in a possible transaction with DPC. Professor Reinhardt indicated that Siemens AG would be hiring a financial advisor to assist it in exploring a possible transaction with DPC. Professor Reinhardt and Mr. Ziering subsequently arranged a meeting for February 15, 2006 to discuss a potential transaction.

On February 15, 2006, Professor Reinhardt and Mr. Ziering met in Los Angeles to discuss a potential strategic transaction between the two companies. At that time, Professor Reinhardt indicated that Siemens AG would be interested in a possible acquisition of DPC at a price of $58.00 per share in cash, subject to Siemens’ satisfactory completion of due diligence and the parties’ entering into mutually agreeable definitive documentation. The parties discussed the strategic benefits of a merger and other potential structures of a business combination, including how our company would fit in the Siemens AG organization. Professor Reinhardt and Mr. Ziering also had extensive discussions on process, timing and related matters. Mr. Ziering informed Professor Reinhardt that DPC was holding its regular board meeting in the first week of March and that he would discuss Siemens’ interest in pursuing a transaction with DPC with the board of directors at that meeting.

On February 17, 2006, DPC received in writing a non-binding indication of interest from Siemens AG to acquire all of the outstanding common stock of DPC at $58.00 per share in cash. Siemens AG proposed a “bilateral” process in which DPC would negotiate exclusively with Siemens AG until the execution of a definitive agreement.

On March 6-7, 2006, at its regularly scheduled meeting, Mr. Ziering updated the DPC board of directors with respect to his discussions with Professor Reinhardt and the indication of interest received from Siemens AG. By invitation of the board of directors, representatives from Lehman Brothers reviewed Siemens AG’s non-binding indication of interest with the board of directors and summarized the previous contacts and discussions that DPC had previously had with potentially interested parties. Lehman Brothers also presented to the board an analysis of the financial impact that an acquisition of DPC would likely have on certain other potential strategic partners of DPC, including those contacted in the prior year. Lehman’s presentation indicated that, of these potential strategic partners, Siemens AG was in one of the best positions to acquire DPC and had the financial capacity to pay all-cash without the need to obtain third party financing. Management also presented its corporate strategic plan that included growth areas, possible partners/acquisition opportunities, product development plans, research and development activity and a five-year forecast. After further discussion, the board of directors determined that DPC should continue discussions with Siemens AG and allow Siemens AG to conduct due diligence on DPC. The board of directors was willing to consider continuing the process with Siemens AG on a bilateral basis if Siemens AG increased its offer.

On March 7, 2006, DPC and Siemens Corporation, the direct parent of Siemens, executed a confidentiality agreement, and thereafter DPC, Siemens AG and Siemens held numerous meetings and conference calls to discuss financial and legal due diligence. In conjunction with the initial proposal, Siemens and DPC consulted with their respective financial and legal advisors about issues raised in the discussions among their executives. DPC had retained O’Melveny and Myers LLP as outside legal counsel. Siemens AG retained J.P. Morgan plc as its financial advisor and Clifford Chance US LLP, as outside legal counsel. Together with these advisors, DPC, Siemens AG and Siemens began conducting due diligence investigations and considering further the potential definitive terms of a transaction. This process continued throughout the remaining merger discussions.

On March 13 and March 14, 2006, executives from Siemens and Siemens AG, and their financial, legal and accounting advisors and consultants, attended several presentations by certain executives of DPC in Los Angeles, California. These presentations included a management overview of the business, and focused sessions concerning specific departments within DPC. Following the presentations and sessions, DPC, Siemens AG, Siemens and their respective advisors intensified due diligence activities, communications, coordination and preparation of definitive documentation.

Over the next several weeks, Professor Reinhardt and Mr. Ziering conducted several telephone conversations regarding terms and conditions of a potential business combination. On April 1, 2006, Mr. Ziering met with Professor Reinhardt in Los Angeles to discuss the preliminary results of Siemens’ due diligence, the proposed per share acquisition price, process and related matters.

On April 7, 2006, DPC received a revised indication of interest from Siemens AG to acquire all of the outstanding shares of common stock of DPC for $58.50 per share in cash, subject to further due diligence, negotiation of mutually acceptable definitive terms, and necessary internal approvals. Again, Siemens AG noted that its revised indication of interest was predicated on proceeding with discussions on a bilateral basis. On that day, financial advisors for both companies, Lehman Brothers and JPMorgan, also met via teleconference to negotiate various pricing terms of the merger.

On April 8, 2006, Mr. Ziering, along with Ira Ziering (Senior Vice President, Business and Legal of DPC) and Jim Brill (Vice President, Finance and Chief Financial Officer of DPC), met with Professor Reinhardt, Klaus Stegemann (Chief Financial Officer and member of the Board of the Medical Solutions Group of Siemens AG), and Mohammed Naraghi (Senior Vice President of Business Development of the Medical Solutions Group of Siemens AG) to discuss Siemens AG’s revised indication of interest and process. At that meeting, Mr. Ziering informed the Siemens executives that he would discuss Siemens AG’s revised indication of interest with the DPC board of directors at its next meeting on April 10, 2006.

On April 10, 2006, the board of directors of DPC held a meeting to discuss the revised indication of interest from Siemens AG and to review information regarding the indication of interest prepared by Lehman Brothers. The directors discussed the revised indication of interest, including the ability of the board of directors to consider unsolicited proposals in specified circumstances after a definitive agreement with Siemens had been executed, their expectation that the termination fee would be lower than the market average, the fact that the agreements in which Michael Ziering, Ira Ziering and Marilyn Ziering agreed, among other things, to vote their shares in favor of the merger, could be terminated upon termination of the merger agreement and the risk that entering into discussions with another third party would not necessarily lead to an equivalent or better offer and could lead to the loss of or adverse modification to the offer from Siemens. The directors also discussed the results of the exploration of alternatives in 2005 and the analysis of potential strategic partners previously provided to the board. After receiving the board of directors’ view that management should continue to explore a possible transaction with Siemens on a bilateral basis, DPC discussed with Siemens the process and schedule for due diligence of certain of DPC’s international operations and the negotiation of a definitive merger agreement.

Over the next two weeks, DPC and Siemens and their respective legal advisors held numerous conference calls to review and negotiate the terms of the merger agreement, including representations and warranties, closing conditions, the circumstances under which the termination fee would be payable and under what circumstances DPC would be entitled to terminate the merger agreement to accept a superior proposal. During this period, Siemens AG, Siemens and their advisors also continued to perform financial and legal due diligence on DPC, including on certain of its international operations.

On April 25, 2006, certain executives of Siemens AG reviewed the proposed transaction with the Corporate Executive Committee of the Managing Board of Siemens AG, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of DPC’s financial condition and business operations and the results of Siemens’ due diligence review. The Corporate Executive Committee of the Managing Board of Siemens AG approved the merger. The following day, the Supervisory Board of Siemens AG also reviewed and authorized the merger.

On April 26, 2006, the board of directors of DPC met in person to consider the terms of the proposed merger and merger agreement. Also participating in the meeting were members of DPC management and representatives of Lehman Brothers and O’Melveny & Myers LLP. Lehman Brothers presented its views on the fairness, from a financial point of view, of the consideration to be received in the merger. A representative of O’Melveny & Myers also reviewed the fiduciary duties of the members of the board of directors in light of the proposed transaction and summarized the material terms of the merger agreement, including closing conditions and non-solicitation provisions, as well as termination rights and termination fees, and answered questions from the directors regarding various aspects of the merger agreement. At the meeting, Lehman Brothers provided its oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, from a financial point of view, the consideration to be received by holders of shares of DPC common stock pursuant to the merger agreement was fair to such holders. The directors then met separately and, following discussion and consideration of the proposed merger, the board of directors, by unanimous vote, approved the merger agreement and the merger. The board of directors also resolved to recommend that the shareholders of DPC approve the merger agreement and the merger and authorized the management of DPC to execute and deliver the merger agreement and any other agreement contemplated thereby.

Following DPC’s board meeting on April 26, 2006, DPC, Dresden Merger Sub and Siemens executed the merger agreement.

On the morning of April 27, 2006, before the opening of the New York Stock Exchange, Siemens and DPC issued a joint press release announcing the execution of the merger agreement pursuant to which Siemens would acquire DPC for $58.50 per share in cash.

Diagnostic Products Corporation’s Reasons for the Merger

DPC’s board of directors consulted with senior management and DPC’s financial and legal advisors and considered a number of factors, including, but not limited to, those set forth below, in reaching its unanimous decision to approve the merger agreement, the merger and the transactions contemplated thereby and to recommend that DPC’s shareholders vote “FOR” approval of the merger agreement and the merger.

•	The familiarity of the DPC board of directors with, and information provided by management and Lehman Brothers as to, our business, financial condition, results of operations and competitive position, the nature of our business and the industry in which we compete, economic and market conditions on both a historical and a prospective basis, as well as our strategic objectives, including the development and commercialization of our product candidates, and the risks involved in achieving those objectives on a stand-alone basis.

•	The familiarity of Siemens AG, including Siemens, as a recognized leader in the delivery of integrated healthcare solutions.

•	The results of DPC’s prior discussions with potentially interested strategic parties.

•	The relationship between the $58.50 price per share and the recent historical market prices of our common stock. The DPC board of directors deliberated over the $58.50 price per share merger consideration and noted that it reflected a premium of approximately 21% above the closing trading price of DPC shares on April 25, 2006.

•	The judgment of the DPC board of directors that $58.50 per share represented the highest consideration that Siemens was willing to pay, and the highest per share value obtainable on the date of signing.

•	The conclusion of the DPC board of directors that entering into any negotiations with a third party would not necessarily lead to an equivalent or better offer and would be subject to significant due diligence and negotiation that could lead to the loss of the potential offer from Siemens.

•	The terms of the merger agreement, which provide DPC with an ability, under certain circumstances, to respond to, and to accept, an unsolicited offer that is superior to the merger, as described under “The Merger Agreement — No Solicitation”.

•	The financial presentation and analysis, including the written opinion, dated April 26, 2006, of Lehman Brothers to the DPC board of directors, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the $58.50 per share merger consideration was fair, from a financial point of view to the holders of DPC common stock, as described under “— Opinion of Diagnostic Products Corporation’s Financial Advisor”. The full text of this opinion is attached to this proxy statement as Annex B.

•	The closing conditions included in the merger agreement, including the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement and the merger would be approved by DPC’s shareholders.

•	The other terms of the merger agreement, as reviewed by the DPC board of directors with its legal advisors, including the absence of a financing condition and the respective representations, warranties and covenants of the parties.

•	The effects of the merger on our employees, and the terms of the merger agreement relating to employee benefit matters.

•	Siemens’ and Siemens AG’s experience in completing acquisitions.

In addition to taking into account the foregoing factors, DPC’s board of directors considered the following potentially negative factors in reaching its decision to approve the merger agreement and the merger:

•	The possible effect of the public announcement of the transaction on the continuing commitment of DPC’s employees and management pending the DPC shareholder vote and the consummation of the merger.

•	The fact that the merger will be a taxable transaction to DPC shareholders.

•	The fact that, because DPC shareholders are receiving cash for their shares of DPC common stock, they will not participate in any potential future growth of either DPC or Siemens.

•	The fact that, under the terms of the merger agreement, DPC would be required to pay Siemens a termination fee if it were to terminate the merger agreement to accept a superior proposal for a business combination or acquisition of DPC, and that its obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, DPC, as described under “The Merger Agreement — Termination; Termination Fee”.

•	The risks and costs to DPC if the merger does not close, including the diversion of management and employee attention, employee attrition and the potential negative effects on other business relationships.

•	The terms of the merger agreement that prohibit the solicitation of other acquisition proposals.

•	The interests of directors and certain executive officers of DPC that are different from, or in addition to, the interests of DPC shareholders generally, as described under “— Interests of Certain Persons in the Merger”.

•	The customary restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from taking certain actions over the period that the merger agreement remains in effect.

•	That, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our shareholders.

The foregoing discussion of the information and factors considered by the DPC board of directors, while not exhaustive, includes the material factors considered by the DPC board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the DPC board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The DPC board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and to support the unanimous decision to approve the merger agreement and to recommend that DPC’s shareholders approve the merger agreement and the merger.

The foregoing discussion of our board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information”.

Recommendation of the Diagnostic Products Corporation Board of Directors

The DPC board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger agreement, including the merger and the other transactions contemplated thereby, are fair to and in the best interests of DPC and its shareholders, (iii) recommends that DPC shareholders vote “FOR” approval of the merger agreement and the merger and (iv) recommends that DPC shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting or any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting.

Opinion of Diagnostic Products Corporation’s Financial Advisor

On February 17, 2005, the DPC board of directors engaged Lehman Brothers to act as its financial advisor with respect to exploring strategic alternatives. On April 26, 2006, Lehman Brothers rendered its opinion to the DPC board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by Siemens in the merger is fair to shareholders of DPC.

The full text of the written opinion of Lehman Brothers, dated April 26, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in connection with the opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. Lehman Brothers provided its advisory services and opinion for the use and benefit of the DPC board of directors in connection with its consideration of the merger. The opinion was one of a number of factors considered by the DPC board of directors in deciding to approve the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any shareholder as to how that shareholder should vote or act with respect to the proposed merger or any other matter described in this proxy statement. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, DPC’s underlying business decision to proceed with or effect the merger. The following is a summary of Lehman Brothers’ opinion and the methodologies that Lehman Brothers employed in arriving at its opinion. This summary of Lehman Brothers’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning DPC that Lehman Brothers believed to be relevant to its analysis, including DPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	publicly available information concerning Siemens AG and Siemens that Lehman Brothers believed to be relevant to its analysis, including Siemens AG’s Annual Report on Form 20-F for the fiscal year ended September 30, 2005 and its Quarterly Report on Form 6-K for the quarter ended December 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of DPC furnished to Lehman Brothers by the management of DPC, including financial projections of DPC prepared by management of DPC;

•	published estimates of third party research analysts with respect to the future financial performance of DPC;

•	the trading history of DPC common stock from April 25, 2001 to April 25, 2006 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the historical financial terms of certain other mergers that Lehman Brothers deemed relevant; and

•	the results of efforts by DPC and Lehman Brothers to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of DPC.

In addition, Lehman Brothers had discussions with the management of DPC concerning DPC’s business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of DPC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of DPC, upon the advice of DPC management Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DPC as to the future financial performance of DPC and that DPC will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of DPC and did not make or obtain any evaluations or appraisals of the assets or liabilities of DPC. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion.

As compensation for its services in connection with the merger, DPC will pay Lehman Brothers $3,950,000 for the delivery of Lehman Brothers’ opinion. Compensation of approximately $15.8 million will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, DPC has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by DPC and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered investment banking services to Siemens AG and received customary compensation for such services. In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of DPC and Siemens AG for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Frederick Frank, Vice Chairman of Lehman Brothers, has been a director of DPC since 1996, and participated in the deliberations of the DPC board of directors pertaining to the merger, and voted, together with the other members of the DPC board of directors, in favor of the merger agreement and the merger. Frederick Frank owns less than 1% of the outstanding shares of Lehman Brothers Holdings Inc., the parent of Lehman Brothers.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DPC selected Lehman Brothers as its financial advisor because its investment banking professionals have substantial experience in the medical products industry, and in mergers similar to the merger. The disinterested members of the DPC board of directors unanimously approved the engagement of Lehman Brothers after having met with, and considered, Lehman Brothers and another investment banking firm.

Financial Analyses of DPC’s Financial Advisors

The following is a summary of the material financial analyses presented by Lehman Brothers to the DPC board of directors in connection with providing its opinion to the DPC board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Lehman Brothers. The order of analyses described does not represent relative importance or weight given to those analyses performed by Lehman Brothers. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lehman Brothers’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 26, 2006, and is not necessarily indicative of current market conditions.

Historical Trading Analysis.  Lehman Brothers considered the historical public market trading performance of DPC from April 25, 2001 through April 25, 2006 and compared this historical public market trading performance with the offer price of $58.50 per share of common stock. Lehman Brothers also calculated the average DPC common stock price for the two-week and one-month periods ended April 25, 2006 and the closing common stock price on April 25, 2006, and compared these results with the offer price of $58.50 per share of common stock and the highest closing common stock price for the 52-week period ended April 25, 2006 of $57.73. The results of these analyses are summarized as follows:

	Share Price Performance Relative to Offer Price at $58.50
		% Premium to Offer Price at
Period	DPC	$58.50

Current Price (as of April 25, 2006)	$48.34	21.0%
Two-Week Average (ended April 25, 2006)	$47.38	23.5%
One-Month Average (ended April 25, 2006)	$47.10	24.2%

Source: FactSet.

Further, Lehman Brothers considered historical data with respect to the volume-weighted average trading prices for the DPC common stock for the three-month, sixth-month, and one-year periods ended April 25, 2006, and compared these average prices to the contemplated merger with Siemens’ offer price of $58.50 per share of common stock. The results of these analyses are summarized as follows:

	Volume-Weighted Average Share Price Performance Relative to Offer Price at $58.50
						Cumulative Volume
		Volume Distribution Between				Distribution at or
Period	DPC	$40.00 to $45.00	$45.00 to $50.00	$50.00 to $55.00	$55.00 to $58.50	Below $58.50

Three-Month (ended April 25, 2006)	$47.74	0.0%	88.8%	11.2%	0.0%	100%
Sixth-Month (ended April 25, 2006)	$46.14	29.9%	64.4%	5.7%	0.0%	100%
One-Year Average (ended April 25, 2006)	$47.93	26.0%	48.8%	16.3%	8.9%	100%

Source: FactSet.

Comparable Companies Analysis.  Lehman Brothers calculated valuation multiples implied by the merger with respect to DPC and compared those valuation multiples to comparable valuation multiples of selected public companies in the in-vitro diagnostics industry. Although none of the selected companies is completely comparable to DPC, the companies included were chosen because they are companies with operations that for purposes of analysis may be considered similar to DPC’s business. The companies selected were Beckman Coulter, Inc., bioMerieux SA, Bio-Rad Laboraties, Inc. and Dade Behring Holdings, Inc.

The valuation multiples for each company were calculated by dividing the common share price, in each case, by expected earnings per share for the calendar year 2007. The expected earnings per share attributable to DPC and its components were determined using information provided by the management of DPC. The same multiples were calculated with respect to selected public companies in the in-vitro diagnostics industry using information as of April 25, 2006, available from the SEC and FactSet. The results of these analyses are summarized as follows:

Comparison of Price to Earnings Multiples*
			High of Selected	Low of Selected	Mean of
Period	DPC	DPC at Offer Price	Companies	Companies	Selected Companies

Price/2007E Earnings Per Share	16.2x	19.6x	18.8x	15.6x	17.0x

* Source: FactSet, DPC, and SEC filings as of April 25, 2006.

Lehman Brothers also calculated and compared multiples of DPC’s earnings before interest, taxes and depreciation and amortization (which is referred to as EBITDA) with those of the same selected public companies in the in-vitro diagnostics industry. “EBITDA” can be reconciled to net income by adding back taxes, minority interest, depreciation, amortization and net interest expense (or subtracting net interest income). EBITDA should not be considered in isolation from or as a substitute for net income and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability. Additionally, DPC’s computation of EBITDA may not be comparable to other similarly titled measures computed by other companies. Not all companies calculate EBITDA in the same manner. Lehman Brothers calculated the enterprise value, which is the market value of common equity plus the book value of debt and minority interest less the book value of cash and cash equivalents, as a multiple of estimated 2006 calendar year EBITDA. The estimated EBITDA attributable to DPC and its components were determined using information provided by the management of DPC. The same multiples were calculated with respect to selected public companies in the in-vitro diagnostics industry using information as of April 25, 2006, available from the SEC and FactSet. The results of these analyses are summarized as follows:

Comparison of Price to EBITDA Multiples*
			High of Selected	Low of Selected	Mean of
Period	DPC	DPC at Offer Price	Companies	Companies	Selected Companies

Enterprise Value/2006E EBITDA	8.1x	10.0x	8.9x	8.1x	8.8x

*	Source: FactSet, DPC and SEC filings as of April 25, 2006. Analysis excluded Bio-Rad because estimates for EBITDA were not available from FactSet.

Comparable Transactions Analysis.  Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information related to comparable transactions to calculate the amount of the premiums paid by acquirers to the acquired companies’ shareholders. Lehman Brothers selected and analyzed one-hundred seventy-eight transactions announced from March 28, 2001 through March 28, 2006 with transaction values between $1 billion to $5 billion.

For each of the selected transactions, Lehman Brothers calculated the premium paid by the acquirer by comparing the per share common stock purchase price in each transaction to the historical common stock price of the acquired company as of one-day prior to the announcement date. Lehman Brothers also calculated a premium for the proposed merger by comparing the DPC common stock price as of April 25, 2006. The results of these analyses are summarized as follows:

One-Day Market Premium

Proposed Merger
DPC Closing Price (as of April 25, 2006)	21.0%
Selected Transactions (178)
95th Percentile	77.5%
75th Percentile	34.3%
Mean	26.2%
Median (50th Percentile)	22.7%
25th Percentile	12.5%
5th Percentile	0.8%

Source: FactSet and Securities Data Company.

Lehman Brothers also analyzed certain information relating to the following selected transactions in the diagnostics industry since October 4, 1994:

Date Announced	Acquirer	Target

October 4, 1994	Bain Capital	Baxter International, Inc. (Diagnostics Manufacturing Operations)
November 21, 1994	Chiron Corp.	Ciba-Corning Diagnostics, JV Vax and The Biocine Company
December 11, 1995	Dade International	E.I. duPont de Nemours & Company
August 29, 1997	Beckman Instruments	Coulter Corporation
September 17, 1998	Bayer AG	Chiron Diagnostics
December 11, 2003	Danaher Corp.	Radiometer A/S
March 17, 2004	Fisher Scientific International Inc.	Apogent Technologies Inc.
March 18, 2005	Siemens AG	CTI Molecular Imaging, Inc.

Using information available from the SEC, FactSet and other sources for each of the selected transactions, Lehman Brothers calculated: (a) purchase price as a multiple of revenue for the last twelve months (LTM), and (b) purchase price as a multiple of EBITDA for the last twelve months (LTM). The same analysis was conducted using LTM revenue and EBITDA of DPC for purposes of comparing the selected transactions to the proposed merger. The following table presents the results of this analysis:

Transaction Value/*
	LTM Revenue	LTM EBITDA

Selected Transactions
High	3.70x	15.8x
Mean	1.99x	11.1x
Median	1.73x	11.5x
Low	1.10x	6.9x
Proposed Transaction
DPC	3.51x	11.6x

*	Source: FactSet, DPC and SEC filings as of April 25, 2006.

Present Value of Research Analysts’ 12-Month Price Targets.  Lehman Brothers evaluated the present value of the research analysts’ 12-month price targets for DPC common stock and compared them to DPC’s current common stock trading price (as of April 25, 2006) and the proposed offer price in the merger. The present value of the research analysts’ price targets was obtained by dividing the current 12-month price target (as of April 25, 2006) by one plus DPC’s estimated cost of equity. The following table presents the results of this analysis:

	Transaction Value/*
	12-Month Price	Present Value of	% Premium of
	Target	12-Month Price Target*	Transaction at $58.50

Research Analysts’ Price Targets
High	$50.00	$45.27	29.2%
Mean/Median	$49.50	$44.82	30.5%
Low	$49.00	$44.37	31.9%

*	Source: FactSet, DPC and Wall Street equity research as of April 25, 2006. Research analysts’ price targets are discounted by DPC’s estimated cost of equity.

Based on this analysis, Lehman Brothers noted that Siemens’ proposed acquisition price of $58.50 per share of common stock represents a premium to the present value of the research analysts’ 12-month price targets for DPC.

Discounted Cash Flow Analysis.  As part of Lehman Brothers’ analysis, and in order to estimate the present value of DPC common stock, Lehman Brothers prepared a five-year discounted cash flow analysis, based upon projections provided by DPC management, calculated as of April 25, 2006, of DPC’s projected after-tax unlevered free cash flows for fiscal years 2006 through 2010.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for DPC by adding (1) the present value of DPC’s projected after-tax unlevered free cash flows for fiscal years 2006 through 2010 to (2) the present value of the “terminal value” of DPC as of 2010. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

Lehman Brothers estimated, after taking into account selected comparable in-vitro diagnostic companies’ enterprise values to EBITDA multiples for the last twelve months, a range of terminal values in 2010 calculated based on selected EBITDA multiples of 8.0x to 9.0x for the last twelve months. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.0% to 11.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the in-vitro diagnostics industry and also on an analysis of the weighted average cost of capital for DPC and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of DPC by adding the present values of the projected after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of DPC, and dividing those amounts by the number of fully diluted shares of DPC.

Based on the projections and assumptions set forth above (including the midpoint of the terminal value range), the discounted cash flow analysis of DPC yielded an implied valuation range of DPC common stock of approximately $53 to $63 per share. Lehman Brothers noted that the Siemens offer price of $58.50 per share was within the per share equity valuation range implied by the foregoing analysis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Lehman Brothers. In arriving at its fairness determination, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lehman Brothers made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to DPC or the contemplated acquisition by Siemens.

Lehman Brothers prepared these analyses for purposes of providing its opinion to DPC’s board of directors as to the fairness from a financial point of view of the consideration to be paid by Siemens to the DPC shareholders in the merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DPC, Lehman Brothers or any other person assumes responsibility if future results are materially different from those forecasted.

The consideration to be paid in the acquisition was determined through arms’ length negotiations between DPC, Siemens AG and Siemens and was approved by DPC’s board of directors. Lehman Brothers provided advice to DPC during these negotiations. Lehman Brothers did not, however, recommend any specific amount of consideration to DPC or its board of directors, or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Lehman Brothers’ opinion to DPC’s board of directors was one of a number of factors taken into consideration by DPC’s board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Lehman Brothers in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Lehman Brothers attached to this proxy statement as Annex B. Lehman Brothers has delivered its consent to the inclusion of its opinion in Annex B.

Interests of Certain Persons in the Merger

In considering the recommendations of the DPC board of directors with respect to the merger, DPC’s shareholders should be aware of the benefits available to the executive officers, directors and certain employees of DPC in connection with the merger, and the potential conflicts of interest which they may have with DPC’s shareholders. These individuals have some interests in the merger that may be different from, or in addition to, the interests of DPC’s shareholders. The DPC board of directors was aware of these interests and considered them, among other matters, in making its unanimous recommendations.

Change in Control Severance Agreements

On April 26, 2006, the DPC board of directors approved our company’s entry into change in control severance agreements with each of the following executive officers and employees: Sidney Aroesty, Fritz Backus, James Brill and Douglas Olson. In approving these change in control severance agreements, the DPC board of directors not only considered the recommendation of the DPC board of directors’ Compensation Committee to do so, but also recognized the importance to DPC that it should be able to receive and rely upon the advice of Messrs. Aroesty, Backus, Brill and Olson, if requested, as to the best interests of DPC and its shareholders without concern that such executive officer or employee might be distracted by the personal uncertainties and risks created by the proposed merger with Siemens, and that it needed to be able to rely upon their continued service until such time as the merger may be consummated or abandoned. As of the date of this proxy statement, Messrs. Aroesty, Backus, Brill and Olson have executed change in control severance agreements.

Under these change in control severance agreements, each of Messrs. Aroesty, Backus, Brill and Olson may be entitled to a lump sum cash payment equal to a multiple of his base salary and historic bonus, the portion of his account under the DPC qualified retirement plan, and the cost of certain outplacement services, in addition to continuation of his health benefits under COBRA and, in the case of Messrs. Aroesty, Brill and Olson, certain automobile allowances for a specified number of months if, under certain circumstances, he is no longer employed by the surviving corporation within a specified period of time after the merger. Specifically, these benefits are provided to each participating executive officer or employee in the event that such executive officer or employee experiences a “Qualifying Termination” of employment with DPC or its successor within 24 months following a “Change in Control” (each, as defined in the agreements). The consummation of the merger will constitute a “Change in Control” for purposes of these change in control severance agreements. Upon a “Qualifying Termination” of employment with DPC or its successor within 24 months following the effective time of the merger, the executive officer or employee would generally be entitled to the following benefits:

•	A lump sum payment equal in amount to:

(A) one and one-half (1 1/2) times the executive officer or employee’s annualized rate of base salary in effect at the time of the “Qualifying Termination” or the “Change in Control,” whichever is higher;

(B) one and one-half (1 1/2) times the highest aggregate bonus(es) paid by DPC to the executive officer or employee for any one of the three (3) full fiscal years of DPC immediately preceding the executive officer’s “Qualifying Termination”;

(C) the portion of the executive officer or employee’s account under DPC’s qualified retirement plan that has not become vested under the terms of the plans as of the executive officer or employee’s termination date; and

(D) no more than $15,000 in reimbursement for outplacement services obtained by the executive officer or employee during the eighteen (18) month period following the “Qualifying Termination”.

•	Continued participation of the executive officer or employee, along with his spouse and eligible dependents, in DPC or its successor ’s health benefits under COBRA for a period of eighteen (18) months following the “Qualifying Termination”.

•	Continuation of the executive officer or employee’s car allowance and other automobile perquisites (to the extent applicable) for a period of eighteen (18) months following the “Qualifying Termination”.

To the extent that the payments and benefits payable under the change in control severance agreements would cause an executive officer or employee to be liable for excise taxes by reason of sections 280G and 4999 of the Internal Revenue Code, the executive officer or employee would be entitled to additional “gross up” payments to compensate for the effect of the excise taxes.

The estimated amount of aggregate cash severance payments, continued health insurance benefits and automobile allowances (excluding the value of any potential “gross-up” payments) under the agreements, assuming a “Qualifying Termination” of employment with DPC or its successor within 24 months following the effective time of the merger, is approximately $2.43 million. The estimated amount of cash severance payments, continued health insurance benefits and automobile allowances (excluding the value of any potential “gross-up” payments) potentially payable to each of Messrs. Aroesty, Brill and Olson are set forth below under the heading “The Merger — Summary of Potential Payments to Diagnostic Products Corporation’s Executive Officers and Directors”. The estimated amount of cash severance payments and continued health insurance benefits (excluding the value of any potential “gross-up” payments) potentially payable to Mr. Backus is approximately $411,525.

In connection with entering into the change in control severance agreements described above, each of those executive officers and employees who executed change in control severance agreements also entered into a nonsolicitation agreement and a patent and secrecy agreement. The nonsolicitation agreement obligates each of them, for a period of one year following the termination of his employment, to refrain from soliciting any of our employees or customers to terminate any employment or business relationship with us. The patent and secrecy agreement obligates each of them to maintain the secrecy of all of our confidential information and to assign to us any and all information that may lead to a patentable invention that each of them respectively may develop in the course of his employment. Additionally, in connection with his change in control severance agreement, Mr. Olson also entered into a non-competition agreement that obligates him for a period of one year after the termination of his employment to refrain from engaging in a competing business.

Interests of Certain Directors

Frederick Frank, Vice Chairman of Lehman Brothers, has been a director of DPC since 1996, and participated in the deliberations of the DPC board of directors pertaining to the merger, and voted, together with the other members of the DPC board of directors, in favor of the merger agreement and the merger. Frederick Frank owns less than 1% of the outstanding shares of Lehman Brothers Holdings Inc., the parent of Lehman Brothers.

Stock Options

Under the Amended and Restated Diagnostic Products Corporation 1990 Stock Option Plan and the Amended and Restated Diagnostic Products Corporation 1997 Stock Option Plan, DPC has made periodic grants of stock options to its executive officers and directors. Pursuant to the merger agreement, each such option to purchase shares of DPC common stock outstanding immediately prior to the effective time of the merger (whether or not then exercisable) will become fully vested and exercisable. As of June 19, 2006, the aggregate number of shares of DPC common stock that are subject to outstanding but unvested stock options held by DPC’s executive officers and non-employee directors that will become fully vested and exercisable as a result of the merger is approximately 416,767 shares, having an aggregate “in-the-money” value of approximately $9.86 million, based on the merger consideration of $58.50 per share.

For a more detailed discussion of the terms of the merger agreement with respect to the treatment of outstanding DPC stock option awards in connection with the merger, please see the section captioned “The Merger Agreement — Consideration to be Received in the Merger”.

Employee Benefits

Siemens has agreed that until December 31, 2007, Siemens will provide, or require the surviving corporation to provide, U.S. and U.K. employees of the surviving corporation and its subsidiaries with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided by DPC and its subsidiaries to such employees immediately prior to the effective time of the merger.

Summary of Potential Payments to Diagnostic Products Corporation’s Executive Officers and Directors

The following table indicates the dollar amounts potentially payable to DPC’s executive officers and directors in connection with, and upon the effective time of, the merger, assuming a “Qualifying Termination” (for purpose of any applicable change in control severance agreement) or other termination of the executive officers and directors.(1)

			Value of
	Potential Severance	Value of Vested	Accelerated
Executive Officers	Payment(2)	Stock Options	Stock Options

Michael Ziering	—	$5,488,800	$2,943,102
Director, Chairman of the Board & Chief Executive Officer
Sidney A. Aroesty	$814,828	$2,042,480	$1,396,430
Director, President & Chief Operating Officer
James L. Brill	$607,367	$1,606,276	$1,735,950
Vice President, Finance & Chief Financial Officer
Ira Ziering	—	$2,940,800	$933,790
Director, Senior Vice President, Business & Legal
Robert DiTullio	—	$417,035	$199,920
Vice President, Regulatory Affairs & Quality Systems
Kathy J. Maugh	—	$243,670	$369,494
Vice President, Quality Control & Technical Services
Nicholaas Arnold	—	$1,190,560	$521,380
Vice President, Sales & Marketing
Douglas Olson	$598,833	$1,444,900	$388,192
Chief Scientific Officer & President, Instrument Systems Division
Mark Grossi	—	$269,785	$214,828
Vice President, Manufacturing
Outside Directors
Frederick Frank	—	$2,070,449	$121,409
Kenneth A. Merchant	—	$209,120	$260,830
John H. Reith	—	$9,160	$85,490
James D. Watson, Ph.D.	—	$121,409	$687,219

(1)	The aggregate values of the stock options were determined as of June 19, 2006 by multiplying the amount by which the merger consideration of $58.50 per share exceeded the per share exercise price of each option, by the number of shares of DPC common stock underlying each such option.

(2)	These amounts are estimated, and include the value of cash severance payments, continued health benefits and continued automobile allowances due under the executives’ respective change in control severance agreements, exclusive of any payments to indemnify the executives for excise taxes that may be due by reason of sections 280G and 4999 of the Internal Revenue Code. Although not yet determined in amount, DPC anticipates that Section 280G and Section 4999 tax “gross-up” payments of approximately $392,000 will become payable to Mr. Brill.

Indemnification

DPC’s articles of incorporation and bylaws and the merger agreement contain provisions regarding indemnification of DPC’s directors and officers, and the merger agreement provides for the maintenance of directors’ and officers’ insurance for a period of not less than six years after the effective time of the merger. Each of DPC’s officers and directors is party to an agreement whereby DPC agrees to indemnify such officer or director to the extent permitted under DPC’s articles of incorporation and bylaws. For a more detailed discussion of the terms of the merger agreement with respect to the indemnification of DPC’s directors and officers, and the maintenance of directors’ and officers’ insurance, please see the section captioned “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance”.

Lease Extension

Since 1981, the Company has leased a portion of its Los Angeles facility from a partnership comprised of Marilyn Ziering, Michael Ziering, Ira Ziering, and other children of Mrs. Ziering who are shareholders of the Company. Following a discussion between the partnership and Siemens, on April 26, 2006, DPC entered into an amendment to the lease to extend the lease for an additional two years until December 31, 2008 at annual rent increases of 2.5% each year. The amendment to the lease will be effective only if the merger is consummated. The amendment to the lease was approved unanimously by the disinterested members of the Company’s board of directors, including all of the Company’s independent directors.

Financing; Source of Funds

The merger is not conditioned upon Siemens obtaining financing. In the merger agreement, Siemens has represented to DPC that it has, and as of the closing it will have, available cash sufficient to enable it to pay the aggregate merger consideration and certain other amounts required to be paid by it under the merger agreement.

Effect of the Merger on Diagnostic Products Corporation Common Stock

DPC common stock is currently listed on the New York Stock Exchange under the symbol DP. Following the merger, DPC common stock no longer will be traded on the New York Stock Exchange, price quotations no longer will be available and the registration of DPC common stock under the Securities Exchange Act of 1934 will be terminated.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences of the proposed merger relevant to a shareholder whose shares of DPC common stock are converted to cash in the proposed merger. The summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be relevant to particular DPC shareholders in light of their personal circumstances.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date of this proxy statement and all of which are subject to change or different interpretations, possibly with retroactive effect.

The summary applies only to DPC shareholders who hold their shares of DPC common stock as capital assets within the meaning of Section 1221 of the Code and may not apply to shareholders subject to special rules under the U.S. federal tax laws, including, without limitation, shareholders who acquired their shares of DPC common stock pursuant to the exercise of employee stock options or other compensation arrangements, shareholders who dissent and exercise appraisal rights, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, shareholders who hold the shares of DPC common stock as part of a straddle, hedge, conversion transaction or other integrated investment, shareholders who may be subject to the alternative minimum tax, or shareholders that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any DPC shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, non-U.S. corporation, non-U.S. partnership or non-U.S. trust or estate. This summary does not address any state, local or non-U.S. tax consequences of the proposed merger and does not purport to describe all potential U.S. federal tax consequences of the proposed merger.

Taxation of Shareholders

The receipt of cash for shares of DPC common stock pursuant to the proposed merger will be a taxable transaction for U.S. federal income tax purposes. In general, a DPC shareholder who has shares of DPC common stock converted into cash pursuant to the proposed merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares of DPC common stock converted into cash pursuant to the proposed merger. Gain or loss will be determined separately for each block of shares of DPC common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash pursuant to the proposed merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the shareholder has held the shares of DPC common stock for more than one year at the time of the consummation of the proposed merger. Certain limitations apply to the deduction of capital losses.

Backup Withholding

Backup withholding at the applicable rate (currently at the rate of 28%) may apply to cash payments a shareholder receives pursuant to the proposed merger if such shareholder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding tax rules and certification requirements. Each beneficial owner should complete and sign the substitute Form W-9 included as part of the letter of transmittal (which will be provided to holders promptly following completion of the merger) so as to provide the information and certification necessary to avoid backup withholding. Certain persons are exempt from backup withholding including, in general, corporations. Backup withholding is not an additional tax. Any amount withheld under the backup withholding tax rules from a payment to a shareholder will be allowed as a refund or credit against such shareholder’s U.S. federal income tax liability, provided that the required procedures are followed in a timely manner.

The preceding summary is for general information only and is not intended to be, and should not be construed to be, legal or tax advice to any particular shareholder. DPC shareholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the proposed merger, including the applicability and effect of any state, local, non-U.S. or other tax laws, and changes in tax laws.

REGULATORY APPROVALS

Antitrust

Under the HSR Act and the rules and regulations promulgated under that legislation, DPC and Siemens cannot complete the merger until they notify and furnish information to the Federal Trade Commission, or FTC, and the Antitrust Division of the U.S. Department of Justice, or Antitrust Division, and specified waiting period requirements have been satisfied. DPC and Siemens have filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on May 19, 2006, and May 18, 2006, respectively, and on June 19, 2006, the waiting period expired.

At any time before or after completion of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets by DPC or Siemens. Individual states or private parties also may bring actions under the federal antitrust laws in certain circumstances. Although DPC and Siemens believe that the merger is not prohibited under the antitrust laws, DPC and Siemens cannot provide any assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

The merger is also subject to the German Act Against Restraints on Competition. This act requires the filing of a notification with, and the submission of specified information to, the German Federal Cartel Office and provides that the merger may not be completed prior to clearance by the Federal Cartel Office or the expiration of the requisite review period. The initial review period is one month, subject to extension up to a total of four months if the Federal Cartel Office requests additional information or determines that the merger may be anti-competitive. The required notification and information were filed with the Federal Cartel Office on June 12, 2006.

The parties further anticipate making similar antitrust filings in other foreign countries.

THE MERGER AGREEMENT

The following summary is not a complete description of the terms and conditions of the merger agreement. You should read the entire merger agreement, and the other annexes attached to this proxy statement, carefully. The complete text of the merger agreement is attached to this proxy statement as Annex A.

The Merger

Dresden Merger Sub, a newly formed, wholly owned subsidiary of Siemens, will merge with and into DPC. Thereafter, the separate corporate existence of Dresden Merger Sub will cease and DPC shall continue as the surviving corporation and a wholly owned subsidiary of Siemens. All property, rights, privileges, powers and franchises of DPC and Dresden Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of DPC and Dresden Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Effective Time of the Merger

The closing of the merger will take place on the second business day after all of the specified conditions contained in the merger agreement have been fulfilled or waived, other than those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), or at such other date as Siemens and DPC may agree to in writing. Thereafter, the merger will become effective upon the filing of an agreement of merger or other appropriate documents with the Secretary of State of the State of California (with such filings to be made at or as soon as practicable following the closing) or at such later date and time as set forth in the agreement of merger.

Consideration to be Received in the Merger

At the effective time of the merger, each issued and outstanding share of DPC common stock will be converted into the right to receive $58.50 in cash, without interest and less any required withholding tax (the “Merger Consideration”). However, all shares of DPC common stock held by DPC, Siemens, Dresden Merger Sub, and any of their respective wholly owned subsidiaries (other than shares held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts) (such shares being referred to as the “excluded shares”) shall be automatically canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange for such shares of DPC common stock. Shares of DPC common stock held by shareholders who have properly exercised and not withdrawn their dissenters’ rights will become “dissenting shares” within the meaning of Section 1300(B) of the CGCL. Dissenting shares shall not be converted into or otherwise represent the right to receive the Merger Consideration, but shall become and represent the right to receive such consideration as may be determined to be due in accordance with Chapter 13 of the CGCL. If, after the effective time of the merger, a holder of dissenting shares fails to perfect, withdraws or otherwise loses its right to dissent, such holder’s shares shall be treated as they had been converted as of the effective time into the right to receive the Merger Consideration, without interest and less any required withholding tax. For a summary of the requirements you must meet in order to exercise your dissenters’ rights, see “Dissenters’ Rights of Appraisal” and Annex C to this proxy statement.

At the effective time of the merger, each outstanding and unexercised stock option to purchase shares of DPC common stock under the Amended and Restated Diagnostic Products Corporation 1990 Stock Option Plan or the Amended and Restated Diagnostic Products Corporation 1997 Stock Option Plan will be converted into an amount in cash (less any applicable withholding taxes) equal to the product of (A) the number of shares of DPC common stock subject to such option immediately prior to the time the merger becomes effective (regardless of whether such option is then exercisable) and (B) the excess of the Merger Consideration per share over the exercise price per share of DPC common stock subject to such option immediately prior to the effective time of the merger (regardless of whether such option is then exercisable) (the amount of such product, the “Option Consideration”), except that any option that has an exercise price per share of DPC common stock that is equal to or greater than the Merger Consideration per share will be canceled in full without payment. Subject to the rights of holders of options to receive the Option Consideration above, at and after the effective time of the merger, DPC will take the necessary action to cause all DPC stock options to be canceled in full, and no DPC stock option shall be exercisable for shares of DPC common stock, shares of Siemens common stock or otherwise. DPC will pay the Option Consideration to holders of DPC stock options promptly after the effective time of the merger.

If DPC changes or establishes a record date for changing the number of shares of DPC common stock outstanding by reason of a stock split, combination, reclassification, stock dividend or any other similar transaction and the record date is prior to the effective time of the merger, then the Merger Consideration will be proportionately adjusted. If, however, the aggregate number of outstanding shares of DPC common stock on a fully diluted basis at the effective time of the merger (and other than as a consequence of such a stock split, combination, reclassification, stock dividend or any other similar transaction) resulting from such change is greater than the aggregate number of issued and outstanding shares of DPC common stock (including shares issuable upon the exercise of options outstanding under DPC’s stock option plans) on the date of the merger agreement, then Siemens may adjust the Merger Consideration and Option Consideration accordingly if and to the extent that such number of additional shares in excess of the aggregate number specified above would cause an adjustment in the Merger Consideration of $0.20 or greater per share.

Exchange of Certificates for Merger Consideration

At the effective time of the merger and from time to time thereafter, Siemens will make available to an exchange agent selected by Siemens and reasonably acceptable to DPC, for holders of shares of common stock other than excluded shares and dissenting shares, a cash amount sufficient to pay the Merger Consideration to be paid in the merger in exchange for such shares. The exchange agent will deliver the per share Merger Consideration contemplated to be paid per outstanding share upon surrender of the certificates representing such shares.

Appropriate transmittal materials will be provided to the holders of record of shares promptly following the effective time of the merger by the exchange agent, informing such holders of the effectiveness of the merger and the procedure for surrendering DPC common stock share certificates to the exchange agent. After holders of certificates surrender such certificates and properly complete and execute transmittal materials to the exchange agent, the surrendered certificates will be canceled and such holders will be entitled to receive in exchange a cash amount equal to the Merger Consideration for the shares of DPC common stock represented by such surrendered and canceled certificates.

If a transfer of ownership of shares has occurred that is not registered in DPC’s transfer records under the name of the person surrendering a certificate, the Merger Consideration to be paid upon surrender of the certificate will be paid if the certificate that formerly represented those shares is presented to the exchange agent, along with all documents required to establish the effectiveness of the transfer and to show that any applicable stock transfer taxes have been paid or are not applicable.

After the effective time of the merger, there will be no further transfers of DPC common stock. After the effective time of the merger, any certificate presented to the surviving corporation, Siemens or the exchange agent for transfer (other than those certificates representing dissenting shares) will be canceled and exchanged for the per share Merger Consideration.

Any portion of the funds made available to the exchange agent that remain undistributed to holders of DPC certificates for one year after the effective time of the merger will be delivered to Siemens, together with interest and other income received by the exchange agent. Holders of DPC common stock who at such time have not yet complied with the exchange procedures outlined above shall thereafter look only to the surviving corporation (subject to abandoned property, escheat or other similar laws), as general creditors of the surviving corporation, for delivery of any Merger Consideration that may be payable upon due surrender of their respective share certificates. None of Siemens, DPC, the surviving corporation or the exchange agent will be liable to any former DPC common shareholder for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

If DPC common stock certificates have been lost, stolen or destroyed, each holder of such certificates will have to prove ownership thereof by delivering to the exchange agent an affidavit of that fact and an indemnity in form reasonably satisfactory to Siemens (and, if required by Siemens, the posting of a bond to support such an indemnity) against any claim which may be made against the exchange agent or Siemens or otherwise with respect to such certificate prior to receiving any Merger Consideration for the shares of DPC common stock represented by such certificates.

The exchange agent will invest any cash included in the funds made available by Siemens as directed by Siemens, provided that such investments will be in securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under U.S. laws, any state thereof or the District of Columbia. Any interest and other income resulting from those investments will be paid to Siemens once the fund is terminated.

Siemens, the surviving corporation and the exchange agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any DPC shareholder such amounts as may be required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code or any other applicable law.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by DPC and Siemens relating to themselves and their respective subsidiaries. DPC has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	its corporate power and authority and the valid execution, delivery and enforceability of the merger agreement;

•	its capital and share ownership structure;

•	its outstanding indebtedness;

•	required consents, approvals and authorizations relating to the merger agreement and non-contravention of, among other things, certain contracts and organizational documents;

•	its SEC filings, certifications, internal financial reporting and disclosure controls and procedures, and accounting practices;

•	its financial statements and the absence of any undisclosed liabilities;

•	the absence of certain changes or events;

•	its possession of governmental licenses and permits;

•	litigation and compliance with applicable laws;

•	employment matters;

•	tax matters;

•	its owned and leased real property;

•	environmental matters;

•	its insurance coverage;

•	its intellectual property rights;

•	employee benefit plans;

•	its material contracts;

•	its regulatory compliance;

•	the absence of certain affiliate transactions;

•	the recommendation of the DPC board of directors;

•	its customers and suppliers;

•	its products and services;

•	the absence of certain business practices; and

•	its brokers or financial advisors.

Siemens and Dresden Merger Sub have made representations and warranties regarding, among other things:

•	their due organization, good standing and qualification;

•	their corporate power and authority and the valid execution, delivery and enforceability of the merger agreement;

•	the capital and share ownership structure of Dresden Merger Sub;

•	required consents, approvals and authorizations relating to the merger agreement and non-contravention of, among other things, certain contracts and organizational documents;

•	the absence of litigation preventing, modifying, delaying or challenging the transactions contemplated by the merger agreement;

•	their brokers or financial advisors; and

•	the availability of funds necessary to consummate the merger.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the earlier of the effective time of the merger or the termination date of the merger, DPC has agreed, subject to limited exceptions, that, among other things, it will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice and will use their respective reasonable best efforts to protect and preserve intact their assets, intellectual property, licenses, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, employees and others having business dealings with them. In addition, without the prior written consent of Siemens (with requests for such consent to be reasonably considered by Siemens), DPC has agreed that it will not, and will cause its subsidiaries not to, among other things:

•	substantively amend or terminate any material contract or enter into or waive any material rights or claims under any material contract, except in the ordinary course of business consistent with past practice;

•	(i) abandon, sell, assign or grant any security interest in or to any material intellectual property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any material intellectual property, other than to customers in the ordinary course of business consistent with past practice, (iii) develop, create or invent any material intellectual property jointly with any third party, other than in the ordinary course of business consistent with past practice, (iv) voluntarily disclose, or authorize disclosure of, any confidential intellectual property owned by DPC, unless such intellectual property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (v) substantively amend, modify or terminate any material intellectual property agreement;

•	sell, lease, mortgage, encumber or otherwise dispose of or subject to a lien any of its or its subsidiaries properties or assets or interests therein (including securitizations) other than sales of inventory or licenses of finished goods in the ordinary course of business consistent with past practice or the disposition of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $500,000;

•	amend or change its articles of incorporation, bylaws or equivalent organizational documents;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare or pay any dividend (other than DPC’s regular quarterly dividend which shall not be in excess of $0.07 per share), or other distribution, in respect of its or its subsidiaries’ capital stock, or redeem or otherwise acquire any of its or its subsidiaries’ securities, except for (i) dividends paid by any of its wholly owned subsidiaries,

(ii) dividends paid by any of its subsidiaries that are not wholly owned in the ordinary course of business consistent with past practice and (iii) issuances of shares of DPC common stock upon the exercise of any stock options under DPC’s option plans that are outstanding as of the date of the merger agreement;

•	issue, sell, pledge, dispose or encumber any securities other than the issuance of shares of DPC common stock upon the exercise of any stock options under DPC’s option plans that are outstanding as of the date of the merger agreement;

•	(i) grant any stock options or other equity-based compensation benefits or rights to acquire securities or (ii) accelerate or amend any options or other rights granted under DPC’s option plans, except as expressly permitted under the merger agreement;

•	(i) except in the ordinary course of business consistent with past practice, increase benefits or funding under any benefit plan, (ii) establish, amend or terminate any benefit plan, (iii) grant any increase in the rates of salaries or compensation payable (including grants of stock options), or provide other benefits not generally available to all employees, to any director, officer or employee, except with respect to non-officer and non-director employees, in the ordinary course of business consistent with past practice (other than as required by law), (iv) unless required by law, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the timing or manner in which contributions to any pension plan are made, (v) unless in accordance with its severance practice implemented in the ordinary course of business consistent with past practice, take any action that could give rise to severance benefits payable to any of its or its subsidiaries’ officers, directors or employees, including as a result of the merger or (vi) hire new employees, or terminate the employment of existing employees, except in the ordinary course of business consistent with past practice;

•	directly or indirectly acquire, make an investment in, or make any capital contributions or loans to, any person (other than in or to a subsidiary of DPC), except for employee loans made in accordance with past practice that do not exceed $10,000 individually or $50,000 in the aggregate;

•	acquire any asset or make any capital expenditures in excess of $500,000 individually or $5,000,000 in the aggregate, except for purchases of raw materials, components or supplies in the ordinary course of business consistent with past practice;

•	incur or suffer to exist any indebtedness, or guarantee any such indebtedness of others, other than indebtedness incurred in the ordinary course of business consistent with past practice and in amounts not to exceed $250,000 at any time outstanding, and draws under its existing line of credit and credit facilities in effect as of the date of the merger agreement;

•	pay or settle any material claim or liability or waive or assign any claims or rights of substantial value, or any other benefit, except for the payment, discharge, settlement, waiver or assignment in the ordinary course of business consistent with past practice or in accordance with their terms in effect as of the date of the merger agreement;

•	settle or compromise any action by or before any governmental authority, other than settlements or compromises not exceeding the amounts reserved therefor or, with respect to any individual action, that does not exceed $500,000;

•	make any material income tax election or file any material amendment to a tax return;

•	make any change in accounting practices, policies or principles except as required by law or under GAAP;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other recapitalization or other reorganization (other than the merger);

•	maintain insurance in a manner materially inconsistent with past practice;

•	subject to limited exceptions, enter into any transaction with any of its affiliates (or their respective family members);

•	increase the compensation payable to Lehman Brothers or otherwise modify or amend any of the material terms of its agreement with Lehman Brothers;

•	amend or modify any material real property lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a plant closing or mass layoff;

•	fail to make any required filings with the SEC in a timely manner;

•	change any of the material terms pursuant to which the products of DPC or its subsidiaries are sold, other than negotiation of individual contracts or purchase orders in the ordinary course of business consistent with past practice (including customary discount arrangements with distributors);

•	enter into new lines of business (other than in accordance with the business plans of DPC or any of its subsidiaries that have been disclosed to Siemens prior to the date of the merger agreement or discontinuations of products scheduled as of the date of the merger agreement); or

•	authorize or agree to do any of the foregoing.

DPC Shareholders Meeting; Recommendation

DPC has agreed to establish a record date for and cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the approval of the merger and the merger agreement by the DPC shareholders. Subject to certain limitations, DPC, acting through its board of directors, will, in connection with the DPC shareholders’ meeting, recommend the approval of the merger agreement and the merger and otherwise comply with all legal requirements applicable to such meeting. As stated elsewhere in this proxy statement, DPC has set June 19, 2006 as the record date for the meeting of its shareholders, and has scheduled the shareholders meeting to take place on July 27, 2006 at 10:00 a.m., at 5210 Pacific Concourse Drive, Los Angeles, California.

No Solicitation

Subject to the exceptions set forth below, from the date of the merger agreement until the earlier of the effective time of the merger or the termination date, DPC has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers, employees and other representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined below), or any inquiry with respect to any Acquisition Proposal, (ii) furnish to any person any non-public information relating to DPC or any of its subsidiaries, their businesses, assets and liabilities or prospects regarding an Acquisition Proposal or (iii) waive or modify any confidentiality, standstill or similar agreement with any third party. DPC has further agreed to, and to cause its representatives to, immediately cease all activities, discussions or negotiations with any persons conducted prior to the date of the merger agreement with respect to any Acquisition Proposal.

However, DPC may negotiate or otherwise engage in discussions with, and furnish non-public information regarding DPC or any of its subsidiaries to, a third party that has delivered to DPC a bona fide, unsolicited, written proposal or offer regarding an Acquisition Proposal if the DPC board of directors has determined in good faith (after consulting with a financial advisor of nationally recognized reputation) that such third party’s Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal (as defined below). DPC is required to provide written notice to Siemens of its intent to furnish information or enter into discussions with such third party. Such third party is required to have executed and delivered to DPC a confidentiality agreement and standstill agreement on terms no less restrictive than those found in the confidentiality agreement between DPC and Siemens. DPC has agreed to provide Siemens oral and written notice of any proposal or offer for an Acquisition Proposal within one business day after receipt thereof. Such notice will include the material terms and conditions of such Acquisition Proposal, including the identity of the person making or considering making such Acquisition Proposal.

For purposes of the merger agreement, an “Acquisition Proposal” means any of the following, or any offer or proposal for any of the following: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving DPC, (ii) any sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of the assets of DPC or its subsidiaries constituting 25% or more of the consolidated assets of DPC and its subsidiaries or accounting for 25% or more of the consolidated revenues of DPC and its subsidiaries or (iii) any tender offer, exchange offer or other offer for, or acquisition or other similar transaction or series of related transactions by any person or group that, if consummated, would result in such person or group becoming the beneficial owner of 25% or more of the outstanding shares of DPC common stock.

For purposes of the merger agreement, a “Superior Proposal” is a bona fide, unsolicited, written Acquisition Proposal from a third party (i) for more than 50% of the voting power of DPC or 50% of the consolidated assets of DPC and (ii) which a majority of the entire board of directors of DPC determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), taking into account the person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the DPC board of directors in good faith), would result in a transaction that is superior from a financial point of view to the DPC shareholders to the merger, including any proposed alterations of the terms of the merger agreement proposed by Siemens in response to such Acquisition Proposal and (iii) that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the DPC board of directors, such contingency is reasonably capable of being satisfied by such third party within a reasonable period of time.

DPC has generally agreed that its board of directors shall not (i) withdraw, modify, or propose publicly to withdraw or modify, in a manner adverse to Siemens and Dresden Merger Sub, the DPC board of directors’ recommendation that the DPC shareholders approve the merger agreement and the merger or (ii) approve, recommend, or agree to approve or recommend, or cause or permit DPC or any of its subsidiaries to enter into any agreement or similar arrangement with respect to, any Acquisition Proposal (other than the confidentiality and standstill agreements discussed above). However, if, prior to the approval of the merger agreement and the merger by the DPC shareholders, the DPC board of directors determines in good faith (after consulting with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to announce a change in its recommendation to the DPC shareholders to approve the merger and the merger agreement is likely to be inconsistent with its fiduciary duties under law, then the DPC board of directors may change its recommendation to the DPC shareholders regarding the approval of the merger and the merger agreement.

In connection with the right of the DPC board of directors under the merger agreement to change its recommendation to the DPC shareholders regarding the approval of the merger and the merger agreement, and if, after considering an Acquisition Proposal, the DPC board of directors determines that such an Acquisition Proposal constitutes a Superior Proposal, then DPC may enter into a definitive agreement to implement such Superior Proposal.

DPC may enter into a definitive agreement to implement such a Superior Proposal only (i) after providing written notice to Siemens advising that the DPC board of directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the third party making such Superior Proposal, indicating that the DPC board of directors intends to change its recommendation to the DPC shareholders regarding the approval of the merger and the merger agreement, and including a copy of the definitive agreement proposed to be entered into with such third party, (ii) if Siemens does not, within three business days after receipt of such notice, make an offer that is at least as favorable to the DPC shareholders from a financial point of view (to be determined in good faith by the DPC board of directors) as the Superior Proposal and (iii) if simultaneously with executing such definitive agreement regarding the Superior Proposal, DPC terminates the merger agreement and pays the termination fee to Siemens.

Filings; Other Actions; Notification

DPC and Siemens have agreed to cooperate with each other and use their reasonable best efforts to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity to consummate the merger or any of the other transactions contemplated by the merger agreement and to take or cause to be taken all actions necessary under the merger agreement and applicable laws in order to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including filings to effect all necessary notices, reports and other filings under the HSR Act, the German Act Against Restraints on Competition and other similar laws. DPC and Siemens will each furnish to the other all necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration that is necessary under such laws. DPC and Siemens agree to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental authority in respect of any such filing, registration or declaration and to use all their respective reasonable best efforts to comply promptly with any such inquiry or request. However, neither party will independently participate in any meeting or engage in any substantive conversation with any governmental authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted, the opportunity to attend or participate in such meeting. Neither Siemens nor Dresden Merger Sub will be required to (A) take any action that requires the divestiture of any assets of any of Siemens, Dresden Merger Sub, DPC, or any of their respective affiliates, limits Siemens’ freedom of action with respect to, or its ability to retain, DPC and its subsidiaries or any portion thereof or any of Siemens’ or its affiliates’ other assets or businesses or requires or comprises any other material financial or other concession or (B) waive any condition to closing contained in the applicable section of the merger agreement.

Employee Benefits

Siemens has agreed that until December 31, 2007, Siemens will provide, or require the surviving corporation to provide, U.S. and U.K. employees of the surviving corporation and its subsidiaries with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided by DPC and its subsidiaries to such employees immediately prior to the effective time of the merger. However, nothing in the merger agreement should be construed to cancel or impair existing contractual obligations of DPC or its subsidiaries to any employee in effect immediately prior to the effective time of the merger, or imply that Siemens or the surviving corporation cannot amend or terminate any particular benefit plan, foreign plan or any other employee benefit, compensation or incentive plan, policy or arrangement.

In addition, Siemens has agreed that the surviving corporation will continue to maintain the Diagnostic Products Corporation Retirement Plan until December 31, 2007, and will provide employees of the surviving corporation with levels of matching contributions, fixed contributions, and variable contributions under such plan that are no less, when expressed as a percentage of a participant’s compensation, than the levels of each of such type of contributions made by DPC to its employees under such plan for the plan year ending on December 31, 2005.

For any employee benefit plans of Siemens in which employees of the surviving corporation or any of its subsidiaries participate subsequent to the effective time of the merger, Siemens shall, or will cause the surviving corporation to:

•	waive all limitations as to pre-existing condition exclusions applicable to DPC employees to the same extent that such conditions and exclusions would have been waived or would otherwise not be excluded under the DPC benefit plans in which such employees were participating immediately prior to the effective time of the merger;

•	credit each DPC employee with any deductibles and co-payments paid under any of DPC’s or its subsidiaries’ health plans toward deductibles and co-pays under the health plans of the surviving corporation or its subsidiaries; and

•	recognize all service of the employees of DPC or any of its subsidiaries for purposes of eligibility to participate in and vesting under any employee benefit plan, severance policy, vacation, sick, holiday or other paid leave policy, and for purposes of benefit accrual under any severance policy, vacation, sick, holiday or other paid leave policy, of DPC or Siemens in which such employees may be eligible to participate after the effective time of the merger to the same extent such employees participated immediately prior to the effective time of the merger.

Siemens has also agreed that, notwithstanding any terms of the applicable vacation policy of Siemens to the contrary, each of the employees of the surviving corporation and its subsidiaries will continue to be entitled to at least that number of days of vacation per year as they had become entitled to under the applicable vacation policy of DPC or such subsidiary of DPC prior to the effective time of the merger.

Indemnification; Directors’ and Officers’ Insurance

For a period of no less than six years from and after the effective time of the merger, the surviving corporation will, and Siemens will cause the surviving corporation to, indemnify the present and former directors, officers and employees of DPC when they are acting in such capacity for acts or omissions in their capacity as directors, officers or employees and against any related costs or expenses to the same extent such persons are indemnified by DPC pursuant to DPC’s or its subsidiaries’ articles of incorporation and bylaws in effect on the date of the merger agreement.

For six years after the effective time of the merger, Siemens will cause the surviving corporation to maintain DPC’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to such effective time, covering each person currently covered by DPC’s directors’ and officers’ liability insurance policy in effect on the date of the merger agreement; provided that Siemens may substitute policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts, containing terms no less advantageous individually or in the aggregate to the indemnified parties. Neither Siemens nor the surviving corporation will be obligated to pay more than 250% of the last annual aggregate premium paid by DPC immediately prior to the effective time of the merger to obtain such coverage.

Shareholder Claims

DPC has agreed to use its reasonable best efforts to defend any shareholder claims related to the merger agreement, the merger or the other transactions contemplated by the merger agreement. DPC has agreed to promptly notify Siemens of any such shareholder claim brought against DPC or any of its officers or directors and to give Siemens the reasonable opportunity to consult in the response to and defense of any such shareholder claims. Siemens has agreed to cooperate with DPC in its efforts to defend against such claims, provided that any request from DPC for such cooperation is reasonable.

Conditions

The obligation of each party to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of each of the various conditions as described in this section.

Conditions to Obligations of DPC, Siemens and Dresden Merger Sub

DPC, Siemens and Dresden Merger Sub are obligated to complete the merger only if each of the following conditions (and the separate conditions applicable to such respective parties set forth below) is satisfied or waived:

•	the merger agreement and the merger have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of DPC in accordance with applicable law and DPC’s articles of incorporation and bylaws;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order, in any case that is in effect, final and non-appealable and that prevents or prohibits consummation of the merger, provided, however, that DPC, Siemens and Dresden Merger Sub are obligated to use their respective reasonable best efforts to prevent, vacate or remove any such legal prohibition; and

•	all specified governmental consents, approvals, authorizations, qualifications and orders have been obtained, in form reasonably satisfactory to DPC, Siemens and Dresden Merger Sub, any waiting period under the HSR Act shall has expired and (if required) DPC, Siemens or Merger Sub has received a notification from the German Federal Cartel Office that the requirements for a prohibition of the merger have not been met or the applicable time periods for the issue of such a prohibition under the German Act Against Restraints on Competition shall have expired.

Conditions to Obligations of Siemens and Dresden Merger Sub

Siemens and Dresden Merger Sub will be obligated to complete the merger only if each of the following conditions (and each of the general conditions applicable to all parties to the merger agreement set forth above) is satisfied or waived:

•	all specified third party consents shall have been obtained;

•	DPC shall have performed in all material respects all of its agreements and covenants contained in the merger agreement;

•	each of the representations and warranties of DPC set forth in the merger agreement shall be true and correct (except where the failure to be so true and correct has not had, and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect); and

•	since the date of the merger agreement, no change, event, circumstance or development that has had, or would be reasonably likely to have, a Material Adverse Effect has occurred.

For all purposes under the merger agreement, including determining satisfaction of the conditions to the obligations of Siemens described above, a “Material Adverse Effect” means:

(a) any event, change, effect or circumstance that has a material adverse effect on the assets, liabilities, business, properties, results of operations or financial or other condition of DPC and its subsidiaries, taken as a whole, or materially impairs the validity or enforceability of the merger agreement against DPC or materially adversely affects or delays DPC’s ability to consummate the transactions contemplated by, or perform its obligations under, the merger agreement; or

(b) (x) a violation by DPC or any of its subsidiaries on or after the date of the merger agreement of any applicable anti-bribery or other similar requirement of the U.S. Foreign Corrupt Practices Act or any similar U.S. federal or state law (any such requirement, an “Anti-Bribery Requirement”), (y) a determination by, or notification to, DPC or any of its subsidiaries or affiliates that any of them has violated any Anti-Bribery Requirement prior to the date of the merger agreement other than the violations (and the disclosed facts giving rise thereto) identified to Siemens in the disclosure schedules to the merger agreement or (z) an allegation by any governmental authority that any of the foregoing has occurred, or the commencement by any governmental authority of any investigation or proceeding regarding compliance with any Anti-Bribery Requirement (including any provisions of the settlement agreements between DPC and certain agencies of the United States federal government); in each case unless Siemens, after considering the matter in good faith, concludes that the occurrences described in clauses (x), (y) and (z), individually or in the aggregate, are not likely to (i) impair, burden or interfere with, or otherwise adversely affect, the conduct of the business of DPC or any of its subsidiaries or of Siemens or any of its affiliates after the effective time of the merger, (ii) result in the modification or termination of the settlement agreements between DPC and certain agencies of the United States federal government, (iii) result in the initiation of proceedings that may result in civil or criminal liability of DPC or any of its subsidiaries or of Siemens or any of its affiliates after the effective time of the merger, (iv) result in any material modification of the scope or character of certain monitoring requirements mandated under the settlement agreements between DPC and certain agencies of the United States federal government and relating to DPC’s (or any of its affiliates’ respective) compliance programs in effect as of the date the merger agreement, or (v) result in any additional compliance programs being imposed upon DPC, Siemens or any of their respective affiliates, or in any modification of any their respective compliance programs.

However, with respect to clause (a) above, the term “Material Adverse Effect” shall not include any event, change, effect or circumstance arising from (i) general economic, market or political conditions or changes generally applicable to the industries and markets in which DPC operates which conditions or changes do not have a materially disproportionate effect on DPC and its subsidiaries, taken as a whole, relative to others in its industry, (ii) changes generally applicable to the financial or securities markets, (iii) any change in GAAP or applicable legal requirements after the date of the merger agreement, or (iv) the announcement of the execution of the merger agreement or the prospective consummation of the transactions contemplated by the merger agreement.

Conditions to Obligations of DPC

DPC will be obligated to complete the merger only if each of the following conditions (and each of those general conditions applicable to all parties to the merger agreement set forth above) is satisfied or waived:

•	Siemens and Dresden Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in the merger agreement; and

•	each of the representations and warranties of Siemens and Dresden Merger Sub set forth in the merger agreement shall be true and correct (except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, a material adverse effect on Siemens’ or Dresden Merger Sub’s ability to consummate the merger and the other transactions contemplated by the merger agreement).

Termination

The merger agreement may be terminated by the agreement of the parties or by DPC or Siemens if:

•	the merger is not consummated on or before November 1, 2006;

•	there is an order or ruling of a governmental entity that permanently enjoins or otherwise prohibits the consummation of the merger; or

•	DPC’s shareholders do not approve the merger agreement and the merger.

Siemens may terminate the merger agreement if:

•	the DPC board of directors withdraws its recommendation of the merger agreement and the merger, recommends or announces a neutral position with respect to any Acquisition Proposal, fails to reaffirm its recommendation of the merger agreement and the merger within 5 business days of being requested by Siemens to do so, or resolves to do any of the foregoing; or

•	a breach of any representation, warranty or covenant of DPC that remains uncured that would cause the condition to closing with respect to the truth of DPC’s representations and warranties and the performance of covenants by DPC not to be satisfied.

DPC may terminate the merger agreement if:

•	DPC executes a definitive agreement with a third party in connection with a Superior Proposal (as described above under the heading “— No Solicitation”); or

•	a breach of any representation, warranty or covenant of Siemens or Dresden Merger Sub that remains uncured that would cause the condition to closing with respect to the truth of Siemens or Dresden Merger Sub’s representations and warranties and the performance of covenants by Siemens or Dresden Merger Sub not to be satisfied.

Effect of Termination

Except in respect of a willful breach, upon termination the merger agreement is null and void. However, the agreements relating to fees and expenses and the confidentiality agreement survive.

Termination Fee

DPC has agreed to pay Siemens a cash termination fee of $44,000,000 under the following circumstances:

•	Within one business day after the consummation of a transaction with respect to an Acquisition Proposal or the closing of the tender offer or exchange offer, if:

•	the merger agreement is terminated because the end date has been reached, the shareholders have not approved the merger agreement and the merger, after the board of directors has changed its recommendation of the merger agreement and the merger or DPC has breached the covenants relating to preparation of a proxy statement, the shareholders meeting and no-solicitation,

•	prior to such termination, an Acquisition Proposal is made by any third party; and

•	within 12 months after such termination, DPC enters into an agreement or similar arrangement with any third party with respect to, or consummates, an Acquisition Proposal, or any third party commences a tender or exchange offer for 50% or more of DPC’s common stock.

•	simultaneously with termination of the merger agreement if the merger agreement is terminated by DPC because of a Superior Proposal.

In addition, DPC has agreed to reimburse Siemens for transaction expenses up to $7 million in the event that the merger agreement is terminated because the shareholders have not approved the merger agreement and the merger, after the board of directors has changed its recommendation of the merger agreement and the merger or DPC has breached the covenants relating to preparation of a proxy statement, the shareholders meeting and no-solicitation and if prior to such termination, an Acquisition Proposal is made by a third party. Any termination fee payable in the future will be reduced by such transaction expenses reimbursed by DPC.

Amendments and Waivers

Any provision of the merger agreement may be amended or waived pursuant to a written agreement executed by the appropriate party or parties to the merger agreement. However, after receipt of shareholder approval, no amendment or waiver of the merger agreement will be effective that by law or the rules of any relevant stock exchange would require further approval of the DPC shareholders, unless such required approval is obtained.

Assignment

The merger agreement provides that no party to the merger agreement may assign its rights and delegate its obligations under the merger agreement to any other person without the express prior written consent of the other parties to the merger agreement. However, Dresden Merger Sub may assign its rights and obligations under the merger agreement to Siemens or any wholly owned domestic subsidiary of Siemens.

THE SHAREHOLDER AGREEMENTS

In connection with the merger agreement, on April 26, 2006, each of Michael Ziering, Ira Ziering and Marilyn Ziering entered into a separate shareholder agreement with Siemens, pursuant to which they agreed, among other things, to vote their shares of DPC common stock in favor of the merger agreement and the merger. As of June 19, 2006, collectively, Michael Ziering, Ira Ziering and Marilyn Ziering beneficially own approximately 18.9% of the outstanding shares of DPC common stock. The following is a summary of the material provisions of the shareholder agreements and is qualified in its entirety by reference to the complete text of the shareholder agreements, attached as exhibits to the Schedule 13D filed with the Securities and Exchange Commission by Siemens AG and Siemens on May 8, 2006.

Voting

Under each shareholder agreement, the shareholder grants an irrevocable proxy to Siemens to vote all shares of DPC common stock owned by the shareholder (and any shares of DPC common stock acquired after the date of the shareholder agreement) in favor of the merger agreement and the merger, and against any competing third party acquisition proposal, at any meeting of DPC shareholders called to vote upon the merger agreement and the merger. In connection with the grant of this irrevocable proxy, the shareholder agreed to revoke any and all other proxies given by the shareholder with respect to the merger agreement and the merger, as well as to not enter into any other agreement or commitment inconsistent with the grant of this irrevocable proxy to Siemens.

Restrictions on Transfer

Under the shareholder agreements, each shareholder that is a party to such an agreement covenants and agrees with Siemens that, for the duration the shareholder agreement is in effect, the shareholder will not (with only limited exceptions) sell, transfer, pledge or dispose of any shares of DPC common stock owned by the shareholder. The shareholder also waives and agrees to not to exercise any appraisal rights under Chapter 13 of the CGCL in connection with the merger.

Termination

Each shareholder agreement terminates upon the earliest of (i) the mutual written consent of Siemens and the shareholder, (ii) the effective time of the merger, (iii) the termination of the merger agreement in accordance with its terms or (iv) an amendment to the merger agreement that reduces or otherwise changes the form of merger consideration to which the shareholder would otherwise have been entitled under the merger agreement.

MARKET PRICE OF DIAGNOSTIC PRODUCTS CORPORATION COMMON STOCK

DPC common stock is listed on the New York Stock Exchange under the symbol DP. The following table sets forth the quarterly high and low price of DPC common stock and quarterly dividends per share paid for the periods indicated:

	High	Low	Dividend

2004:
First Quarter	$51.68	$41.82	$0.06
Second Quarter	$47.38	$40.00	$0.06
Third Quarter	$44.04	$37.14	$0.06
Fourth Quarter	$56.51	$40.00	$0.07
2005:
First Quarter	$55.31	$44.75	$0.07
Second Quarter	$52.61	$43.35	$0.07
Third Quarter	$57.73	$46.10	$0.07
Fourth Quarter	$53.60	$40.51	$0.07
2006
First Quarter	$52.23	$44.88	$0.07
Second Quarter (through June 19, 2006)	$58.09	$44.60	$0.07

Subject to the terms of the merger agreement, DPC intends to continue paying regular quarterly dividends until the completion of the merger with Siemens.

The closing price per share of DPC common stock on the New York Stock Exchange on April 26, 2006, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $48.45. The $58.50 merger consideration represents a premium of approximately 20.74% above this closing trading price on April 26, 2006. The average closing stock price per share of DPC common stock on the New York Stock Exchange over the one-year period ended April 26, 2006 was $48.28 per share. On June 19, 2006, which is the latest practicable date prior to the printing of this proxy statement, the closing price per share of DPC common stock on the New York Stock Exchange was $57.97.

You are urged to obtain current market information for DPC common stock.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth information as of June 19, 2006 with respect to DPC common stock owned by (i) each person who is known by DPC to own beneficially 5% or more of the outstanding common stock of DPC, (ii) by each director, the Chief Executive Officer and the four other most highly compensated officers of DPC (the “Named Officers”) and (iii) by all current directors and executive officers as a group.

	Number of		Percentage
Name	Shares(1)		Ownership

Directors and Named Officers
Sidney A. Aroesty	54,000	(2)	**
James L. Brill	63,200	(3)	**
Frederick Frank	69,999	(4)	**
Kenneth A. Merchant	12,000	(5)	**
Douglas Olson	34,308	(6)	**
John H. Reith	2,000	(7)	**
Dr. James D. Watson	70,138	(8)	**
Ira Ziering	371,571	(9)	1.3%
Michael Ziering	684,405	(10)	2.3%
All directors and executive officers as a group (13 persons)	1,424,122	(11)	4.8%
5% or More Shareholders
Ameriprise Financial, Inc.	1,768,172	(12)	6.0%
145 Ameriprise Financial Center Minneapolis, MN 55474
Columbia Wanger Asset Management, L.P.	1,555,500	(12)	5.3%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Neuberger Berman Inc.	2,730,615	(12)	9.2%
605 Third Avenue New York, NY 10158
Kayne Anderson Rudnick Investment Management, LLC	2,001,135	(12)	6.8%
1800 Avenue of the Stars Los Angeles, CA 90067
Wellington Management Company, LLP	2,007,086	(12)	6.8%
75 State Street Boston, MA 02109
Marilyn Ziering	4,762,324		16.1%
5210 Pacific Concourse Drive Los Angeles, CA 90045

**	Less than 1%.

(1)	Includes shares allocated to each executive officer’s individual account but held directly by DPC’s retirement plan.

(2)	Includes 54,000 shares subject to options which are exercisable within 60 days.

(3)	Includes 53,200 shares subject to options which are exercisable within 60 days.

(4)	Includes 69,999 shares subject to options which are exercisable within 60 days.

(5)	Includes 12,000 shares subject to options which are exercisable within 60 days.

(6)	Includes 34,000 shares subject to options which are exercisable within 60 days.

(7)	Includes 2,000 shares subject to options which are exercisable within 60 days.

(8)	Includes 36,668 shares subject to options which are exercisable within 60 days.

(9)	Includes 84,000 shares subject to options which are exercisable within 60 days, and 2,385 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(10)	Includes 140,000 shares subject to options which are exercisable within 60 days and 1,415 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(11)	See Notes above. Also includes 26,501 shares subject to options which are exercisable within 60 days held by executive officers not named in the foregoing table.

(12)	Beneficial holdings (directly or through affiliated entities) at December 31, 2005, as reported in a Schedule 13G filed by such party with the SEC. Ameriprise Financial, Inc. disclaims beneficial ownership of such shares.

FINANCIAL PROJECTIONS

In connection with Siemens AG’s and Siemens’ due diligence review and during the course of DPC’s negotiations with them in connection with the proposed merger, DPC provided them with certain projections of its prospective consolidated financial performance. DPC does not as a matter of course make public its projections as to future sales, earnings, or other results. Financial projections are included in this proxy statement only because DPC made projections available to Siemens AG and Siemens, and DPC wishes to make available to DPC shareholders a summary of certain projections that were made available to Siemens AG and Siemens. The projections assumed that DPC remained an independent company.

The financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of DPC’s management, were prepared on a basis that reflected reasonable estimates and judgments at the time of preparation and present potential outcomes of future financial performance of DPC. However, this information is not fact and is not necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. The inclusion of these projections in this proxy statement should not be regarded as an indication that any of Siemens AG, Siemens or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events.

Neither DPC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table contains a summary of certain consolidated financial projections that were prepared by DPC’s management, and made available to Siemens AG and Siemens in March 2006 (in thousands):

Projected Summary Income Statement / EBITDA

	2006	2007	2008	2009	2010

Total Sales	$529,122	$588,102	$650,557	$734,946	$822,109
Operating Income	$105,294	$125,525	$142,626	$165,054	$189,012
Net Income	$73,793	$88,394	$103,092	$120,371	$138,382
EBITDA	$161,044	$186,603	$210,470	$237,846	$266,804

For further discussion of the use of EBITDA, see “The Merger — Opinion of Diagnostic Product Corporation’s Financial Advisor”.

The projections provided to Siemens AG and Siemens were based upon a number of assumptions, including that equipment placements would continue at levels similar to those recently experienced by DPC, subject to decreases in the placement of current models in 2008 as new instruments are introduced, and that reagent sales per instrument would increase modestly. The projections were based on the assumption that DPC would introduce three new instruments in 2008. They also were based on the assumption that DPC’s introduction of new tests would, in general, continue at levels experienced in 2005 and 2006. Furthermore, a slight gross margin improvement was assumed due to a shift toward higher gross margin reagent sales. The projections also were based on the assumption that selling and research and development expense would remain constant as a percent of sales while general and administrative expense would decrease slightly as a percent of sales, and that DPC would complete its acquisition of the 52.5% interest in DPC Amerlab Lda., its Portuguese distributor, that it does not own.

The projections involve risks and are based upon a variety of assumptions relating to DPC’s business, industry performance, general business and economic conditions and other matters, including the assumptions described above, and are subject to significant uncertainties and contingencies, many of which are beyond DPC’s control. Projections of this nature are inherently imprecise, and there can be no assurances that they will be realized or that actual results will not differ significantly from those described below. These projections are subjective in many respects and, thus, susceptible to interpretations and revision based upon actual experience and business developments. There can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. None of DPC, Siemens, or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of DPC compared to the information contained in these projections, and none of them has updated or otherwise revised or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

DISSENTERS’ RIGHTS OF APPRAISAL

The following discussion is a summary of Sections 1300 through 1313 of the California General Corporation Law, sometimes referred to as the CGCL in this proxy statement, which sets forth the procedures for DPC shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights of appraisal of their shares under the CGCL. The following discussion is not a complete statement of the provisions of the CGCL relating to the rights of DPC’s shareholders to payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Sections 1300 to and including 1313 of the CGCL, which is provided in its entirety as Annex C to this proxy statement. All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of the shares of DPC common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in the shares of DPC common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

Chapter 13 of the CGCL provides DPC shareholders who do not approve the proposed merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair market value of their DPC shares owned by such shareholders as of the record date for DPC’s special shareholders meeting. In accordance with Chapter 13 of the CGCL, the fair market value of DPC shares will be their fair market value determined as of April 26, 2006, the day before the first announcement of the terms of the proposed merger, exclusive of any appreciation or depreciation in the value of the shares in consequence of the proposed merger. Because DPC common stock is listed on the New York Stock Exchange, shareholders will be entitled to dissent and seek payment of the fair market value for their shares only if holders of 5% or more of the outstanding shares of DPC common stock properly dissent from the proposed merger and demand payment of fair market value, in which case all holders of shares will have the right to dissent and seek payment of fair market value for such shares to the extent they comply with applicable procedures under the CGCL.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions before DPC’s special shareholders meeting, if the merger agreement is later terminated and the proposed merger is abandoned, no shareholder of DPC will have the right to any payment from DPC, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys’ fees, by reason of having taken that action. The following discussion is subject to those qualifications.

Refrain from Voting for the Merger.  Any DPC shareholder who desires to exercise dissenters’ rights must not vote his, her or its DPC shares in favor of the merger agreement or the proposed merger. If a DPC shareholder returns a proxy that is voted in favor of the proposed merger or a signed proxy not indicating any vote, then he, she or it will be deemed to have voted in favor of the proposed merger and will not be entitled to exercise dissenters’ rights.

Written Demand for Payment.  Written demand must be made by the record holder of the shares. Such demand must be mailed or otherwise directed to Diagnostics Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900, Attn: Secretary, Telephone: (310) 645-8200; be received not later than the date of the shareholders meeting to vote on the proposed merger; specify the shareholder’s names and mailing address and the number of shares of DPC common stock held of record which the shareholder demands DPC purchase; state that the shareholder is demanding purchase of the shares and payment of their fair market value; and state the price which the shareholder claims to be the relevant fair market value of the shares. The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares to DPC at such price.

In addition, within 30 days after notice of the approval of the proposed merger by at least a majority of DPC’s shareholders entitled to vote thereon is mailed to shareholders, the shareholder must also submit to DPC or a transfer agent of DPC, for endorsement as dissenting shares, the stock certificates representing the DPC shares as to which the shareholder is exercising dissenters’ rights.

Simply failing to vote for, or voting against, the proposed merger will not be sufficient to constitute the demand described above.

Shares of DPC held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares”.

Notice by DPC.  Within 10 days after approval of the proposed merger by DPC’s shareholders, DPC must mail notice of the approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of the CGCL, to each DPC shareholder who voted against the proposed merger and who properly made a written demand to DPC in the manner described above and otherwise in accordance with the applicable provisions of Chapter 13 of the CGCL. This notice must state the price determined by DPC to represent the fair market value of the dissenting shares. As stated above, the fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. The notice must also include a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price determined by DPC to represent the fair market value of dissenting shares, as set forth in the notice of approval of merger, will constitute an offer by DPC to purchase the dissenting shares at the stated amount if the proposed merger closes and the dissenting shares do not otherwise lose their status as such.

Irrespective of the percentage of DPC’s shares with respect to which dissent demands have been properly filed, DPC must mail the notice referred to above to any shareholder who has filed a demand with respect to DPC’s shares that are subject to transfer restrictions imposed by DPC or by any law or regulations.

Payment of agreed upon price.  If DPC and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the proposed merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of dissenting shares or fair market value.  If DPC denies that shares are dissenting shares or the shareholder fails to agree with DPC as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of the CGCL, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county praying the court to determine whether the shares are dissenting shares or as to the fair market value of the holder’s shares, or both, or may intervene in any action pending on such complaint.

On the trial of the action, the court determines the issues. If the status of the shares as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

If the court appoints an appraiser or appraisers, they shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

If a majority of the appraisers fail to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the dissenting shares. Subject to Section 1306 of the CGCL, judgment is rendered against DPC for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require DPC to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than the price offered by DPC, DPC pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the value awarded by the court for the shares is more than 125 percent of the price offered by DPC).

Maintenance of dissenting share status.  Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless DPC consents to the withdrawal. Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require DPC to purchase their shares upon the happening of any of the following:

•	the proposed merger is abandoned;

•	the shares are transferred before their submission to DPC for the required endorsement;

•	the dissenting shareholder and DPC do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither DPC nor the shareholder files a complaint or intervenes in a pending action within six months after DPC mails a notice that its shareholders have approved the proposed merger; or

•	with DPC’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

To the extent that the provisions of Chapter 5 of the CGCL (which places conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of DPC for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of DPC in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

Any DPC shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Sections 1300-1313 of the CGCL may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive the proposed merger consideration for their shares as provided in the merger agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words, such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words or phrases. Forward-looking statements include, among other things, discussions concerning DPC’s potential exposure to market risks and future performance, as well as statements expressing expectations, beliefs, estimates, forecasts, projections and assumptions. You should read statements that contain these words carefully. DPC claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Reference is made in particular to forward-looking statements regarding product sales, reimbursement expenses, earnings per share, liquidity and capital resources and trends. Forward-looking statements are subject to many risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including, but not limited to, the following:

•	the financial performance of DPC through the completion of the merger;

•	satisfaction of the closing conditions set forth in the merger agreement, including the approval of DPC shareholders and regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against DPC and others in connection with the proposed merger;

•	the failure of the merger to close for any reason;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	a significant delay in the expected completion of the merger;

•	regulatory review, approvals and restrictions;

•	diversion of management’s attention from ongoing business concerns;

•	DPC’s ability to successfully market new and existing products;

•	DPC’s ability to keep abreast of technological innovations and successfully incorporate them into new products;

•	DPC’s current dependence on a sole supplier for certain key chemical components in the IMMULITE assays;

•	DPC’s ability to have new tests reviewed and approved by the Food and Drug Administration;

•	the risks inherent in the development and release of new products, such as delays, unforeseen costs, technical difficulties, and regulatory approvals;

•	competitive pressures, including technological advances and patents obtained by competitors;

•	environmental risks related to substances regulated by various federal, state, and international laws;

•	currency risks based on the relative strength or weakness of the U.S. dollar;

•	domestic and foreign governmental health care regulation and cost containment measures;

•	political and economic instability in certain foreign markets;

•	changes in accounting and auditing standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the American Institute of Certified Public Accountants; and

•	the effects of governmental or other actions relating to certain payments by DPC’s Chinese subsidiary.

These factors, and other factors that may affect our business or financial results are described in our filings with the SEC, including, without limitation, the information under the headings “Risk Factors” in our Form 10-K for the year ended December 31, 2005.

DPC does not undertake to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

OTHER MATTERS

You should rely only on the information contained in this proxy statement and the related annexes to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 21, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to shareholders is not intended to create any implication to the contrary.

Our board of directors does not intend to bring before the special meeting of shareholders any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the special meeting of shareholders by others. If, however, any other matters properly come before the special meeting of shareholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

Shareholder Proposals for 2007 Annual Meeting

The 2007 annual meeting of shareholders of DPC will be held only if the proposed merger is not completed. If the 2007 annual meeting is held, shareholders interested in submitting a proposal for inclusion in our company’s proxy statement for the 2007 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. In accordance with the SEC’s rules and based on the date of this year’s annual meeting, shareholder proposals must be received by DPC no later than December 1, 2006 to be eligible for inclusion in our company’s proxy statement for the 2007 annual meeting, and must otherwise comply with the requirements of Rule 14a-8.

The DPC bylaws establish an advance notice procedure with regard to nominations of directors by shareholders and any other business which a shareholder may desire to propose at an annual meeting of shareholders. Notice must be received by the Secretary of DPC not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to shareholders — that is, with respect to the 2007 annual meeting, between December 31, 2006 and January 31, 2007. The notice must contain information specified in the DPC bylaws about the shareholder making the proposal and the matters to be brought before the meeting. If a shareholder notifies DPC of his intention to present a proposal at an annual meeting but does not appear or send a qualified representative to present his proposal at the meeting, DPC need not present the proposal for a vote at the meeting. These requirements are separate from and in addition to the requirements of SEC Rule 14a-8.

All notices of proposals by shareholders, whether or not to be included in the DPC proxy materials, should be sent to the attention of the Secretary of DPC at 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900.

WHERE YOU CAN FIND MORE INFORMATION

DPC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. DPC’s public filings are also available to the public from document retrieval services, and DPC’s public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

The SEC allows DPC to “incorporate by reference” information into this proxy statement. This means that DPC can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that DPC later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that DPC later files with the SEC may update and supersede the information in this proxy statement. DPC incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. DPC also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	DPC’s annual report on Form 10-K for the year ended December 31, 2005;

•	DPC’s quarterly report on Form 10-Q for the quarter ended March 31, 2006; and

•	DPC’s current reports on Form 8-K filed with the SEC on January 19, February 10, March 13, April 27, May 1, and May 2, 2006.

The DPC Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, is available on our company’s website at www.dpcweb.com. Paper copies of the DPC Form 10-K, excluding exhibits, are available free of charge by contacting DPC’s Vice President, Finance at 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of DPC since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. DPC has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 21, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

In accordance with Rule 14a — 3(e)(i) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address unless DPC has received contrary instructions from one or more of the shareholders. DPC will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900, Attention: Vice President, Finance (310) 645-8200.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045-6900, Attention: Vice President, Finance (310) 645-8200. You may also call our proxy solicitor Georgeson Shareholder Communications Inc., toll-free at (866) 695-6073 (bankers and brokers may call collect at (212) 440-9800).

ANNEX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 26, 2006
BY AND AMONG
SIEMENS MEDICAL SOLUTIONS USA, INC.
DRESDEN ACQUISITION CORPORATION
AND
DIAGNOSTIC PRODUCTS CORPORATION

A-i

A-ii

EXHIBITS

Exhibit A	Shareholder Agreement
Exhibit B	Agreement of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2006, is by and among Siemens Medical Solutions USA, Inc., a Delaware corporation (the “Purchaser”), Dresden Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Diagnostic Products Corporation, a California corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have unanimously approved this Agreement and have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”);

WHEREAS, in order to induce the Purchaser and Merger Sub to enter into this Agreement, certain shareholders of the Company, concurrently with the execution of this Agreement, will enter into a Shareholder Agreement, dated as of the date hereof (the “Shareholder Agreement”), in substantially the form set forth in Exhibit A hereto; and

WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

“Acquisition Proposal” means any of the following (other than the Merger) or any offer or proposal for any of the following: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company or its Subsidiaries constituting twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or accounting for twenty-five percent (25%) or more of the consolidated revenues of the Company and its Subsidiaries; or (iii) any tender offer, exchange offer or other offer for, or acquisition or other similar transaction or series of related transactions by any Person or group (within the meaning of Regulation 13D under the Exchange Act) that, if consummated, would result in such Person or group becoming the beneficial owner of, twenty-five percent (25%) or more of the outstanding Company Common Stock.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, by or before any Governmental Authority.

‘‘Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Number” is defined in Section 2.11.

“Agreement” is defined in the first paragraph of this Agreement.

“Agreement of Merger” is defined in Section 2.2.

“Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, change of control, termination, severance or other Contracts to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; provided, however, that the term “Benefit Plan” shall not include a Foreign Plan and shall not include a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in New York, New York or in Los Angeles, California are authorized or obligated by law or executive order to be closed.

“CGCL” means the California General Corporation Law.

“Change in the Company Recommendation” is defined in Section 5.5(c).

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.

“Closing” is defined in Section 2.10.

“Closing Date” is defined in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

‘‘Company” is defined in the first paragraph of this Agreement.

‘‘Company Board Recommendation” is defined in Section 3.21.

“Company Certificate” is defined in Section 2.6(c).

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” is defined in the first paragraph of Article III.

“Company Intellectual Property” means all Owned Intellectual Property, Third Party Intellectual Property and all other Intellectual Property necessary for or otherwise material to the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IT Systems” means computer systems, networks, hardware, software, databases, Internet web sites and equipment used to process, store, maintain and operate data, information and functions used in connection with the operation of the Company and its Subsidiaries.

“Company Option Plans” means the Diagnostic Products Corporation 1990 Stock Option Plan, as amended and restated, and the Diagnostic Products Corporation 1997 Stock Option Plan, as amended and restated.

“Company SEC Reports” is defined in Section 3.6(a).

“Company Shareholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

“Company Shareholders’ Meeting” is defined in Section 5.4.

“Company Stock Options” is defined in Section 2.9.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 6, 2006 between the Company and the Purchaser.

“Contract” means any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, purchase order, sales order contract, agreement or other binding instrument or understanding, whether written or oral.

“Contracts with the U.S. Government” means any Contract (including a subcontract) between the Company or any of its Subsidiaries and a U.S. Governmental Authority.

“Dissenting Shares” is defined in Section 2.7.

“D&O Insurance” is defined in Section 5.9(b).

“Effective Time” is defined in Section 2.2.

“Employee” means any director or employee of the Company or its Subsidiaries.

“End Date” is defined in Section 9.1(b).

“Environmental Claim” means any written allegation, notice, claim, demand, Action, request for information or other communication from any Governmental Authority or any Person (other than the Company or a Subsidiary of the Company) against the Company or a Subsidiary of the Company in either case alleging noncompliance with or liability or potential liability (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) under Environmental Laws, including the presence, discharge, emission, release or threatened release of any Hazardous Materials at or from any location that is or has been owned, leased or operated by the Company.

“Environmental Laws” means any and all applicable U.S. and non-U.S. federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and other laws relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, laws relating to Releases of Hazardous Material into the environment and all laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, which together with the Company or any of its Subsidiaries would be considered a “single employer” within the meaning of Section 4001(B) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” is defined in Section 2.8(a).

“Exchange Fund” is defined in Section 2.8(b).

“Excluded Shares” is defined in Section 2.6(a).

“FCPA” is defined in Section 3.26.

“FDA” means the United States Food and Drug Administration.

“FDC Act” means the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.

“Foreign Plan” means any employment or consulting agreement, or any plan, program, arrangement, agreement or commitment sponsored or contributed to by the Company or any of its Subsidiaries that is not subject to the requirements of ERISA and provides any of the following benefits to any Employee who does not (or at the time such benefits were provided, did not) reside in the United States: pension, retirement, savings, termination, retention, change in control, disability, medical, dental, accident, health or life insurance or other death benefits, retiree medical or life insurance, supplemental medical, profit sharing, stock option, stock purchase, restricted stock or other equity-based benefits, bonus or other incentive compensation, deferred compensation, severance, or other welfare or retirement benefit.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“German Regulation” is defined in Section 3.5(a).

“Governmental Authority” means any federal, state, local or foreign government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, including indebtedness evidenced by a note, bond, debenture or similar instrument, (ii) any obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in the Company’s financial statements, in each case consistent with past practice, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations, (iv) net obligations under any swap contract or similar derivative contract, (v) any obligations under conditional or installment sale or other title retention agreement relating to purchased property or services, or (vi) any direct or indirect guarantee of another Person in respect of any of the foregoing.

“Indemnified Parties” is defined in Section 5.9(a).

“Intellectual Property” means all (i) Inventions, (ii) Trademarks, (iii) ownership rights to any copyrightable works, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, whether or not reduced to practice.

“Inventions” means patents, patent applications, statutory invention registrations, inventions or discoveries made, developed, conceived or reduced to practice prior to the Effective Time, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Effective Time, and all reissues thereof and all reexamination certificates issuing therefrom.

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to the Company and any of its Subsidiaries, the actual knowledge of the individuals listed in Section K of the Company Disclosure Schedule.

“Larger Customers” is defined in Section 3.24.

“Leased Real Property” is defined in Section 3.13(b).

“Legal Prohibition” is defined in Section 9.1(b)(ii).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority.

“Licenses” is defined in Section 3.9.

“Liens” means, with respect to any property or asset, any mortgage, easement, lien, pledge, security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means

(a) any event, change, effect or circumstance that:

(i) has a material adverse effect on the assets, liabilities, business, properties, results of operations or financial or other condition of the Company and its Subsidiaries, taken as a whole; or

(ii) materially impairs the validity or enforceability of this Agreement against the Company or materially adversely affects or delays the Company’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder; or

(b) (x) a violation by the Company or any of its Subsidiaries on or after the date of this Agreement of any applicable anti-bribery or other similar requirement of the FCPA or any similar U.S. federal or state Legal Requirement (any of the foregoing, an “Anti-Bribery Requirement”), (y) a determination by, or notification to, the Company or any of its Subsidiaries or Affiliates that any of them has violated any Anti-Bribery Requirement prior to the date of this Agreement other than the violations (and the disclosed facts giving rise thereto) identified in Section M of the Company Disclosure Schedule or (z) an allegation by any Governmental Authority that any of the foregoing has occurred, or the commencement by any Governmental Authority of any investigation or proceeding regarding compliance with any Anti-Bribery Requirement (including any provisions of the settlement agreements (the “Settlement Agreements”) identified in Section M of the Company Disclosure Schedule); in each case unless the Purchaser after considering the matter in good faith concludes that the occurrences described in clauses (x), (y) and (z), individually or in the aggregate, are not likely to (i) impair, burden or interfere with, or otherwise adversely affect, the conduct of the business of the Company or any of its Subsidiaries or of the Purchaser or any of its Affiliates after the Effective Time, (ii) result in the modification or termination of either of the Settlement Agreements, (iii) result in the initiation of proceedings that may result in civil or criminal liability of the Company or any of its Subsidiaries or of the Purchaser or any of its Affiliates after the Effective Time, (iv) result in any material modification of the scope or character of monitoring required under the Settlement Agreements of the Company’s (or any of its Affiliates’ respective) compliance programs in effect as of the date hereof, or (v) result in any additional compliance programs being imposed upon the Company, the Purchaser or any of their respective affiliates, or in any modification of any their respective compliance programs.

Notwithstanding the foregoing, with respect to clause (a)(i) above, the term “Material Adverse Effect” shall not include any event, change, effect or circumstance arising from:

(A) general economic, market or political conditions or changes generally applicable to the industries and markets in which the Company operates which conditions or changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in its industry;

(B) changes generally applicable to the financial or securities markets;

(C) any change in GAAP or applicable Legal Requirements after the date hereof; or

(D) the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement or actions permitted by Section 5.5.

“Material Contracts” is defined in Section 3.18.

“Material Lease” means any lease or sublease for real property in the United States in excess of 10,000 square feet in size by the Company or any of its Subsidiaries.

“Maximum Premium Amount” is defined in Section 5.9(b).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.6(b).

“Merger Sub” is defined in the first paragraph of this Agreement.

“Notice of Superior Proposal” is defined in Section 5.5(c).

“NYSE” means the New York Stock Exchange.

“Option Consideration” is defined in Section 2.9.

“Owned Intellectual Property” means all Intellectual Property owned by the Company and/or its Subsidiaries.

“Owned Real Property” is defined in Section 3.13(a).

“Parties” is defined in the first paragraph of this Agreement.

“Party” is defined in the first paragraph of this Agreement.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (that do not individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (ii) pledges or deposits by the Company or any of its Subsidiaries under workers compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or U.S. government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes or for the payment of rent, in each case incurred or made in the ordinary course of business, (iii) Liens imposed by Legal Requirement, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business, (iv) Liens for Taxes, assessments or other governmental charges not yet due and payable, (v) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) Liens from the existing Indebtedness of the Company or its Subsidiaries, in each case as security for such Indebtedness, (vii) Liens described in Section L of the Company Disclosure Schedule and (viii) Liens that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.

“PHS Act” means the United States Public Health Service Act.

“Proxy Statement” means the proxy statement to be distributed to the shareholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case as filed with the SEC in accordance with applicable Legal Requirements and the terms and provisions of this Agreement.

‘‘Purchaser” is defined in the first paragraph of this Agreement.

‘‘Real Property” is defined in Section 3.13(c).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” is defined in Section 5.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Shareholder Agreement” is defined in the Recitals to this Agreement.

“Software” means computer and electronic data processing software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, and all formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software thereto.

“Special Inventor” means each of the individuals identified in Section SI of the Company Disclosure Schedule.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, or other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such Person (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member. Medical Systems S.p.A., a limited share company organized and existing under the laws of Italy, shall be deemed a Subsidiary for purposes of Article III only (excluding Section 3.12 [Taxes], 3.13 [Real Property], 3.17 [Employee Benefits] and 3.18 [Material Contracts](other than with respect to the Material Contracts identified with respect to Medical Systems S.p.A. set forth in Section 3.18(a) of the Company Disclosure Schedule)).

“Superior Proposal” is defined in Section 5.5(a).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means (A) all federal, state, local, or foreign taxes of any kind whatsoever imposed by any Governmental Authority, including, without limitation, income, gross receipts, license, payroll, employment, unemployment, excise, occupation, windfall profits, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, social security, or disability taxes, including any interest, additions or penalties with respect thereto, (B) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any of its Subsidiaries is or has been a member on or prior to the Effective Time and (C) any transferee or secondary liability in respect of any Tax (whether imposed by Legal Requirement or contractual arrangement).

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any Schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state, county or local Governmental Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.3(b).

“Third Party” is defined in Section 5.5(a).

“Third Party Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that is used or held for use by the Company and/or a Subsidiary of the Company, but excluding Software that is used or held for use pursuant to an “off the shelf” license, has a cost in any twelve (12) month period not exceeding $100,000 and is readily available through regular commercial distribution channels.

“Third Party Intellectual Property Agreement” means any license, sublicense, or other agreement pursuant to which the Company or any of its Subsidiaries is granted, obtains or holds any rights to practice or use any Third Party Intellectual Property.

“Trademarks” means names and marks, including product names and marks previously acquired by the Company or any of its Subsidiaries, brands and slogans, registered and unregistered trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith.

“USDA” means the United States Department of Agriculture.

“WARN” means the Workers Adjustment and Retraining Notification Act.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in accordance with the CGCL.

Section 2.2  Consummation of Merger.

At or as soon as practicable after the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of California an agreement of merger or other appropriate documents, in substantially the form of Exhibit B (the “Agreement of Merger”) executed in accordance with the provisions of the CGCL, and shall make all other filings, recordings or publications required under the CGCL in connection with the Merger. In accordance with the CGCL and the terms of the Agreement of Merger, the Merger shall be effective at the time and date of the filing of the Agreement of Merger with the Secretary of State of California or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Agreement of Merger (such time being hereinafter referred to as the “Effective Time”).

Section 2.3  Effect of Merger.

The Merger shall have the effects set forth in this Article II and in Section 1107 of the CGCL.

Section 2.4  Articles of Incorporation and Bylaws.

The articles of incorporation of Merger Sub, as in existence immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and as provided by applicable Legal Requirements. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the articles of incorporation of the Surviving Corporation and as provided by applicable Legal Requirements.

Section 2.5  Directors and Officers.

Unless otherwise determined by the Purchaser in its sole and absolute discretion, from and after the Effective Time, the directors and officers identified in Section 2.5 of the Company Disclosure Schedule shall be the initial directors and officers of the Surviving Corporation. Such persons shall serve as directors or hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Section 2.6  Effect on the Shares.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub, the following shall occur:

(a) Cancellation and Conversion of Certain Stock.  Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company or any of its wholly-owned Subsidiaries (other than shares held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts), or by the Purchaser or any of its wholly-owned Subsidiaries (other than shares held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts) (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(b) Conversion of Common Stock.  Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded

Shares) shall be converted into the right to receive $58.50 in cash payable to the holder thereof, without interest (the “Merger Consideration”).

(c) Cancellation and Retirement of the Company Common Stock.  All issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.

(d) Conversion of Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

Section 2.7  Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are or may become “dissenting shares” within the meaning of Section 1300(B) of the CGCL (the “Dissenting Shares”) shall not be converted into or otherwise represent the right to receive the Merger Consideration in accordance with Section 2.6(c), but shall represent and become the right to receive such consideration as may be determined to be due such holder under Chapter 13 of the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses its right to dissent, such holder’s shares shall be treated as if they had been converted as of the Effective Time into the right to receive, upon surrender as provided above, the Merger Consideration, without any interest, in accordance with Section 2.6(c). The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable Legal Requirements, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Exchange Fund.  Upon the Effective Time and from time to time thereafter, the Purchaser shall make available to the Exchange Agent cash in amounts necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. Other than investments permitted by Section 2.8(i) [Investment of Exchange Fund], the Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration.

(c) Exchange Procedures.  Promptly after the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to, cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange payment in the amount of the Merger Consideration (less any required Tax withholding) that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the CGCL.

(d) No Further Ownership Rights in the Company Common Stock; Transfer Books.  The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company Common Stock as of the Effective Time, and (except with respect to Dissenting Shares) following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable Legal Requirements in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as shareholders of the Company, except as provided by Legal Requirements.

(e) Lost, Stolen or Destroyed Certificates.  If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, to support such indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.

(f) Transferred Certificates.  If any payment under this Section 2.8 is to be made to a Person other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for one (1) year after the Effective Time, together with all interest and other income received by the Exchange Agent with respect thereto, shall be delivered by the Exchange Agent to the Purchaser and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements), only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Company Certificates held by them.

(h) No Liability.  Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any former holder of shares of the Company Common Stock for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be the property of, and paid to, the Purchaser.

(j) Withholding Rights.  The Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Company Certificates pursuant to this Section 2.8 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any applicable Legal Requirement. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction or withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.

Section 2.9  Stock Options.

As of the Effective Time, each holder of an outstanding and unexercised stock option (the “Company Stock Options”) under the Company Option Plans, whether or not vested or exercisable, shall be entitled to receive from the Company, an amount in cash (net of any applicable withholding Taxes) equal to the product of (A) the total number of shares of the Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time (regardless of whether then exercisable) and (B) the excess of the Merger Consideration per share over the exercise price per share of the Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time (regardless of whether then exercisable) (such amount, the “Option Consideration”); provided, however, that any Company Stock Option that has an exercise price per share of the Company Common Stock that is equal to or greater than the Merger Consideration per share shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time (and subject to the rights of holders to receive the payment contemplated by this Section 2.9), all Company Stock Options shall be canceled in full (and the Company shall take any and all necessary action to cause such cancellation to occur at such time), and no Company Stock Options shall be exercisable, whether for shares of Company Common Stock, shares of the Purchaser common stock or otherwise. The Company shall pay the Option Consideration to such holders promptly after the Effective Time.

Section 2.10  Closing.

Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071, on the second (2nd) Business Day after all of the closing conditions set forth in Article VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) or on such other date as shall be agreed in writing between the Company and the Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.11  Adjustments to Merger Consideration.

If the Company changes or establishes a record date for changing the number of shares of Company Common Stock outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding shares of Company Common Stock and the record date therefor shall be prior to the Effective Time, then the Merger Consideration shall be proportionately adjusted. If the aggregate number of outstanding shares of Company Common Stock on a fully diluted basis is greater than the aggregate number represented in Section 3.3 to be outstanding plus the amounts permitted to be issued after the date of this Agreement pursuant to Section 5.1 (the ‘‘Aggregate Number”), then the Purchaser may adjust the Merger Consideration and Option Consideration accordingly, but only if and to the extent that such number of additional shares in excess of the Aggregate Number would cause an adjustment of $0.20 or greater per share in the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and Merger Sub that, except as set forth in the Company Disclosure Schedule delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement, which Company Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Company Disclosure Schedule”):

Section 3.1  Organization and Qualification.

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of California and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. The articles of incorporation and bylaws (or equivalent organizational documents) of the Company and the Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. Complete and correct copies of the articles of incorporation and bylaws, all as amended to date, of the Company, have been delivered or made available to the Purchaser.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company. Each Subsidiary of the Company has been formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or other equivalent powers to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not own, directly or indirectly, any capital stock or other equity securities or equity interest of any Person, and the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 3.2  Authorization.

The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Shareholders’ Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, obtaining the Company Shareholders’ Approval). This Agreement has been duly authorized, executed and delivered by the Company, and constitutes the legally valid and binding obligation of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. No California anti-takeover statute or other similar statute applies to this Agreement, the Shareholder Agreement or the transactions contemplated hereby and thereby, including the Merger.

Section 3.3  Capitalization and Share Ownership.

As of the date of this Agreement, the authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. At the close of business on April 24, 2006, (A) 29,582,667 shares of Company Common Stock were issued and outstanding, and (B) 2,202,122 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive (or similar) rights. All of the shares of the Company Common Stock which may be issued pursuant to the Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Section 3.3 of the Company Disclosure Schedule contains a true and complete list, as of April 24, 2006, of all outstanding options, including grant dates, expiration dates, exercise prices, vesting schedules and the names of the holders thereto, to purchase shares of Company Common Stock granted under the Company Option Plans. From April 24, 2006 until the execution of this Agreement, the Company has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock), other than the issuance of shares of Company Common Stock pursuant to Company Stock Options that were outstanding as of the close of business on April 24, 2006. Other than as set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company or any of its Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the Company’s (and any other applicable Person’s) ownership interest in the outstanding shares of capital stock of, or other equity or voting interest in, each of the Company’s direct and indirect Subsidiaries and, with respect to each such Subsidiary, the jurisdiction of its organization. Each such share or interest is duly authorized, validly issued, fully paid and nonassessable and, except as indicated in Section 3.1(b) of the Company Disclosure Schedule, owned by the Company, directly or indirectly, free and clear of all options, rights of first refusal or similar rights, encumbrances and security interests of any kind or nature whatsoever and any other Liens, other than Permitted Liens. Except pursuant to Company Stock Options outstanding as of the date of this Agreement under the Company Option Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities, warrants, calls or options of the Company or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted and, except for the Shareholders Agreement, no voting agreements to which the Company or a Subsidiary of the Company is a party or, to the Knowledge of the Company, to which any other Person is a party, exist with respect to the shares of the Company Common Stock or equity of Subsidiaries of the Company. No shares of the Company Common Stock are owned by any Subsidiary of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or Subsidiary of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries has ag reed to register any securities under the Securities Act or under any state securities law or granted registration rights with respect thereto to any Person.

Section 3.4  Indebtedness.

Section 3.4 of the Company Disclosure Schedule sets forth all of the agreements or instruments pursuant to which any Indebtedness of the Company and its Subsidiaries is outstanding as of April 24, 2006. Other than as set forth in Section 3.4 of the Company Disclosure Schedule, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument which would give the other party the right to accelerate any Indebtedness of the Company or any of its Subsidiaries.

Section 3.5  Governmental Authorization; Noncontravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby requires no consent, approval, authorization, qualification, order or permit of, action by or in respect of, or filing or registration with or notification to, any Governmental Authority, other than (i) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the German Act Against Restraints on Competition (GWB) (the “German Regulation”), if required, and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Legal Requirements, (iv) such other consents, approvals, authorizations and notifications as are set forth in Section 3.5(a) of the Company Disclosure Schedule, (v) filings required to be made with the NYSE and (vi) such other items, the absence of which reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or similar organization documents of any of its Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which its or their respective properties or assets are bound, (iii) require any consent or other action by any Person (other than as set forth in Section 3.5(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract binding upon the Company or any Subsidiary of the Company, other than such exceptions in the case of clauses (ii) and (iii) as reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6  SEC Filings.

(a) Since January 1, 2004, the Company has filed on a timely basis all reports, prospectuses, forms, schedules, proxy statements, registration statements and other similar documents required to be so filed with the SEC (collectively, and to the extent publicly available, the “Company SEC Reports”). No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement, registration statement or other similar documents with the SEC. A true and complete copy of each of the Company SEC Reports filed prior to the date hereof has been made available to the Purchaser prior to the date hereof.

(b) All Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

(c) None of the Company SEC Reports (including any exhibits and financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and to the knowledge of the signatories thereof, the statements contained in such certifications are true and correct. For purposes of this Section 3.6(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(A) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other of the Company SEC Reports.

(f) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(F) and 15d-15(F) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of its financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A copy of any such disclosures made by the Company’s management to the Company’s outside auditors and the audit committee have been previously provided to the Purchaser.

(g) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(E) and 15d-15(E) under the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(h) Since January 1, 2004, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding fraud in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or a violation of federal laws relating to fraud against shareholders by the Company or any of its officers, directors, employees or agents to the Company’s board of directors (or any committee thereof) or to any director or officer of the Company, or to the general counsel or equivalent officer of the Company.

Section 3.7  Financial Statements; Undisclosed Liabilities.

(a) Company Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries (including any related notes and schedules) included in the Company SEC Reports (i) have been prepared in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein and subject to normal year-end audit adjustments, not material in amount, in the case of any unaudited interim financial statements) applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position for the periods or as of the dates then ended.

(b) Undisclosed Liabilities.  Except as set forth in the Company’s consolidated balance sheet at December 31, 2005 included in the Company’s Form 10-K for the year ended December 31, 2005, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth on Section 3.7(b) of the Company Disclosure Schedules.

Section 3.8  Absence of Certain Changes.

Except as disclosed in the Company SEC Reports that were filed and publicly available prior to April 25, 2006, since December 31, 2005, or as otherwise expressly permitted by this Agreement, the business of the Company and its Subsidiaries has been operated in the ordinary course and consistent with past practice and since such date there has not occurred:

(a) any Material Adverse Effect or any event, change, effect or circumstance that reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration, payment or setting aside for payment of any dividend (other than the Company’s regular quarterly dividend, which shall not be in excess of $0.07 per share) or other distribution by the Company or any of its Subsidiaries (except to the Company);

(c) any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities;

(d) any amendment or change to the Company’s or any of its Subsidiaries’ articles of incorporation, bylaws or equivalent organizational documents;

(e) any material change by the Company or any of its Subsidiaries to its accounting methods, policies or practices;

(f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries, other than issuances of options pursuant to the Company Option Plans;

(g) any new employment agreements (or amendments or supplements to existing employment agreements) by the Company or any of its Subsidiaries with any employee, officer or director of the Company or any of its Subsidiaries, except for employment agreements required by applicable Legal Requirements or the ordinary course and historical practice of the Company or its Subsidiaries with respect to non-executive employees, or the grant of any increase in compensation (including employee benefits) payable to any employee, officer or director of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect on December 31, 2005;

(h) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(i) any increase in or establishment of any bonus, severance or termination pay, deferred compensation, pension, retirement, profit sharing, stock option or other employee benefit plan, or any other increase in the compensation payable to any officers or key employees, except in the ordinary course of business and consistent with past practice;

(j) any acquisition of any capital stock or other ownership interest in any other Person;

(k) any loan (other than customary travel and expense advances) made by the Company or any of its Subsidiaries to any officer or director of the Company;

(l) any personal guarantee granted by the Company or any of its Subsidiaries on behalf of the Company’s or any of the Company’s Subsidiaries officers or directors;

(m) any material damage, destruction or loss to any material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;

(n) any material tax election or any settlement or compromise of any material income tax liability or refund; or

(o) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.

Section 3.9  Licenses.

The Company and each of its Subsidiaries, as applicable, holds all government licenses, permits, certificates, franchises, approvals or other similar authorizations of all Governmental Authorities, including all authorizations or clearances related to national security, in each case that are material and necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted, including the promotion, marketing, and sale of its current products (the ‘‘Licenses”). Each of the Licenses is valid and in full force and effect, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Licenses. No Governmental Authority has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any License, now or in the future, or (B) that the Company or any of its Subsidiaries is in material violation of the terms of any License and no action has been threatened with respect thereto. There is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or that presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the Licenses.

Section 3.10  Litigation; Compliance with Laws.

(a) Litigation.  As of the date hereof, there is no Action or series of related Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or rights that, if adversely determined, reasonably would be expected to result in a loss to the Company or any of its Subsidiaries, directly or indirectly, individually as to any Action, or in the aggregate as to any series of related Actions, in excess of $2,500,000 or in a material change in, or limitation on, the business practices or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no Actions pending nor, to the Knowledge of the Company, threatened, seeking or that reasonably would be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger.

(b) Compliance.  The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to them or their respective businesses or operations and have not received unresolved notification of any asserted present or past failure to so comply.

Section 3.11  Employment Matters.

(a) There is no charge pending, and neither the Company nor any of its Subsidiaries has received notice of any material threats, against the Company or any of its Subsidiaries alleging, with respect to any employee or employees of the Company or any of its Subsidiaries, any violation of any statute or regulation relating to employment and employment practices, any violation of OSHA or other similar Legal Requirement, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any Governmental Authority or arbitrator.

(b) There are no pending, and neither the Company nor any of its Subsidiaries has received notice of any threatened, union organizing efforts, labor strikes, slow-downs or work stoppages against the Company or any of its Subsidiaries.

(c) No employees of the Company or any of its Subsidiaries are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries, and no collective bargaining agreement or other similar labor union agreement for employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries is currently being negotiated or pending negotiation by the Company or any of its Subsidiaries.

(d) There has been no strike, work slowdown, employee lockout or concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three (3) years.

(e) There is no material complaint against the Company or any of its Subsidiaries issued by, and neither the Company nor any of its Subsidiaries has received notice of any pending material complaint before, the National Labor Relations Board or any comparable non-U.S. Governmental Authority.

(f) The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and neither the Company nor any of its Subsidiaries has received notice of any material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any executory consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are in compliance with the requirements of WARN and any similar Legal Requirements and have no liabilities pursuant to WARN, in each case as determined without regard to any terminations of employment that occur on or after the Effective Time.

Section 3.12  Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes due and payable (whether or not shown on such Tax Returns). The Company has made due and sufficient accruals in the financial statements in accordance with GAAP in the latest Company SEC Report for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Report for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing. The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment by any Governmental Authority. As of the date hereof there are no audits, examinations, requests for information or other administrative or judicial proceedings pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth in Section 3.12(b) of the Company Disclosure Schedule has been made and reflected on the financial statements in the Company SEC Reports. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(c) The Company and each of its Subsidiaries is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any of its Subsidiaries has been included in any other consolidated U.S. federal income Tax Return or other consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent) for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnification contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(d) There are no liens for Taxes upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years. Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code.

Section 3.13  Real Property.

(a) Section 3.13(a) of the Company Disclosure Schedule lists each real property that is owned by the Company and each of its Subsidiaries (the “Owned Real Property”) and identifies the material Owned Real Property (the “Material Owned Real Property”). Each of the Company and its Subsidiaries has good, valid and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. There are no outstanding Contracts for the sale of any of the Owned Real Property and there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof. As of the date hereof, there are no existing, or to the Knowledge of the Company, any threatened or pending Actions or applicable condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Owned Real Property or any portion thereof. To the Knowledge of the Company, there is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority relating to the Material Owned Real Property, whether or not same are of record, that would, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof as currently used, occupied and operated. To the Knowledge of the Company, there are no encroachments or other facts or conditions affecting any parcel of the Material Owned Real Property that would, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof as currently used, occupied and operated. To the Knowledge of the Company, there are no filed mechanic’s lien claims against the Owned Real Property in respect of completed or ongoing construction projects that relates to any failure to pay or any disputed payment by the Company or any of its Subsidiaries for services utilized in the project exceeding, individually or in the aggregate, $1 million.

(b) Section 3.13(b) of the Company Disclosure Schedule lists each real property that is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”). Either the Company or one of its Subsidiaries is in possession of the property that is the subject of the Leased Real Property, and holds good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than Permitted Liens or Liens encumbering a lessor’s interest in the Leased Real Property incurred by the lessor. Each of the Material Leases (A) is in full force and effect and is valid and binding on the Company or its applicable Subsidiary, and (B) is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. (i) No material default by the Company or any of its Subsidiaries exists under any Material Lease, (ii) to the Knowledge of the Company, no material default by the landlord exists under any such Material Lease, (iii) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably expected to result in such a default by the Company or any of its Subsidiaries under any such Material Lease, and (iv) to the Knowledge of the Company, no circumstances exist which, with the giving of notice, the passage of time or both, is reasonably expected to result in such a default by the landlord under any such Material Lease. True, correct and complete copies of each of the Material Leases (and any amendments or modifications thereto) have been delivered to the Purchaser. All rents, additional rents, common area charges, escrow payments or similar charges or payments that are required to be made by the Company or any of its Subsidiaries under the Material Leases and are due and payable prior to and including the date of this Agreement have been paid in full without offset, claim or reduction. The transactions contemplated by this Agreement do not require the consent or approval of, payment of a penalty to, the landlord thereunder, or give the landlord thereunder the option to terminate any Material Lease.

(c) To the Knowledge of the Company, there are no contractual or legal restrictions or physical defects that preclude or restrict, in a manner that, individually and in the aggregate, reasonably could be expected materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Material Owned Real Property or the Material Leases (collectively, the “Real Property”) for the purposes for which it is currently being used by the Company or such Subsidiary.

(d) To the Knowledge of the Company, the Company and each applicable Subsidiary of the Company has received all approvals of any Governmental Authority, including building, zoning, administrative, occupational safety and health authorities, or such other approvals, including licenses and certificates of occupancy, under any applicable Legal Requirements, required to be obtained in connection with the ownership, use and operation of the Real Property for the purposes for which it is currently being used by the Company or such Subsidiary, except for such, which if not obtained would not, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof.

(e) No portion of the Real Property has suffered any material damage by fire or other casualty in the three (3) years immediately preceding the date of this Agreement that has not heretofore been repaired and restored to the condition necessary for the Company or the applicable Subsidiary of the Company to own and operate its business in accordance with good industry standards. As of the date hereof, no portion of the Real Property is currently under construction in which the Company or any Subsidiary of the Company is obligated to pay $100,000 or more to any architect, contractor, subcontractor or materialmen for labor or materials to be performed, rendered or supplied to or in connection with any Real Property after the date hereof with respect to any individual property.

Section 3.14  Environmental Matters.

Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and its Subsidiaries are and have been (except for such failures as have been remedied) in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any and all Environmental Permits;

(b) Neither the Company nor any of its Subsidiaries is subject to any pending Environmental Claim or has received notice thereof that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries;

(c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has, released, discharged, placed, stored, buried or dumped any Hazardous Materials on, beneath or adjacent to the Real Property or any real property formerly owned, operated or leased by the Company or any of its Subsidiaries that requires investigation, removal, remediation or corrective action by the Company or any of its Subsidiaries under applicable Environmental Laws;

(d) Neither the Company nor any of its Subsidiaries is subject to any Contract that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities and costs relating to Hazardous Materials;

(e) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, injunction, settlement or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries or any of their properties is subject to any judgment, decree, injunction, settlement or order relating to compliance with any Environmental Law or to cleanup, remediation or removal of Hazardous Materials under any Environmental Law or to the Knowledge of the Company to investigation that reasonably would be expected to result in a material liability;

(f) No employee of the Company or of its Subsidiaries in the course of his or her employment with the Company or any such Subsidiary has been exposed to any Hazardous Materials in a manner the Company expects would be likely to give rise to a claim against the Company or any Subsidiary of the Company; and

(g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns or leases any real property containing any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, or septic tanks in which any Hazardous Materials have been disposed.

Section 3.15  Insurance.

(a) The material assets and the business operations of the Company and each of its Subsidiaries are insured against claims, losses or damages in amounts that are (i) sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements and (ii) consistent with the Company’s and each such Subsidiary’s past practices. All such material policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such material insurance policies, each of which is listed in Section 3.15 of the Company Disclosure Schedules.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date of this Agreement, to the Knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any material insurance policy of the Company or any of its Subsidiaries during the period of one year prior to the date hereof. As of the date hereof, to the Knowledge of the Company, no event has occurred, including the failure by the Company or any of its Subsidiaries to give any notice or information or by giving any inaccurate or erroneous notice or information, that materially limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.

Section 3.16  Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list of all (A) registrations or applications for registration, in respect of patents, trademarks, service marks, U.S. copyrights and domain names, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, owned by the Company or any of its Subsidiaries, and (B) material unregistered trademarks and service marks owned by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has any material registered copyrights.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of (i) all Third Party Intellectual Property Agreements; (ii) any material licenses of Intellectual Property granted by the Company or any of its Subsidiaries to any other Person; (iii) any agreement by which the Company or any of its Subsidiaries grants any ownership right or option to acquire an ownership right in any material Owned Intellectual Property; and (iv) all material joint development agreements.

(c) All agreements and licenses set forth in Section 3.16(b) of the Company Disclosure Schedule are valid and binding obligations of the Company or its Subsidiaries, are in full force and effect, and are enforceable against the Company or its Subsidiaries, as applicable, in accordance with their terms. The Company and its Subsidiaries are not, and to the Knowledge of the Company, no party to any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration of any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach, default, termination, modification or acceleration has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, in the past three years, sent a written notice of breach or default to any party to any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach or default has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries that challenges the legality, validity or enforceability of any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule.

(d) To the Knowledge of the Company, the Company and its Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property, free and clear of all Liens other than Permitted Liens and, in the case of Third Party Intellectual Property, as set forth in the license or agreement therefor.

(e) To the Knowledge of the Company, the conduct by the Company and its Subsidiaries of their respective businesses as currently conducted, including research and development, product development, manufacturing and marketing and sales activities, the manufacture, use or sale of any product of the Company or any of its Subsidiaries, and the use by the Company or any of its Subsidiaries of the Company Intellectual Property, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. The Company and its Subsidiaries have not received in the past three years any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation, dilution or unlawful use by the Company or any of its Subsidiaries of, any Intellectual Property or other proprietary asset or rights of any other Person relating to any Company Intellectual Property or any product of the Company or any of its Subsidiaries. There is no Action instituted, asserted or pending or, to the Knowledge of the Company, threatened by any Person against the Company or any Subsidiary of the Company nor any cease and desist or equivalent letter or any other notice of any allegation received by the Company or any of its Affiliates, (i) challenging or affecting in any material way the rights of the Company or any of its Subsidiaries in or seeking to deny or restrict the use by the Company or any Subsidiary of the Company of any of the Owned Intellectual Property or Third Party Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary of the Company infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Third Party Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(f) To the Knowledge of the Company, there has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Owned Intellectual Property or Third Party Intellectual Property (exclusively licensed to the Company or any of its Subsidiaries) by any Person, including any current or former officer, employee, independent contractor, consultant or any other agent of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought an Action in the past three years alleging infringement, dilution or misappropriation of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any Person. Section 3.16 of the Company Disclosure Schedule lists all written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Owned Intellectual Property received by the Company or any of its Subsidiaries.

(g) The Company or one of its Subsidiaries is the exclusive owner of the entire and unencumbered right, title and interest in, to and under each asset and right embodied in or by the Owned Intellectual Property (except for Permitted Liens, licenses granted by the Company or any of its Subsidiaries to any Person and joint ownership interests in immaterial Intellectual Property). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Company Intellectual Property is subject to any Action or outstanding decree, order, injunction, judgment, ruling or stipulation restricting in any manner the use, transfer or licensing of such Intellectual Property by the Company or any of its Subsidiaries, or that may affect or impair the validity, use or enforceability of the Company Intellectual Property. None of the Company or any of its Subsidiaries is subject to any agreement that restricts the use, transfer or licensing by the Company or any of its Subsidiaries of any Owned Intellectual Property.

(h) To the Knowledge of the Company, other than the Owned Intellectual Property and the Third Party Intellectual Property, there are no other items of Intellectual Property that are material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property or change the calculation of the payment of royalties or fees to third parties, except to the extent that any such termination, impairment or payment reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(i) All registrations with and applications to Governmental Authorities in respect of the Owned Intellectual Property are valid and in full force and effect and, to the Knowledge of the Company, enforceable, except with respect to registrations and applications abandoned in the ordinary course of business. None of the Intellectual Property identified in Section 3.16(a) of the Company Disclosure Schedule has been abandoned unless so designated on such Schedule.

(j) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all Intellectual Property created by employees, contractors and consultants of the Company or any of its Subsidiaries (in their respective capacities as such) are Owned Intellectual Property or, with respect to contractors and consultants, licensed to the Company or its Subsidiaries. Furthermore, to the extent reasonably necessary to protect the Owned Intellectual Property that is material to the conduct of the respective businesses of the Company and each of its Subsidiaries, each of the Special Inventors, and all employees of the Company and each of its Subsidiaries devoting more than thirty percent (30%) of his or her time and effort to technology research and development activities, have executed written agreements with the Company or one of its Subsidiaries to protect the Intellectual Property, and furthermore, to the Knowledge of the Company, such Special Inventors, and all employees devoting more than thirty percent (30%) of their time and effort to technology research and development activities, are not in violation or breach of any term of any such written agreement that would materially impair the value to the Company of such Owned Intellectual Property.

(k) The Company and its Subsidiaries have taken commercially reasonable measures to protect, preserve and maintain the confidentiality and value of all Company Intellectual Property held in confidence by the Company and its Subsidiaries, and to correct defects in the chain of title of Owned Intellectual Property. The Company has taken commercially reasonable steps to secure the Company IT Systems from unauthorized access or use thereof by any Person, and to provide for the continued, uninterrupted and error free operation of the Company IT System.

Section 3.17  Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. The Company has made available to the Purchaser a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy. For each Benefit Plan, the Company has furnished or made available to the Purchaser a true and complete copy of each Benefit Plan document and where a Benefit Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Purchaser a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Benefit Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Benefit Plan, (iii) the most recently filed IRS Form 5500 for each Benefit Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Benefit Plan that has received such IRS determination letter or IRS prototype opinion letter and (v) the most recently prepared actuarial report or financial statement in connection with each Benefit Plan required to prepare or distribute such actuarial report or financial statement. Neither the Company nor any of its Subsidiaries has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the transactions contemplated hereby, including the Merger, or ERISA or the Code or to otherwise comply with applicable Legal Requirements.

(b) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements (including but not limited to ERISA and the Code). The Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Benefit Plan. No Action is pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that reasonably would be expected to give rise to any such Action. No Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently participating in or has participated in the Employee Plans Compliance Resolution System set forth in Rev. Proc. 2003-44.

(c) Neither the Company nor any of its Subsidiaries (including any entity that during the past six (6) years was a Subsidiary) or any ERISA Affiliate has now or at any time contributed to, sponsored or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA.

(d) No Benefit Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full.

(e) The IRS has issued a favorable determination letter with respect to each of the Benefit Plans that is intended to be qualified under Section 401(A) of the Code and the related trust that has not been revoked, and no fact or events exists that reasonably would be expected to result in the revocation of such letter.

(f) With respect to any Benefit Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA), no “prohibited transaction” (within the meaning of Section 4975 of the Code) has occurred that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries.

(g) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made timely or the amount of such contribution, premium or payment is reflected on the Company’s balance sheet included in the Company’s Form 10-K for the period ended December 31, 2005.

(h) Section 3.17(h) of the Company Disclosure Schedule sets forth any individual employment, termination, severance, change in control, retention, work for hire or similar agreement existing prior to the date of this Agreement (x) between the Company or any of its U.S. Subsidiaries, on the one hand, and any officer or employee of the Company or any of its U.S. Subsidiaries, on the other hand, or (y) between the Company or any of its Subsidiaries, on the one hand, and any general manager of any of the Company’s Subsidiaries, on the other hand.

(i) None of the payments contemplated by the Benefit Plans of the Company or any of its Subsidiaries would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) in connection with the Merger.

(j) Except to the extent required under ERISA Section 601 et. seq. and Section 4980B of the Code, none of the Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(k) The Merger will not result in any payments, increase in benefits or costs, or acceleration of rights under or in connection with any Foreign Plan, except as required under applicable Legal Requirements. Other than as provided under applicable Legal Requirements, each Foreign Plan by its terms may be amended or terminated by the Company or a Subsidiary of the Company. With respect to each Foreign Plan: (i) each such plan that is intended to be tax-qualified or tax-registered or approved is so qualified, registered or approved, and no action or failure to act on the part of any Subsidiary of the Company reasonably would be expected to cause the loss of such qualification or registration; (ii) those Foreign Plans that are required to be funded solely by the Company or by a Subsidiary of the Company are substantially funded, and with respect to other Foreign Plans, adequate reserves have been established on the accounting statements of the applicable entity; and (iii) no other material liability or obligation of any Subsidiary of the Company exists with respect to such Foreign Plans that has not been adequately reserved on the balance sheet of the Company contained in the Company’s Form 10-K filed with the SEC for the period ended December 31, 2005, other than liabilities and obligations accrued in the ordinary course of business consistent with past practice since December 31, 2005 and, when filed, reflected in the applicable Company SEC Report after December 31, 2005. Each Foreign Plan has been maintained and operated in all material respects in accordance with applicable Legal Requirements.

Section 3.18  Material Contracts.

(a) Subsections (i) through (x) of Section 3.18(a) of the Company Disclosure Schedule list the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company (including its Subsidiaries);

(ii) all supply Contracts under which the Company or any of its Subsidiaries has paid $1 million or more in the twelve (12) month period ended December 31, 2005, or has committed, as of the date hereof, to pay $1 million or more over the twelve (12) month period following the date of this Agreement;

(iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture Contracts;

(iv) all Contracts relating to issuances of securities of the Company or any of its Subsidiaries;

(v) all distributor and all material broker, dealer, manufacturer’s representative, franchise and agency Contracts;

(vi) all Contracts evidencing Indebtedness of $500,000 or more;

(vii) all Contracts with any Governmental Authority under which the Company or any of its Subsidiaries has received or paid $500,000 or more in the twelve (12) month period ended December 31, 2005, or under which such Governmental Authority has committed to pay to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries has committed to pay, in each case, as of the date hereof, $500,000 or more over the twelve (12) month period following the date of this Agreement, other than those Contracts for research projects or for the sale of goods or services in the ordinary course of business to municipal or government-owned hospitals, laboratories or state academic institutions;

(viii) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(ix) all Contracts that result in any Person holding a material power of attorney from the Company or any of its Subsidiaries that relates to the Company, any such Subsidiary or their respective businesses other than limited powers of attorney granted in the ordinary course of business consistent with past practice; and

(x) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, the absence of which, individually or in the aggregate, reasonably would be expected to result in a Material Adverse Effect.

(b) (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party(ies) thereto; (ii) none of the Company or any of its Subsidiaries is in material breach or violation of, or material default under (nor, to the Knowledge of the Company, does there exist any condition that, upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries), any Material Contract; (iii) to the Knowledge of the Company, no other party is in material breach or violation of, or material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries), any Material Contract; (iv) none of the Company or any of its Subsidiaries has received any notice of default or notice to cure under any Material Contract that remains uncured; and (v) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement, including the Merger, shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the

Company or any of its Subsidiaries under any Material Contract. The Company has furnished or made available to the Purchaser true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19  Regulatory Matters.

(a) The Company and its Subsidiaries have established and administer one or more compliance programs (including a written compliance policy) applicable to the Company and its Subsidiaries (i) to assist the Company and its Subsidiaries and the directors, officers and employees of the Company and its Subsidiaries in complying with applicable Legal Requirements (including those administered by the FDA or comparable Governmental Authority) applicable to the Company, its Subsidiaries or their respective businesses and (ii) to provide compliance policies and training to appropriate persons governing applicable areas for medical device companies (including pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, advertising and promotion, product sales and distribution, medical device recall and reporting regulations and record keeping).

(b) Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are in compliance in all material respects with the provisions of all Legal Requirements of applicable Governmental Authorities relating to the regulation of the Company’s and its Subsidiaries’ products, including the FDC Act, the PHS Act, and all rules and regulations promulgated thereunder, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Company SEC Reports, with respect to the marketing of products by the Company or any of its Subsidiaries, all applications, submissions, information, claims and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, listings, licenses or permits of any applicable Governmental Authority, including the FDA and the USDA, relating to the Company, its Subsidiaries, their respective businesses and products, when submitted to the applicable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the applicable Governmental Authority. All product claims made by the Company or its Subsidiaries with respect to the Company’s or its Subsidiaries’ products are valid, supported by proper research, design, testing, analysis and disclosure, and are permitted by applicable Legal Requirements administered by the FDA, USDA or comparable non-U.S. Governmental Authority, except for such failures as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company’s and its Subsidiaries’ activities and relevant facilities, as well as, to the Knowledge of the Company, its suppliers, distributors and other intermediaries, are in compliance with all applicable Legal Requirements of any U.S. Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries, including the FDC Act and the PHS Act and all implementing regulations thereunder, including the registration, listing, labeling, reporting and manufacturing requirements of 21 C.F.R. Parts 803, 806, 807, 809, 812, 814 and 820, all to the extent applicable to in vitro diagnostic devices and accessories, and comparable Legal Requirements of any applicable non-U.S. Governmental Authority of Brazil, Japan, Canada, the United Kingdom, Germany, France or comparable European Union directives, and to the Knowledge of the Company, any other non-U.S. jurisdictions, except for noncompliance that has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company or applicable Subsidiary of the Company. Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable Governmental Authority. The Company has disclosed to the Purchaser any warning letters, untitled (or “notice of violation”) letters, or similar notices, or other correspondence relating to the Company’s or any of its Subsidiaries’ compliance status under applicable Legal Requirements of any Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries within the last two (2) years.

(d) All products being manufactured, distributed, or developed by the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA or any comparable non-U.S. Governmental Authority are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable Legal

Requirements of any Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) There are no clinical trials or studies being conducted by or on behalf of the Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports, all pre-clinical trials and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been, and are being conducted in material compliance with the applicable Legal Requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56 and, where applicable, the Declaration of Helsinki, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Except as disclosed in the Company SEC Reports, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor their respective officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to withdraw product approval or clearance or to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or provide a basis for a U.S. Governmental Authority to bring an action against the Company or any of its Subsidiaries for a violation of 18 U.S.C. Section 1001 or any other comparable Legal Requirement of any applicable Governmental Authority for making false statements to the FDA.

(g) Except as disclosed in the Company SEC Reports, neither the Company nor any Subsidiary of the Company has been convicted of any crime or engaged in any conduct that could result in a debarment under 21 U.S.C. Section 335a, 48 C.F.R. Subpart 9.4, or under any similar Legal Requirement, or under any exclusion from participation in general health care programs of the United States pursuant to 42 U.S.C. Section 1320a-7.

(h) Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no proceedings pending with respect to a violation by the Company or any of its Subsidiaries of the FDC Act or the PHS Act or their implementing regulations, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other Governmental Authority that reasonably would be expected to result in criminal liability.

(i) With respect to the year ended December 31, 2005, sales by the Company and its Subsidiaries with respect to Contracts with the U.S. Government did not exceed $3 million. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with the terms and conditions of such Contracts with the U.S. Government and applicable Legal Requirements with respect to such Contracts.

Section 3.20  Affiliate Transaction.

Except as disclosed in the Company SEC Reports, no director or officer of the Company or any of its Subsidiaries has, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any Contract disclosed pursuant to Section 3.13, Section 3.16 or Section 3.18 hereof; or (iv) served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.20. Neither the Company nor any of its Subsidiaries has, since October 1, 2002, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or such Subsidiary (and with respect to Subsidiaries remains outstanding).

Section 3.21  Board Recommendation.

The Board of Directors of the Company, by resolution duly adopted by unanimous vote at a meeting duly called and held, and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, has (i) determined that this Agreement and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger and (iv) directed that approval of this Agreement and the Merger be submitted to the Company’s shareholders at the Company Shareholders’ Meeting. The actions described in this Section 3.21 and the favorable recommendation to the Company’s shareholders contemplated thereby are sometimes collectively referred to in this Agreement as the “Company Board Recommendation.” The representations contained in this Section 3.21 shall not prohibit actions permitted pursuant to Section 5.5.

Section 3.22  Proxy Statement.

Except for information provided by the Purchaser in writing expressly for inclusion therein, none of the information contained or incorporated by reference in the Proxy Statement will at the time of the mailing thereof or of the meeting at which the Company Shareholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23  Title to Personal Property.

The Company and its Subsidiaries has good and valid title to, or, in the case of leased personal properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets used or held for use in the business of the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens.

Section 3.24  Customers and Suppliers.

Section 3.24(a) of the Company Disclosure Schedule sets forth a true and complete list of the customers representing over $3 million in annual sales in 2005 in the United States and over $1 million in annual sales in 2005 in each of the United Kingdom, Germany, Italy and Brazil (such customers, the ‘‘Larger Customers”). As of the date of this Agreement, no distributor or other customer (excluding the Company’s Subsidiaries) accounted for more than ten percent (10%) of the Company’s consolidated revenues during the twelve (12) month period preceding the date of this Agreement. As of the date hereof, no Larger Customer, to the Knowledge of the Company, has indicated its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to reduce materially its purchases from the Company or any of its Subsidiaries. Other than those suppliers identified in Section 3.24(b) of the Company Disclosure Schedule, there are no material suppliers to the Company or any of its Subsidiaries. As of the date hereof, no supplier identified in Section 3.24(b) of the Company Disclosure Schedule, to the Knowledge of the Company, has indicated its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to reduce materially its sale to the Company or any of its Subsidiaries of any products, equipment, goods or services.

Section 3.25  Company Products and Services.

Neither the Company nor any of its Subsidiaries has, in the past twelve (12) months, experienced a material increase in product warranty claims or returns, and neither the Company nor any of its Subsidiaries has any material liabilities or obligations in excess of customary reserves therefor for replacement or repair of the products sold by them.

Section 3.26  Certain Business Practices.

Except as disclosed in the Company SEC Reports, to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any directors or officers, agents or employees of the Company or any of its Subsidiaries or minority-owned subsidiaries, has (i) violated the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (ii) violated the “Federal Anti-kickback Statute,” 42 U.S.C. Section 1320a-7b, or any similar Legal Requirement; or (iii) violated the U.S. False Claims Act,” 31 U.S.C. §3729, or any similar U.S. Legal Requirement.

Section 3.27  Opinion of Financial Advisor.

The board of directors of the Company received the opinion of Lehman Brothers to the effect that, and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Merger Consideration to be offered to the shareholders of the Company in the Merger is fair to such shareholders, and a copy of the written opinion will be provided to the Purchaser following the date of this Agreement. The Company has been advised that Lehman Brothers will consent to a description and inclusion of the opinion in the document required to be filed with the Securities and Exchange Commission in connection with the Merger and to references to Lehman Brothers in such document, provided that any such description and references are approved in advance by Lehman Brothers.

Section 3.28  Finders and Brokers.

No broker, finder or investment banker, financial advisor or other Person, other than Lehman Brothers, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1  Organization and Qualification.

Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. True and correct copies of Merger Sub’s articles of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company.

Section 4.2  Authorization.

Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub. This Agreement has been duly authorized, executed and delivered by each of the Purchaser and Merger Sub, and constitutes the legally valid and binding obligation of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 4.3  Capitalization and Share Ownership.

The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except as provided in this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except as provided in this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).

Section 4.4  Governmental Authorization; Noncontravention.

(a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization, qualification, order or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing or registration of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the German Regulation, if required, and other requirements under the antitrust or anti-competition laws of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, paragraph fifteen (15) of the German Securities Trading Act (WpHG) and any other applicable securities law Legal Requirements, (iv) compliance with the rules and regulations of any applicable stock exchanges or automated quotation system and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws or similar organizational documents of either the Purchaser or Merger Sub, (ii) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Purchaser or Merger Sub or by which their respective properties or assets are bound, and (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under any provision of any Contract binding upon the Purchaser or Merger Sub, other than such exceptions in the case of clauses (ii) and (iii) as would not have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5  Litigation.

To the Purchaser’s knowledge, as of the date hereof, there are no suits, claims, actions or proceedings (at law or in equity) pending or threatened, seeking to (or that reasonably would be expected to) prevent, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.6  Ownership of Company Common Stock.

Neither the Purchaser nor Merger Sub beneficially owns, directly or indirectly, any shares of Company Common Stock or is a party to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 4.7  Finder and Brokers.

No broker, finder or investment banker, financial advisor or other Person, other than JPMorgan, the fees and expenses of which will be paid by the Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.8  Available Funds.

The Purchaser has, and at the Effective Time will have, available the funds necessary to pay the Merger Consideration for all of the Company Common Stock pursuant to the Merger, to pay the amounts contemplated by Section 2.9 and to pay all fees and expenses in connection therewith.

ARTICLE V

PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1  Conduct of Business.

During the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, (provided that in considering any such request for consent pursuant to this Section 5.1, the Purchaser shall act reasonably) the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their respective reasonable best efforts to preserve intact their assets, Intellectual Property, Licenses, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, employees and others having business dealings with them. In addition and without limiting the generality of the foregoing, except (i) as specifically permitted or required by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements or the rules or regulations of the New York Stock Exchange or (iv) unless the Purchaser expressly consents in writing in advance (provided that in considering any such request for consent pursuant to this Section 5.1, the Purchaser shall act reasonably), the Company will not, and will cause each of its Subsidiaries not to:

(i) (A) amend, modify or terminate any Material Contract, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, (B) waive, release or assign any material rights or claims under any Material Contract, except in the ordinary course of business consistent with past practice or (C) except in the ordinary course of business consistent with past practice, enter into any Material Contracts or material transactions;

(ii) (A) abandon, sell, assign or grant any security interest in or to any material Owned Intellectual Property, Third Party Intellectual Property or Third Party Intellectual Property Agreement, (B) grant to any third party any license, sublicense or covenant not to sue with respect to any material Owned Intellectual Property or Third Party Intellectual Property, other than to customers in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business consistent with past practice, develop, create or invent any material Intellectual Property jointly with any third party (other than under an agreement that has been disclosed to the Purchaser prior to the date hereof), (D) voluntarily disclose, or authorize any disclosure of, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (E) amend, modify or terminate any material Third Party Intellectual Property Agreement, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;

(iii) sell, lease, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien), any of its or its Subsidiaries properties or assets or any interests therein (including securitizations), other than sales of inventory or licenses of finished goods in the ordinary course of business consistent with past practice or the dispositions of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $500,000 (measured by the higher of the book value of all such assets sold or the proceeds from the sale thereof);

(iv) amend or change its articles of incorporation, bylaws or equivalent organizational documents;

(v) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend (other than the Company’s regular quarterly dividend which shall not be in excess of $0.07 per share) or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (A) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company, (B) dividends paid by any Subsidiary that is not, directly or indirectly, wholly owned by the Company in the ordinary course of business consistent with past practice, and (C) issuances of shares of Company Common Stock upon the exercise of Company Stock Options which are outstanding as of the date of this Agreement and in accordance with their terms in effect on the date of this Agreement;

(vi) issue, deliver, sell, encumber or otherwise dispose of, or authorize the issuance, delivery, sale, encumbrance or disposition of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options, under Company Option Plans, which are outstanding as of the date hereof in accordance with their present terms;

(vii) grant any stock options, stock appreciation rights, phantom stock rights, profit participation rights or other equity-based compensation benefits or rights to acquire securities or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such Company Option Plans, except as expressly permitted by this Agreement;

(viii) (A) increase benefits under any Benefit Plan or Foreign Plan, except in the ordinary course of business consistent with past practice, (B) increase funding under (or take action to fund) any Benefit Plan or Foreign Plan, except in the ordinary course of business consistent with past practice or as required by applicable Legal Requirements, (C) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan or Foreign Plan or is required to satisfy applicable Legal Requirements) or terminate any Benefit Plan or Foreign Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan or Foreign Plan if it were in existence as of the date of this Agreement, (D) grant or agree to grant any increase in the rates of salaries or compensation payable (including grants of stock options), or provide other benefits not generally available to all employees, to any director, officer or employee except, with respect to non officer/director employees, in the ordinary course of business consistent with past practice (and other than as required by Legal Requirements or pursuant to Contracts in effect as of the date hereof that are disclosed in Section 5.1(viii) of the Company Disclosure Schedule), (E) loan any money to any director, officer or employee, or any member of their immediate families (as defined in Regulation S-K, Item 404), except for employee loans made in accordance with past practice that do not exceed $10,000 individually or $50,000 in the aggregate, (F) other than as required by applicable Legal Requirements, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined except as required by applicable Legal Requirements, (G) except as required by applicable Legal Requirements or in accordance with the Company’s severance practice described in Section 3.17(a) and 3.17(k) of the Company Disclosure Schedule implemented in the ordinary course of business consistent with past practice, take any action that could give rise to severance benefits payable to any officer, director or employee of the Company or any of its Subsidiaries, including as a result of consummation of any of the transactions contemplated by this Agreement or the Shareholder Agreement; or (H) hire new employees, or terminate the employment of existing employees, except in the ordinary course of business consistent with past practice;

(ix) directly or indirectly acquire, make any investment in, or make any capital contributions or loans to, any Person (other than in or to a Subsidiary of the Company), except for employee loans made in accordance with past practice that do not exceed $10,000 individually or $50,000 in the aggregate;

(x) acquire any asset or make any capital expenditures in excess of $500,000 in any one instance or $5,000,000 in the aggregate, except for purchases of raw materials, components or supplies in the ordinary course of business consistent with past practice;

(xi) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness, guarantee any indebtedness of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice and in amounts not to exceed $250,000 at any time outstanding, (B) draws under the Company’s existing line of credit upon the terms and subject to the conditions thereof in effect on the date of this Agreement, (C) Indebtedness between the Company and any of its direct or indirect wholly-owned Subsidiaries, (D) draws by a Subsidiary of the Company against its credit facility upon the terms and subject to the conditions thereof in effect as of the date of this Agreement and (E) loans, advances or short-term Indebtedness made or incurred in connection with the purchase of raw materials, equipment and supplies in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practice;

(xii) pay, discharge, settle or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive or assign any claims or rights of substantial value or any other benefit, except for the payment, discharge, settlement, satisfaction, waiver or assignment, in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;

(xiii) settle or compromise any Action (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of Actions where the amount paid by the Company or any of its Subsidiaries (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves therefor on its balance sheet included in the Company’s Form 10-K for the period ended December 31, 2005, or with respect to any individual Action that does not exceed $500,000;

(xiv) make or change any material income Tax election, amend any material income Tax election, change any annual Tax accounting period, change in any material respect any method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xv) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, change any of the accounting practices or principles used by it;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(xvii) maintain insurance in a manner materially inconsistent with past practice;

(xviii) enter into any transaction with any of its affiliates (or their respective family members), other than (A) pursuant to arrangements in effect on the date hereof that are disclosed in Section 5.1(xviii) of the Company Disclosure Schedule, (B) transactions between the Company and its Subsidiaries in the ordinary course of business consistent with past practice or (C) the employment of family members at reasonable rates of pay for temporary summer employment;

(xix) increase the compensation payable to Lehman Brothers by the Company or any of its Subsidiaries (or by the Purchaser of the Surviving Corporation following the Merger) or otherwise modify or amend any of the material terms of the Company’s agreement with Lehman Brothers in effect on the date of this Agreement to the extent such terms relate to compensation, in each case in connection with Lehman Brothers’ engagement with respect to the transactions contemplated hereunder, including the Merger, or pay or agree to pay any other material compensation to Lehman Brothers in connection with this Agreement and the transactions contemplated hereunder, including the Merger;

(xx) amend, modify or terminate a Material Lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or other similar Legal Requirement (determined without regard to terminations of employment occurring on or after the Effective Time);

(xxi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;

(xxii) change any of the material terms pursuant to which its products are generally sold, other than negotiation of individual contracts or purchase orders in the ordinary course of business consistent with past practice (including customary discount arrangements with distributors);

(xxiii) enter into new lines of business (other than in accordance with business plans of the Company or any of its Subsidiaries that have been disclosed to the Purchaser prior to the date of this Agreement or discontinuations of products scheduled as of the date of this Agreement) or cease to engage in any material line of business in which the Company or any of its Subsidiaries is engaged as of the date of this Agreement; or

(xxiv) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2  Preparation of the Proxy Statement; Cooperation on FCPA Matters.

(a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. Thereafter, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to be mailed to its shareholders as promptly as reasonably practicable. Each of the Purchaser and Merger Sub shall furnish all information concerning its participation in the Merger transaction and itself and its Subsidiaries to the Company as may be reasonably requested in connection with the Merger transaction and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(A) and 14(D) thereof and the respective regulations promulgated thereunder, (ii) the applicable rules and regulations of NYSE and (iii) the CGCL. Prior to filing or mailing the Proxy Statement, any related proxy materials or any amendment or supplement thereto, the Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on the material to be filed or mailed.

(b) The Proxy Statement shall include the Company Board Recommendation, except only as otherwise permitted by Section 5.5(c) of this Agreement.

(c) The Company shall notify the Purchaser promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Purchaser with copies of all correspondence with the SEC, as promptly as practicable, with respect to the Proxy Statement. The Parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof. The Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed response (written or oral) to any such comment or request for information and shall make all changes to such responses as reasonably may be requested by the Purchaser; provided, however, that the Company shall not be required to make such changes requested by Purchaser solely to the extent such requests are directly related to (i) the characterization by the Company of any Acquisition Proposal if the Company believes in good faith that its characterization of any such Acquisition Proposal is factually accurate with respect to the terms and conditions of such Acquisition Proposal or (ii) the Company Board Recommendation.

(d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Shareholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its shareholders each such amendment or supplement.

(e) The Company shall promptly (i) notify the Purchaser and Merger Sub following receipt of any written communication from, or non-written communication with, the U.S. Department of Justice or the SEC or any other Governmental Authority or their respective staffs that relates to the FCPA or any other similar Legal Requirement, and (ii) provide the Purchaser with copies of all related written communication, and a reasonably detailed explanation of all non-written communication. The Parties shall cooperate in good faith in connection therewith, and in responding to and otherwise interacting with such Governmental Authorities. The Company shall provide, to the extent practicable, the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed communication (written or oral) to or with any such Governmental Authority, and shall make all changes to such communications as reasonably may be requested by the Purchaser. Notwithstanding the foregoing, the Company shall not be obligated to provide the Purchaser with any communication or other information to the extent expressly prohibited by applicable Legal Requirements.

Section 5.3  Access to Information.

Throughout the period prior to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records as may be reasonably requested in connection with the consummation of the Merger, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Legal Requirements. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser shall hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 5.4  Company Shareholders’ Meeting.

The Company shall establish a record date for and cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Shareholders’ Approval (such meeting, the ‘‘Company Shareholders’ Meeting”). In connection with the Company Shareholders’ Meeting, the Company, acting through its board of directors, will, subject to Section 5.5(c), (i) recommend the approval of this Agreement and the Merger and (ii) otherwise comply with all Legal Requirements applicable to such meeting. Without limiting the generality of the foregoing, but subject to the termination rights of the Parties, the Company’s obligations pursuant to this Section 5.4 shall not be affected by the commencement, proposal, disclosure or communication to the Company or otherwise of any Acquisition Proposal (including a Superior Proposal).

Section 5.5  No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of the Company and each of its Subsidiaries not to, directly or indirectly:

(i) solicit, initiate, participate in, or knowingly encourage any Acquisition Proposal, or engage in any discussions or negotiations with any Person regarding an Acquisition Proposal;

(ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or

(iii) waive or modify any confidentiality, standstill or similar agreement with any third party;

provided that, prior to obtaining the Company Shareholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide proposal or offer regarding an Acquisition Proposal if the board of directors of the Company has (i) determined in good faith (after consulting with a financial advisor of nationally recognized reputation) that such proposal or offer constitutes or reasonably could be expected to lead to a Superior Proposal; (ii) provided written notice to the Purchaser of its intent to furnish information or enter into discussions with such Third Party prior to taking any such action and (iii) obtained from such Third Party an executed confidentiality agreement and standstill agreement on terms no less restrictive with respect to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Third Party or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part), except that such confidentiality agreement may permit such Third Party to share confidential information with its financing sources and Representatives, provided that the Company shall cause the Third Party to agree that such financing sources and Representatives shall also keep such information confidential in accordance with the terms of the Confidentiality Agreement.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal from a Third Party (i) for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, (ii) which a majority of the entire board of directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, who may be the Company’s regularly engaged outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the board of directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s shareholders to the Merger, including any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such proposal and (iii) that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the board of directors of the Company, such contingency is reasonably capable of being satisfied by such Third Party within a reasonable period of time.

(b) The Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall notify the Purchaser and Merger Sub (orally and in writing) as promptly as practicable (but in no event later than one (1) Business Day) after receipt by the Company (or any of its Representatives) of any proposal or offer for, any Acquisition Proposal, including any amendments or proposed amendments thereto. Such notice shall identify the material terms and conditions of any such Acquisition Proposal, including the identity of the Third Party making or considering making such Acquisition Proposal.

(c) Neither the Company’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser or Merger Sub, the Company Board Recommendation or any similar recommendation of any committee of the Company’s board of directors (any of the foregoing actions being a “Change in the Company Recommendation”) or (ii) approve or recommend, or agree to approve or recommend or take a position with respect to, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with respect to, any Acquisition Proposal (except for a confidentiality agreement and standstill agreement with respect to an Acquisition Proposal to the extent permitted under Section 5.5(a)). Notwithstanding the foregoing, (A) if the Company’s board of directors determines in good faith before the Company Shareholders’ Approval is obtained and after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel) and a financial advisor of nationally recognized reputation that the failure to announce a Change in the Company Recommendation is likely to be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Legal Requirements, then the Company’s board of directors may make a Change in the Company Recommendation; and (B) if after considering an Acquisition Proposal, the Company’s board of directors determines that the Acquisition Proposal constitutes a Superior Proposal, the Company may enter into a definitive agreement to implement such Superior Proposal (in the form previously provided to the Purchaser as provided below), but only (1) after providing written notice to the Purchaser (a “Notice of Superior Proposal”) advising the Purchaser that the Company’s board of directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Third Party making such Superior Proposal and indicating that the Company’s board of directors intends to effect a Change in the Company Recommendation, accompanied by a copy of the definitive agreement proposed to be entered into with such Third Party, (2) if the Purchaser does not, within three (3) Business Days after the Purchaser’s receipt of the Notice of Superior Proposal, make an offer that is at least as favorable to the Company’s shareholders from a financial point of view (as determined in good faith by the board of directors of the Company) as such Superior Proposal and (3) if simultaneously with executing such definitive agreement the Company (x) terminates this Agreement and (y) pays the Termination Fee to the Purchaser.

(d) Nothing contained in this Section 5.5 shall prevent the Company from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company shareholders if, in the good faith judgment of the Company’s board of directors (after consulting with its outside legal counsel, who may be the Company’s regularly engaged outside legal counsel) failure to so disclose would be inconsistent with applicable Legal Requirements; provided, that in connection therewith neither the Company nor the Company’s board of directors nor any committee thereof shall, except as specifically permitted herein, make a Change in the Company Recommendation.

Section 5.6  Reasonable Best Efforts; Consents.

Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party that is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, the German Regulation (if required) or any other similar laws, (ii) the defending of any lawsuits or other legal proceedings before any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Purchaser each use their respective reasonable best efforts to comply as promptly as practicable with any other laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person in connection with such transactions is necessary. The Company and the Purchaser each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration that is necessary under the HSR Act, the German Regulation (if required) or any other such laws. The Company and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in respect of any such filing, registration or declaration, and shall use their respective reasonable best efforts to comply promptly with any such inquiry or request (and, unless precluded by applicable Legal Requirements, provide copies of any such communications that are in writing). Neither Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate in such meeting. The Parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. Neither the Purchaser nor Merger Sub will be required by this Section 5.6 to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that (x) requires the divestiture of any assets of any of the Purchaser, Merger Sub, the Company or any of their respective Affiliates, (y) limits the Purchaser’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of the Purchaser’s or its Affiliates’ other assets or businesses or (z) requires or comprises any other material financial or other concession or (ii) waive any condition to closing contained in Article VII.

Section 5.7  Employee Benefits.

(a) Until December 31, 2007, the Purchaser shall provide, or shall require the Surviving Corporation to provide, U.S. and U.K. employees of the Surviving Corporation and its Subsidiaries with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time; provided that, subject to subsection (b) of this Section 5.7, nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan, Foreign Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable Legal Requirements are otherwise satisfied. Nothing in this subsection (a) shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any employee in effect immediately prior to the Effective Time.

(b) Without limiting the generality of subsection (a) of this Section 5.7, the Surviving Corporation shall continue to maintain the Diagnostic Products Corporation Retirement Plan until December 31, 2007, and shall provide employees of the Surviving Corporation with levels of matching contributions, fixed contributions, and variable contributions under such plan that are no less, when expressed as a percentage of a participant’s compensation, than the levels of each of such type of contributions made by the Company to its employees under such plan for the plan year ending on December 31, 2005.

(c) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation or any of its Subsidiaries participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived or would otherwise not be excluded under the Benefit Plans or Foreign Plans in which such employees were participating immediately prior to the Effective Time, (ii) credit all deductibles and co-pays paid under any of the Company’s or any of its Subsidiaries’ health plans toward deductibles and co-pays under the health plans of the Surviving Corporation or its Subsidiaries and (iii) recognize all service of the employees of the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting under any employee benefit plan, severance policy, vacation, sick, holiday or other paid leave policy, and for purposes of benefit accrual under any severance policy, vacation, sick, holiday or other paid leave policy, of the Surviving Corporation or the Purchaser in which such employees may be eligible to participate after the Effective Time to the same extent taken into account under the corresponding plan or policy in which such employees participated immediately prior to the Effective Time. Notwithstanding any terms of the applicable vacation policy of the Purchaser to the contrary, each of the employees of the Surviving Corporation and its Subsidiaries shall continue to be entitled to at least that number of days of vacation per year as they had become entitled to under the terms of the applicable vacation policy of the Company or such Subsidiary of the Company prior to the Effective Time.

(d) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Time, with or without cause. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries) any rights or remedies under or by reason of this Agreement.

Section 5.8  Control of Other Party’s Business.

Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.9  Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of not less than six (6) years following the Effective Time, the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of the Company and its Subsidiaries (such persons, the “Indemnified Parties”) to at least the same extent such persons are indemnified as of the date hereof by the Company pursuant to the Company’s or any of its Subsidiaries’ articles of incorporation and bylaws or pursuant to indemnification agreements with such persons, in each case as in existence on the date hereof, arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) articles of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors and officers and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of the Company.

(b) The Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to maintain for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (A) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous individually or in the aggregate to the Indemnified Parties, (B) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their reasonable best efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (C) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (which the Company represents and warrants to be the amount set forth in Section 5.9(b) of the Company Disclosure Schedule) (the “Maximum Premium Amount”) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (D) if the annual premiums of such D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount. In lieu of the foregoing, the Purchaser may, or may cause the Surviving Corporation to, purchase six-(6) year tail coverage covering acts or omissions prior to the Effective Time on terms not materially less favorable to any director, officer or employee to the existing policy of the Company as in effect on the date hereof.

(c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.

(d) If the Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Purchaser or the Surviving Corporation shall assume the obligations in this Section 5.9.

(e) The Purchaser and the Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations set forth in this Section 5.9.

Section 5.10  Public Statement and Press Releases.

Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement (other than the Proxy Statement) concerning this Agreement, the Shareholder Agreement or the transactions contemplated hereby or thereby, including the Merger; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10shall be deemed to prohibit any Party or any of its affiliates from making any disclosure that is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) and (iii) nothing in this Section 5.10 shall be deemed to prohibit any Party or any of its affiliates from making any disclosure that its counsel deems necessary in order to fulfill such Party’s or affiliate’s disclosure obligations imposed by Legal Requirements or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party (on behalf of itself or its affiliates, as applicable) consults with the other Parties prior to such disclosure.

Section 5.11  Notice Obligations.

Prior to the Effective Time, each of the Company and the Purchaser shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it (in the case of the Company) or a material adverse effect on its ability to consummate the transactions contemplated hereunder (in the case of the Purchaser), (ii) that it believes would or would be reasonably likely to result in a failure of any of the conditions set forth in Article VI, VII or VIII, as applicable, to be satisfied; provided, however, that a failure to comply with this Section 5.11 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII or VIII, as applicable, to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII or VIII, as applicable, to be satisfied.

Section 5.12  Shareholder Claims.

The Company shall advise the Purchaser promptly of the assertion or purported assertion of any claims by or on behalf of shareholders of the Company against the Company or any of its officers or directors; and shall give the Purchaser a reasonable opportunity to consult in the response to and defense of any such shareholder claims. Subject to Section 5.5, the Company shall use its reasonable best efforts to defend any Actions instituted by any shareholder to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Shareholder Agreement or the transactions contemplated hereby or thereby. The Purchaser shall cooperate with the Company in its efforts to defend such Actions, provided that any request from the Company for such cooperation is reasonable.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligations of each Party to this Agreement to complete the transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions:

Section 6.1  Company Shareholders’ Approval.

The Company Shareholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the articles of incorporation and bylaws of the Company and the provisions of this Agreement.

Section 6.2  Legal Prohibition.

No Legal Prohibition shall have been enacted and be in effect; provided, however, that each of the Parties shall use their reasonable best efforts to prevent any such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Legal Prohibition.

Section 6.3  Receipt of Government Consents.

All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth in Section 6.3 of the Company Disclosure Schedule, in form reasonably satisfactory to the Parties, shall have been obtained and shall be in full force and effect as of the Closing and any waiting period (and any extension thereof) under the HSR Act shall have expired and, if required, one of the Parties shall have received a notification from the German Federal Cartel Office (Bundeskartellamt) that the requirements for a prohibition of the Merger are not met or the applicable time periods for the issue of a prohibition order by the German Federal Cartel Office shall have expired under the German Regulation.

ARTICLE VII

CONDITIONS TO THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS

The obligations of the Purchaser and Merger Sub to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:

Section 7.1  Receipt of Third Party Consents.

All consents, approvals and authorizations listed in Section 7.1 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.

Section 7.2  Performance by Company.

The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.

Section 7.3  Truth of Representations and Warranties.

Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, Material Adverse Effect or other similar terms shall be true and correct as so qualified and (ii) if not qualified by materiality, Material Adverse Effect or other similar terms shall be true and correct in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true and correct (without giving effect to any limitation as to materiality, Material Adverse Effect or other similar terms set forth therein) that has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.4  Company’s Closing Certificate.

The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, duly executed by the Chief Executive Officer, solely in such capacity on behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Purchaser’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 have been satisfied.

Section 7.5  Material Adverse Effect.

Since the date of this Agreement there shall not have been or occurred any Material Adverse Effect, or any event, change, effect or circumstance that, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect. In determining whether there has been a Material Adverse Effect, any event, change, effect or circumstance will be considered individually and in the aggregate with all other events, changes, effects or circumstances.

Section 7.6  FIRPTA Certificate.

The Company shall have delivered within thirty (30) days prior to the Closing Date a certificate in the form contemplated by Section 897 of the Code and the regulations thereunder, signed by the Company, to the effect that the Company is not and has not been within five (5) years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code.

ARTICLE VIII

CONDITIONS TO COMPANY’S OBLIGATIONS

The obligations of the Company to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

Section 8.1  Performance by the Purchaser and Merger Sub.

The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time.

Section 8.2  Truth of Representations and Warranties.

Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, material adverse effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, material adverse effect or similar term shall be true and correct in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true and correct (without giving effect to any limitation as to materiality, material adverse effect or other similar terms set forth therein) that has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 8.3  Purchaser’s Closing Certificate.

The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) to such officer’s knowledge, that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1  Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (any such date, the “Termination Date”):

(a) by the mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser upon written notice to the other Party:

(i) if the Merger has not been consummated on or before November 1, 2006 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) after the date of this Agreement, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order, in any case that is in effect, final and non-appealable and that prevents or prohibits consummation of the Merger (a “Legal Prohibition”); or

(iii) if the Company Shareholders’ Approval shall not have been obtained following a vote at the Company Shareholders’ Meeting (or any adjournment or postponement thereof);

(c) by the Purchaser upon written notice to the Company:

(i) at any time after a Change in the Company Recommendation or if the board of directors of the Company (or any committee thereof) shall have (x) approved or recommended or announced a neutral position with respect to any Acquisition Proposal or (y) failed to reaffirm its recommendation of this Agreement and the Merger within five (5) Business Days of being requested by the Purchaser to do so, or (z) resolved to do any of the foregoing;

(ii) (A) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.3 would not be satisfied, or (B) if any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3would not be satisfied, or (C) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Purchaser (or, if sooner, the date prior to the End Date);

(d) by the Company upon written notice to the Purchaser:

(i) in accordance with the terms and subject to the conditions of Section 5.5(c); provided that such termination under this clause (d)(i) shall not be effective until the Company has tendered payment of the fee required pursuant to Section 9.3(d); or

(ii) (A) if any of the Purchaser’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2 would not be satisfied, or (B) if any of the Purchaser’s and Merger Sub’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2 would not be satisfied, or (C) if any of the Purchaser’s and Merger Sub’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.1 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Company (or, if sooner, the date prior to the End Date).

Section 9.2  Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve any Party of any liability for damages resulting from any willful breach by such Party of this Agreement.

Section 9.3  Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense whether or not the Merger is consummated.

(b) Under the circumstances and at the times specified in this Section 9.3, the Company shall pay to the Purchaser a termination fee of $44,000,000 in cash (the “Termination Fee”). The amount of the Termination Fee may, in certain circumstances, be reduced as provided in Section 9.3(g).

(c) If (A) this Agreement is terminated pursuant to Section 9.1(b)(i) [End Date], 9.1(b)(iii) [No Vote], 9.1(c)(i) after a Change in Recommendation, or 9.1(c)(ii)(C) [Company Breach] by reason of a breach of Sections 5.2(a) or (b), 5.4 or 5.5, (B) prior to such termination, an Acquisition Proposal is made by any Third Party and (C) within twelve (12) months after such termination, either (1) the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with any Third Party with respect to, or consummates, an Acquisition Proposal or (2) if neither the Company nor any of its Subsidiaries has entered into an agreement or other arrangement contemplated in clause (C)(1) and any Third Party commences a tender or exchange offer that, if consummated, would result in the acquisition by such Third Party, or any affiliate thereof, making the tender or exchange offer of fifty percent (50%) or more of the Company Common Stock, then in either case the Company shall pay the Termination Fee to the Purchaser at the times provided in Section 9.3(e). The Parties agree that if a Termination Fee is paid by the Company to the Purchaser pursuant to the terms of this Section 9.3(c), then such Termination Fee (together with any expense reimbursement paid pursuant to Section 9.3(g)) shall be the Purchaser’s and Merger Sub’s exclusive remedy for the matters covered by this Section 9.3(c).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i) [Superior Proposal], then the Company shall pay the Termination Fee to the Purchaser simultaneously with such termination as provided in Section 9.1(d)(i).

(e) If the Termination Fee becomes payable pursuant to Section 9.3(c), then the Company shall pay the Termination Fee (i) within one (1) Business Day after the consummation of the transaction pursuant to the agreement or other arrangement, as the case may be and as contemplated by Section 9.3(c)(C)(1), or (ii) within one (1) Business Day after the closing of the tender or exchange offer contemplated by Section 9.3(c)(C)(2).

(f) Any payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account specified by the Purchaser.

(g) If this Agreement is terminated pursuant to Section 9.1(b)(iii) [No Vote], 9.1(c)(i) after a Change in Recommendation, or 9.1(c)(ii)(C) [Company Breach] by reason of a breach of Sections 5.2(a) or (b), 5.4 or 5.5, and if, prior to such termination, an Acquisition Proposal is made by any Third Party, then the Company shall, promptly after receipt from the Purchaser of a reasonably-detailed invoice therefor, reimburse the Purchaser for all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and other advisors) incurred by it or on its behalf in connection with or related to this Agreement, the Shareholder Agreement and all of the respective transactions contemplated thereby, including the Merger, up to a maximum aggregate amount not to exceed $7,000,000. Any Termination Fee paid after a payment pursuant to this paragraph (g) shall be reduced by the amount of the payment made pursuant to this paragraph (g).

(h) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not have entered into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1  Amendments, Waivers.

This Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after obtaining the Company Shareholder Approval, no amendment or waiver of this Agreement shall be effective that by applicable Legal Requirement or applicable rule and regulation of any relevant stock exchange or automated quotation system requires further approval of the shareholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

Section 10.2  Entire Agreement.

This Agreement, the Confidentiality Agreement, the Shareholder Agreement and the Disclosure Schedules to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the Parties, or between any two of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not contained in this Agreement or Disclosure Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. For the avoidance of doubt, all Disclosure Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

Section 10.3  Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto, and any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void; provided that Merger Sub may assign any or all of its rights and obligations hereunder to the Purchaser or any wholly-owned domestic Subsidiary of the Purchaser.

Section 10.4  Headings; Certain Construction Rules.

The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (A) all references to days or months shall be deemed references to calendar days or months and (B) any reference to a “Section” or “Article” shall be deemed to refer to a Section or article of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. If any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day. “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

Section 10.5  Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub:	Siemens Medical Solutions USA, Inc. 51 Valley Stream Parkway Malvern, Pennsylvania 19355 Facsimile No: (610) 448-1710 Attention: Secretary

with a copy to:

Siemens Corporation 153 East 53rd Street, 56th Floor New York, New York 10022 Facsimile No: (212) 258-4490 Attention: General Counsel

With a copy (which shall not constitute notice) to:	Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: John A. Healy Karl A. Roessner
Telecopier: 212-878-8375

If to the Company:	Diagnostics Products Corporation 5210 Pacific Concourse Drive Los Angeles, California 90045 Attention: Michael Ziering Telecopier: (310) 645-9999

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 Attention: C. James Levin Telecopier: 213-430-6407

Section 10.6  Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of law provisions thereof.

Section 10.7  Further Actions.

At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.8  Gender, Tense, Etc.

Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

Section 10.9  Severability.

If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. Unless such stricken provision goes to the essence of the consideration bargained for by a Party, however, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.10  No Third Party Rights.

Other than as set forth in Section 5.9 (which is intended to benefit the Indemnified Parties), nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party Persons to any Party, nor shall any provisions give any third party Persons any right of subrogation over or action against any Party.

Section 10.11  Survival of Representations and Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including Sections 5.7 and 5.9.

Section 10.12  Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

Section 10.13  Waiver of Jury Trial.

Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SIEMENS MEDICAL SOLUTIONS USA, INC.

By:	/s/ Prof. Dr. Erich R. Reinhardt
Name: Prof. Dr. Erich R. Reinhardt

Title:	Chairman

By:	/s/ Georg Obermeyer
Name: Georg Obermeyer

Title:	Chief Financial Officer

DRESDEN ACQUISITION CORPORATION

By:	/s/ Georg Obermeyer
Name: Georg Obermeyer

Title:	Treasurer

By:	/s/ Kenneth R. Meyers
Name: Kenneth R. Meyers

Title:	President

DIAGNOSTIC PRODUCTS CORPORATION

By:	/s/ Michael Ziering
Name: Michael Ziering

Title:	Chief Executive Officer

ANNEX B

LEHMAN BROTHERS

April 26, 2006
Board of Directors
Diagnostic Products Corporation
5210 Pacific Concourse Dr.
Los Angeles, CA 90045

Members of the Board:

We understand that Diagnostic Products Corporation (“DP” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Siemens Medical Solutions (“Siemens Med”), a wholly owned subsidiary of Siemens AG (“Siemens”), pursuant to which (i) Dresden Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Siemens Med, will be merged with and into the Company and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company shall be converted into the right to receive $58.50 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of April 26, 2006, among the Company, Siemens Med and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (3) publicly available information concerning Siemens and Siemens Med that we believe to be relevant to our analysis, including Siemens’s Annual Report on Form 20-F for the fiscal year ended September 30, 2005 and Siemens’s Quarterly Report on Form 6-K for the quarter ended December 31, 2005, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (5) published estimates of third party research analysts with respect to the future financial performance of the Company, (6) the trading history of the Company’s common stock from April 25, 2001 to April 25, 2006 and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) the results of efforts by the Company and Lehman Brothers to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

B-1

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company and Siemens for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We also have performed various investment banking services for Siemens in the past and have received customary fees for such services. In addition, Frederick Frank, a vice chairman of Lehman Brothers is a member of the Board of Directors of the Company.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

ANNEX C

California General Corporations Code
Sections 1300 — 1313

§ 1300. Shareholder in short-form Merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form Merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form Merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form Merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form Merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Disposition of dividends upon dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. When dissenting shares lose their status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of proceedings for compensation or valuation pending litigation

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Shares to which chapter inapplicable

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or Merger.

§ 1312. Attack on validity of reorganization or short-form Merger; Rights of shareholders; Burden of proof

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form Merger, or to have the reorganization or short-form Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form Merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form Merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form Merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form Merger or to have the reorganization or short-form Merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form Merger or to have the reorganization or short-form Merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form Merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form Merger, in any action to attack the validity of the reorganization or short-form Merger or to have the reorganization or short-form Merger set aside or rescinded, (1) a party to a reorganization or short-form Merger which controls another party to the reorganization or short-form Merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion deemed to constitute reorganization for purposes of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

DIAGNOSTIC PRODUCTS CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF SHAREHOLDERS ON JULY 27, 2006
     The undersigned hereby appoints MICHAEL ZIERING and JAMES L. BRILL, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of common stock of DIAGNOSTIC PRODUCTS CORPORATION held of record by the undersigned on June 19, 2006, at the Special Meeting of Shareholders to be held on June 27, 2006, and any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form, as set forth in the Notice of Special Meeting of Shareholders and Proxy Statement.
Retirement Plan Participants — Voting Instructions
     The undersigned participant in the Diagnostic Products Corporation Retirement Plan hereby directs the Plan trustee to vote the number of shares of DPC common stock held in the undersigned’s account on June 19, 2006, in accordance with the instructions given herein at the Special Meeting of Shareholders to be held on July 27, 2006, and any postponements or adjournments thereof. Shares in the Diagnostic Products Corporation Retirement Plan for which voting instructions are not received by July 21, 2006, will not be voted.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIAGNOSTIC PRODUCTS CORPORATION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, AND “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE TIME OF THE SPECIAL MEETING AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING TO THE EXTENT PERMITTED BY LAW.
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE REVERSE SIDE. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THIS MEETING.
(Continued, and to be marked, dated and signed, on the other side).

DIAGNOSTIC PRODUCTS CORPORATION
5210 PACIFIC CONCOURSE DRIVE
LOS ANGELES, CA 90045
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 26, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 26, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Diagnostic Products Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DIAGNOSTIC PRODUCTS CORPORATION

The Board of Directors recommends a vote “FOR” the following proposals:

		For	Against	Abstain

1.	The approval of the Agreement and Plan of Merger, dated as of April 26, 2006, among Siemens, Dresden Merger Sub and DPC, and the Merger, whereby Dresden Merger Sub, a wholly owned subsidiary of Siemens, will merge with and into DPC.	☐	☐	☐

2.	The adjournment or postponement of the Special Meeting and any adjournment thereof, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the Merger at the time of the Special Meeting.	☐	☐	☐

3.	The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting and any matters incidental thereto.

IMPORTANT: Please sign as name appears herein. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person. Joint owners should each sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date